CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the nine-months period ended September 30, 2026 and 2025 and the three-months period from July to September 30, 2026 and 2025

CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
As of September 30, 2026 and December 31, 2025
(Stated in millions of Colombian pesos)

	Note	September 30, 2026	December 31, 2025(1)
ASSETS
Cash and cash equivalents	4	25,435,508	29,916,400
Financial assets investments	5.1	45,440,913	34,317,259
Derivative financial instruments	5.2	7,927,147	4,417,863
Financial assets investments and derivative financial instruments		53,368,060	38,735,122
Loans and advances to customers		273,587,503	256,353,981
Allowance for loans, advances, and lease losses		(13,610,849)	(13,253,946)
Loans and advances to customers, net	6	259,976,654	243,100,035
Assets held for sale and inventories, net		886,887	666,361
Investment in associates and joint ventures		3,503,069	3,311,506
Investment properties	7	6,678,796	6,595,407
Premises and equipment, net		5,257,997	5,406,874
Right-of-use assets, lease		1,342,325	1,329,718
Goodwill and intangible assets, net	8	2,549,449	2,537,180
Deferred tax, net	9.6	202,021	1,750,097
Assets related to investments in subsidiaries held for sale		-	40,309,257
Other assets, net	10	9,961,549	6,094,423
TOTAL ASSETS		369,162,315	379,752,380
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	11	275,035,720	264,413,956
Interbank deposits and repurchase agreements and other similar secured borrowing	12	7,498,763	706,149
Derivative financial instruments	5.2	9,270,696	4,514,630
Borrowings from other financial institutions		9,247,574	9,356,428
Debt instruments in issue	13	6,418,109	7,409,693
Lease liabilities		1,344,152	1,325,039
Preferred shares		568,306	583,477
Current tax		2,863,545	701,452
Deferred tax, net	9.6	1,453,973	2,903,375
Employee benefit plans		942,362	947,610
Liabilities related to investments in subsidiaries held for sale		-	34,416,684
Other liabilities	14	14,464,902	11,478,253
TOTAL LIABILITIES		329,108,102	338,756,746
EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,857,491	4,857,491
Appropriated reserves	16	18,710,120	23,436,138
Retained earnings		6,169,973	3,376,023
Net income attributable to equity holders of the Parent Company		6,267,808	3,820,634
Accumulated other comprehensive income, net of tax		2,296,691	3,783,433
SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		38,782,997	39,754,633
Non-controlling interest		1,271,216	1,241,001
TOTAL EQUITY		40,054,213	40,995,634
TOTAL LIABILITIES AND EQUITY		369,162,315	379,752,380
(1)The accumulated value as of December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025
(Stated in millions of Colombian pesos, except EPS stated in units of pesos)

		Accumulated		Quarterly
	Note	2026(1)	2025(1)	2026(1)	2025(1)
Interest on loans and financial leases
Commercial		11,795,093	11,037,504	4,178,360	3,724,733
Consumer		6,836,215	5,585,598	2,312,369	1,883,526
Mortgage		3,228,028	2,711,044	1,003,113	819,226
Financial leases		2,741,326	2,397,395	981,597	804,707
Small business loans		201,835	143,745	69,250	56,506
Total interest income on loans and financial leases		24,802,497	21,875,286	8,544,689	7,288,698
Interest on debt instruments using the effective interest method	17.1	743,644	533,080	269,048	176,941
Total Interest on financial instruments using the effective interest method		25,546,141	22,408,366	8,813,737	7,465,639
Interest income on overnight and market funds		63,315	73,402	18,863	19,704
Interest and valuation on financial instruments	17.1	1,328,784	1,216,586	398,511	482,238
Total interest and valuation on financial instruments		26,938,240	23,698,354	9,231,111	7,967,581
Interest expenses	17.2	(9,975,684)	(9,115,527)	(3,488,226)	(3,007,606)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		16,962,556	14,582,827	5,742,885	4,959,975
Credit impairment charges on loans, advances and financial leases, net	6	(3,379,152)	(2,974,746)	(1,188,364)	(870,669)
Credit (impairment) recovery for other financial instruments, net	5.1 - 12	(68,351)	281	(6,558)	37,543
Total credit impairment charges, net		(3,447,503)	(2,974,465)	(1,194,922)	(833,126)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		13,515,053	11,608,362	4,547,963	4,126,849
Fees and commissions income	17.3	6,249,632	5,708,046	2,130,634	2,000,897
Fees and commissions expenses	17.3	(2,228,365)	(2,243,123)	(734,728)	(791,866)
Total fees and commissions, net		4,021,267	3,464,923	1,395,906	1,209,031
Other operating income	17.4	2,392,235	2,473,206	592,466	828,026
Dividends and net income on equity investments	17.5	418,506	378,316	116,792	121,224
Total operating income, net		20,347,061	17,924,807	6,653,127	6,285,130
Operating expenses
Salaries and employee benefits	18.1	(4,629,674)	(4,300,930)	(1,532,191)	(1,435,931)
Other administrative and general expenses	18.2	(4,393,084)	(4,318,233)	(1,480,356)	(1,435,162)
Taxes other than income tax	18.2	(1,219,288)	(1,097,672)	(406,147)	(369,505)
Wealth tax	18.2	(374,823)	-	-	-
Depreciation, amortization, and impairment	18.3	(737,271)	(724,175)	(241,646)	(241,035)
Total operating expenses		(11,354,140)	(10,441,010)	(3,660,340)	(3,481,633)
Profit continued operation before tax		8,992,921	7,483,797	2,992,787	2,803,497
Income tax from continued operation	9	(2,588,602)	(2,123,615)	(891,325)	(835,894)
Net income continued operation		6,404,319	5,360,182	2,101,462	1,967,603
Net Income (loss) from discontinued operation(1)(2)		(35,700)	389,865	-	188,723
Net income		6,368,619	5,750,047	2,101,462	2,156,326
Net income attributable to equity holders of the Parent Company		6,267,808	5,673,070	2,080,353	2,144,103
Non-controlling interest		100,811	76,977	21,109	12,223
Basic and diluted earnings per share to common shareholders, stated in units of pesos	19	6,655	5,951	2,217	2,254
From continued operation	19	6,693	5,545	2,217	2,045
From discontinued operation(1)(2)	19	(38)	406	-	209
(1)The value for Banistmo S.A. for 2026 and 2025 were presented as discontinued operations, given its classification as an asset held for sale as of December 18, 2025. This presentation is made with the purpose of ensuring the comparability of the information in accordance with the requirements set forth in IFRS 5.

(2)The accumulated value as of September 30, 2026 and 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity and Note 8. Income Tax.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2026	2025	2026	2025
Net income		6,368,619	5,750,047	2,101,462	2,156,326
Other comprehensive income/(loss) that will not be reclassified to net income
Remeasurement income related to defined benefit liability		(1,985)	15,346	(15,276)	361
Disposal of subsidiaries(1)		3,695	-	-	-
Income tax	9.5	2,992	(5,314)	6,166	151
Net of tax amount		4,702	10,032	(9,110)	512
Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized (loss)/gain		3,913	7,773	19,576	(6,056)
Disposal of subsidiaries(1)		(43,168)		-	-
Income tax	9.5	2,770	1,805	(651)	532
Net of tax amount		(36,485)	9,578	18,925	(5,524)
Gains on asset revaluation
Income tax	9.5	356	-	-	-
Net of tax amount		356	-	-	-
Total other comprehensive income that will not be reclassified to net income, net of tax		(31,427)	19,610	9,815	(5,012)
Other comprehensive income/(loss) that may be reclassified to net income
Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized gain/(loss)		44,789	47,293	9,233	49,490
Change in allowance		7,595	1,047	(8,816)	(1,486)
Income tax	9.5	(18,910)	1,927	3,202	(3,996)
Net of tax amount		33,474	50,267	3,619	44,008
Foreign currency translation adjustments:
Exchange differences arising on translating the foreign operations		(1,367,828)	(2,388,458)	(289,689)	(777,876)
Gain on net investment hedge in foreign operations		190,135	293,165	54,780	62,539
Disposal of subsidiaries(1)		(225,000)	-	-	-
Income tax	9.5	(76,054)	(112,321)	(21,912)	13,327
Net of tax amount(2)		(1,478,747)	(2,207,614)	(256,821)	(702,010)
Cash flow hedges
Net loss from cash flow hedges		(41,334)	(361)	(13,241)	-
Reclassification to the Statement of Income		32,052	145	22,925	-
Income tax	9.5	5,965	87	(3,856)	-
Net of tax amount		(3,317)	(129)	5,828	-
Associates and joint ventures
Unrealized (loss)/gain on investments in associates and joint ventures using equity method		(852)	(668)	94	(222)
Income tax	9.5	-	(479)	-	120
Net of tax amount		(852)	(1,147)	94	(102)
Total other comprehensive income that may be reclassified to net income, net of tax		(1,449,442)	(2,158,623)	(247,280)	(658,104)
Other comprehensive income, attributable to the owners of the Parent Company, net of tax		(1,480,869)	(2,139,013)	(237,465)	(663,116)
Other comprehensive income, attributable to the Non-controlling interest		(1,178)	(594)	(1,019)	(872)
Total comprehensive income attributable to:		4,886,572	3,610,440	1,862,978	1,492,338
Equity holders of the Parent Company		4,786,939	3,534,057	1,842,888	1,480,987
Non-controlling interest		99,633	76,383	20,090	11,351
(1) Corresponds to the sale of the subsidiary Banistmo S.A. was completed on June 30, 2026. For additional information, see to Note 1. Reporting Entity.
(2) The variation in the translation adjustment is mainly explained by the decrease in the representative market exchange rate, from COP 3,757.08 in December 2025 to COP 3,312.84 in September 2026.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2026 and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
					Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropriated Reserves (Note 16)	Share buyback reserve(1)	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2026	480,914	4,857,491	22,517,556	918,582	3,622,655	(5,587)	209,902	(9,170)	1,781	4,491	(40,639)	3,376,023	3,820,634	39,754,633	1,241,001	40,995,634
Transfer to profit from previous years	-	-	-	-	-	-	-	-	-	-	-	3,820,634	(3,820,634)	-	-	-
Dividend payment corresponding to 509,103,132 common shares and 444,111,532 preferred shares without voting rights, subscribed, paid and in circulation as of December 31, 2025, at a rate of COP 4,512 per share. Additionally, on August 26, 2026, the shareholders' meeting approved an extraordinary dividend at a rate of COP 1,271 per share.(2)	-	-	(1,200,665)	-	-	-	-	-	-	-	-	(4,243,931)	-	(5,444,596)	-	(5,444,596)
Constitution of reserves(3)	-	-	(2,727,413)	431,418	-	-	-	-	-	-	-	2,259,581	-	(36,414)	-	(36,414)
Share buyback	-	-	-	(536,318)	-	-	-	-	-	-	-	-	-	(536,318)	-	(536,318)
Others	-	-	-	-	-	-	-	-	-	-	-	(5,720)	-	(5,720)	-	(5,720)
Non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(69,418)	(69,418)
Disposal of subsidiaries(4)	-	-	(626,298)	-	(225,000)	-	(43,168)	-	-	-	3,695	890,771	-	-	-	-
Liquidation of subsidiaries(5)	-	-	(66,742)	-	(5,873)	-	-	-	-	-	-	72,615	-	-	-	-
Net Income	-	-	-	-	-	-	-	-	-	-	-	-	6,267,808	6,267,808	100,811	6,368,619
Other comprehensive income(6)	-	-	-	-	(1,253,747)	(3,317)	6,683	33,474	356	(852)	1,007	-	-	(1,216,396)	(1,178)	(1,217,574)
Balance as of September 30, 2026	480,914	4,857,491	17,896,438	813,682	2,138,035	(8,904)	173,417	24,304	2,137	3,639	(35,937)	6,169,973	6,267,808	38,782,997	1,271,216	40,054,213
(1) At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights and ADRs of Grupo Cibest S.A.. For further information, see Note 1. Reporting entity and Note 16. Appropriated reserves.
(2) Includes COP 56,973 related to the release of funds previously provisioned for the payment of dividends on preferred shares.
(3) Includes the release of reserves of COP 1,830,000 in August 2026.
(4) Corresponds to the sale of the subsidiary Banistmo S.A. was completed on June 30, 2026. For further information, see to Note 1. Reporting Entity.
(5) This relates to the liquidation of the subsidiary Mercom Bank, which operated in Barbados, carried out in July 2026. For further information, see Note 1. Reporting Entity.
(6) The variation in the translation adjustment is mainly explained by the decrease in the representative market exchange rate, from COP 3,757.08 in December 2025 to COP 3,312.84 in September 2026.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2026 and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
					Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropriated Reserves(1)	Share buyback reserve(2)	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2025	480,914	4,857,454	22,575,837	-	6,517,456	129	203,557	(44,070)	2,137	5,178	(39,181)	2,715,313	6,267,744	43,542,468	1,041,807	44,584,275
Transfer to profit from previous years	-	-	-	-	-	-	-	-	-	-	-	6,267,744	(6,267,744)	-	-	-
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2024, at a rate of COP 3,900 per share, as approved by the shareholders' meeting on March 14, 2025. Additionally, on April 23, 2025, the shareholders' meeting approved an extraordinary dividend at a rate of COP 624 per share.	-	-	(600,180)	-	-	-	-	-	-	-	-	(3,693,424)	-	(4,293,604)	-	(4,293,604)
Constitution of reserves	-	-	534,059	1,350,000	-	-	-	-	-	-	-	(1,916,099)	-	(32,040)	-	(32,040)
Share buyback	-	-	-	(360,630)	-	-	-	-	-	-	-	-	-	(360,630)	-	(360,630)
Realization of retained earnings(3)	-	-	-	-	-	-	(13,675)	-	-	-	-	13,675	-	-	-	-
Others(4)	-	37	-	-	-	-	-	-	-	-	-	(12,431)	-	(12,394)	-	(12,394)
Non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	93,964	93,964
Net Income	-	-	-	-	-	-	-	-	-	-	-	-	5,673,070	5,673,070	76,977	5,750,047
Other comprehensive income	-	-	-	-	(2,207,614)	(129)	9,578	50,267	-	(1,147)	10,032	-	-	(2,139,013)	(594)	(2,139,607)
Balance as of September 30, 2025	480,914	4,857,491	22,509,716	989,370	4,309,842	-	199,460	6,197	2,137	4,031	(29,149)	3,374,778	5,673,070	42,377,857	1,212,154	43,590,011
(1) The transaction for COP (600,180) corresponds to the payment of extraordinary dividend approved by the shareholders' meeting held on April 23, 2025.
(2) At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights and ADRs of Grupo Cibest S.A., up to an amount of one trillion three hundred fifty billion Colombian pesos COP 1,35 trillion. As of July 2025, the Grupo Cibest S.A. has bought back 7,252,194 shares worth COP 360,630. For further information, see Note 1. Reporting entity.
(3) Realization of retained earnings from equity securities through OCI, corresponds to the sale of the investment in Bladex for COP 10,025 and partial payments of asset-backed securities investments for COP 3,650.
(4)The transaction for COP 37 in additional paid in capital corresponds to Grupo Cibest, recorded upon its capitalization.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-month period ended September 30, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	2026	2025(1)
Net income		6,368,619	5,750,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.3	710,944	758,333
Other assets impairment	18.3	38,334	42,990
Impairment of investments in associates and joint ventures	17.5	666	-
Reclassification of foreign exchange differences from OCI related to discontinued operations		77,482	-
Equity method	17.5	(289,001)	(255,284)
Credit impairment charges on loans and advances and financial leases		3,490,063	3,049,740
Credit impairment charges / (reversals) on off balance sheet credit and other financial instruments		71,312	(24,935)
Gain on sales of assets		(176,414)	(155,700)
Gain on sale and fair value measurement of investments		(2,945,058)	(2,279,745)
Gain upon disposal of investment in associates and joint ventures	17.5	(251)	(11,508)
Loss from valuation on derivative financial instruments		680,269	405,182
Income tax	9	2,597,646	2,196,712
Wealth tax	9.2 - 18.2	374,823	-
Bonuses and short-term benefits		813,663	757,915
Dividends	17.5	(105,532)	(69,171)
Investment property valuation	17.4	(153,721)	(91,041)
Effect of exchange rate changes		(652,262)	(699,631)
Other non-cash items		(4,443)	(36,010)
Net interest		(15,099,423)	(13,426,775)
Change in operating assets and liabilities:
Decrease in derivative financial instruments		529,200	573,256
Increase in accounts receivable		(2,091,640)	(251,271)
Increase in loans and advances to customers		(26,693,881)	(16,687,037)
Increase in other assets		(1,564,562)	(595,800)
Increase in accounts payable		1,210,381	552,357
Decrease in other liabilities		(565,161)	(45,582)
Increase in deposits by customers		20,915,913	13,744,266
(Decrease) / increase in estimated liabilities and provisions		(7,410)	2,570
Net changes in investment securities recognized at fair value through profit or loss		(7,050,998)	(1,440,329)
Proceeds from sales of assets held for sale and inventories		632,921	1,048,095
Recovery of charged-off loans		546,941	647,383
Income tax paid		(2,141,346)	(1,891,849)
Wealth tax paid		(374,823)	-
Dividends received		170,051	144,144
Interest received		25,040,781	23,674,190
Interest paid		(10,113,277)	(10,043,072)
Net cash (used) / provided by operating activities		(5,759,194)	5,342,440
Cash flows from investment activities:
Purchases of debt instruments at amortized cost		(3,171,554)	(1,442,626)
Proceeds from maturities of debt instruments at amortized cost		474,870	791,490
Purchases of debt instruments at fair value through OCI		(676,899)	(351,887)
Proceeds from debt instruments at fair value through OCI		715,743	791,605
Purchases of equity instruments at fair value through OCI in associates and joint ventures		(19,369)	(14,480)
Proceeds from equity instruments at fair value through OCI in associates and joint ventures		33,116	69,641
Proceeds from disposal of subsidiaries, net of cash transferred(2)		657,144	-
Purchases of premises and equipment and investment properties		(1,424,946)	(1,259,595)
Acquisition of subsidiaries		(73,001)	-
Proceeds from sales of premises and equipment and investment properties		314,120	370,945

Purchase of other long-term assets		(180,167)	(159,079)
Net cash used in investing activities		(3,350,943)	(1,203,986)
Cash flows from financing activities:
Increase in repurchase agreements and other similar secured borrowing		6,531,805	2,185,576
Proceeds from borrowings from other financial institutions		4,919,943	6,237,455
Repayment of borrowings from other financial institutions		(5,129,739)	(9,285,494)
Payment of lease liability		(123,404)	(157,134)
Placement of debt instruments in issue		1,173,686	2,425,500
Payment of debt instruments in issue		(2,184,686)	(1,321,132)
Dividends paid		(2,063,052)	(5,196,332)
Buyback of shares	16	(536,318)	(360,630)
Decrease in non-controlling interests		(69,418)	(5,739)
Net cash provided (used) in financing activities(3)		2,518,817	(5,477,930)
Effect of exchange rate changes on cash and cash equivalents		(1,407,333)	(1,008,421)
Decrease in cash and cash equivalents		(6,591,320)	(1,339,476)
Cash and cash equivalents at beginning of the period	4	33,434,161	32,844,099
Cash and cash equivalents at end of the period	4	25,435,508	30,496,202
(1)As of September 30, 2026 and 2025, the statement of cash flows includes the cash movements corresponding to each of the activities of Banistmo S.A., which is classified as a discontinued operation. For more information, see Note 1. Reporting Entity.
(2)Corresponds to the net effect of the sale proceeds from Banistmo S.A. amounting to COP 4,817,167 and the cash balance of COP 4,160,023 that ceased to be consolidated.
(3)For further information about the reconciliation of the balances of liabilities from financing activities, see Note 21 Liabilities from financing activities.

The consolidated statement of cash flows includes the following non-cash transactions, which were not reflected in the Condensed Consolidated Interim Statement of Cash Flows:
•As of September 30, 2026 and 2025, restructured loans and returned assets that were transferred to assets held for sale, inventories, and other assets for COP 753,199 and COP 261,234, respectively.

•As of September 30, 2026, the Cibest Corporate Group, through the Fondo Colombia Inmobiliario, completed the sale of an investment property for COP 244,905, the proceeds of which had been partially received in 2025, with the remaining balance recorded as an account receivable. For more information, see Note 7. Investment Properties.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
Figures are expressed in millions and billions (where indicated) of Colombian pesos.
Figures in foreign currency are expressed in thousands of units of the respective currency.

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A., hereinafter 'Grupo Cibest', 'Cibest Corporate Group' is a listed issuer on the Colombian Stock Exchange (BVC) as well as on the New York Stock Exchange (NYSE), since 2025. Grupo Cibest's main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was incorporated under the name Grupo Cibest S.A., according to public deed number 10,594, dated September 25, 2024, from the Fifteenth Notary's Office of Medellin.

The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.

The corporate purpose of Grupo Cibest is to invest in movable and immovable property, and especially, invest in shares, quotas or interest shares, or any other participation title in Colombian and/or foreign companies or entities, and the administration of said investments.

Grupo Cibest’s bylaws are formalized in the public deed number 386 dated May 12, 2025, from the Thirtieth Notary's Office of Medellin.

On May 12, 2025, according to public deed number 386 from the Thirtieth Notary's Office of Medellin, a partial spin-off agreement was formalized, whereby Bancolombia S.A. ('Bancolombia'), as the spinning-off entity, transferred part of its assets without dissolution to Grupo Cibest, as the beneficiary entity.

This transaction was first announced to the market on October 29, 2024, approved at the extraordinary shareholders’ meeting of Grupo Cibest, held on February 20, 2025, and at the extraordinary shareholders’ meeting of Bancolombia, held on April 23, 2025. It was authorized by the Financial Superintendence of Colombia through Resolutions number 0356 dated February 28, 2025, and number 0901 dated May 7, 2025.

On May 16, 2025, the market was informed of the completion of corporate transactions aimed at the evolution of the corporate structure of the Cibest Corporate Group. Upon completion of these transactions, Grupo Cibest became the parent or holding company of all financial entities and other subsidiaries, including Bancolombia (collectively referred to as Cibest Corporate Group).

As a result of these transactions, Bancolombia's shareholders (excluding Grupo Cibest) became shareholders of Grupo Cibest, which issued in their name the same number and class of shares (Common Shares and Preferred Shares), maintaining the same terms, conditions, and ownership percentages. The shares previously held in Bancolombia (excluding those held by Grupo Cibest) were cancelled. Holders of Bancolombia American Depositary Shares (ADRs) received equivalent ADRs of Grupo Cibest, and their Bancolombia ADRs were cancelled.

The Common Shares and Preferred Shares issued by Grupo Cibest are listed on the Colombian Stock Exchange (BVC) under the symbols CIBEST and PFCIBEST, respectively. The ADRs representing Preferred Shares are listed on the NYSE under the symbol CIB, the same symbol under which Bancolombia’s ADRs were previously traded.

The Common Shares, Preferred Shares, and ADRs issued by Grupo Cibest became tradable as of Monday, May 19, 2025.

At the ordinary meeting of Cibest’s General Shareholders’ Assembly held on March 24, 2026, the termination of the share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs), which had been approved by the Shareholders’ Assembly on June 9, 2025, was approved. Likewise, the implementation of a new share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs) was approved, for an amount of up to one trillion three hundred and fifty thousand million Colombian pesos (COP 1,350,000 million), for a term of up to three (3) years, counted from the approval of the Repurchase Program regulations by the Board of Directors, which took place on April 21, 2026. For further information, , see Note 16. Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.

Cibest Corporate Group has national and international presence in Colombia, the United States, Puerto Rico, Panama, Guatemala, and El Salvador, and operates in the following segments: Banking Colombia, Banking El Salvador, Banking Guatemala, International Banking, Leases and Others (these include Fiduciaria Bancolombia, Banca de Inversión Bancolombia and Valores Bancolombia) and Banking Panama (discontinued operation, sale completed on June 30, 2026) .These activities are described in Note 3. Operating Segments.

Regarding the subsidiaries of Cibest Corporate Group:

Operations in the Cayman Islands through Sinesa Cayman, Inc. (formerly Bancolombia Cayman) have been cancelled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the surrender of the banking license pursuant to Section 20(1)(a) of the Banks and Trust Companies Act (2021 Revision) (“BTCA”), thereby cancelling the license as of that date. No longer a banking entity, the company changed its corporate name to Sinesa Cayman, Inc. on June 20, 2024, and is currently undergoing dissolution and liquidation before the Cayman Islands Companies Registry.

On August 27, 2025, the Extraordinary Shareholders’ Meeting of Bancolombia approved the voluntary delisting of Bancolombia's Common Shares and Preferred Shares from the National Registry of Securities and Issuers (RNVE) and the Colombian Stock Exchange (BVC). In line with this decision, the BVC formally notified the Bank of the delisting of the securities from its trading systems, effective as of September 19, 2025.

Moreover, on December 18, 2025, it was announced to the market the execution of a share purchase agreement with Inversiones Cuscatlán Centroamérica S.A. for the sale of 100% of the shares of Banistmo S.A. The agreed purchase price was USD 1,418,000 (subject to customary adjustments at the closing of the transaction) and will be paid in full on the closing date, once the required regulatory authorizations in Panama have been obtained and the conditions set forth in the share purchase agreement have been fulfilled.

On June 19, 2026, Estrategias Cibest S.A.S. entered into a share purchase agreement to acquire 100% of the shares of Avista (1,407,137 ordinary shares), thereby obtaining full control of the company. Avista Colombia S.A.S. BIC is a Colombian financial services company with a technology-driven approach, specializing in the origination, administration, and collection of payroll-deducted loans for pensioners and employees, complemented by personal loans, debt consolidation products, insurance, and assistance services. Its digital operating model facilitates access to financing solutions through agile processes and proprietary technological platforms. For more information, see Note 8.1. Business combination.

On June 30, 2026, the sale of Banistmo S.A. was completed. As a result of the closing, Grupo Cibest transferred to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), 100% of the shares of Banistmo in exchange for the agreed and previously disclosed purchase price. The purchase price was paid with funds from La Hipotecaria and an international syndicated financing. As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Inversiones Cuscatlán.

In July 2026, the voluntary liquidation process of Mercom Bank Ltd. was completed, in accordance with the authorization issued on May 7, 2026. As part of this process, the assets and liabilities related to the Barbados operations were transferred to other entities, leaving both the loan portfolio and deposit portfolio balances at zero. The liquidation was approved by the Public Registry, and the Central Bank of Barbados confirmed compliance with all applicable requirements, as well as the cessation of the Bank’s operations and its removal from the list of institutions licensed by that authority.

On July 31, 2026, Grupo Cibest announced that, following the authorization granted by the Financial Superintendency of Colombia to Nequi S.A. Compañía de Financiamiento to carry out throughout Colombia the activities inherent to the corporate purpose of a financing company, Nequi would begin operations as a financial entity within Grupo Cibest on September 1, 2026, upon completion by Bancolombia S.A. of the transfer of the assets, liabilities and contracts associated with the Nequi business line, including the products and services provided under the Nequi brand. As previously disclosed, both Nequi and Bancolombia continue to be part of Grupo Cibest.

As of September 30, 2026, Cibest Corporate Group has 32,036 employees, 35,117 banking correspondents, 5,795 ATMs and operates through 795 offices.

NOTE 2. MATERIAL ACCOUNTING POLICIES
A.   Basis of preparation of the condensed consolidated interim financial statements
The condensed consolidated interim financial statements for the cumulative nine months ended on September 30, 2026, are prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting, issued by the International Accounting Standards Board (IASB). These financial statements have not been audited.

These financial statements, given their interim nature, do not include all the information and disclosures normally required for full annual financial statements and should therefore be read in conjunction with the consolidated financial statements of the Parent Company and its subsidiaries for the year ended on December 31, 2025, which were prepared in accordance with International Financial Reporting Standards (IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (IFRS IC).

Preparation of the condensed consolidated interim financial statements on a going concern basis
Management has assessed Cibest Corporate Group’s ability to continue as a going concern and confirms that the Group has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least 12 months from the end of the reporting period. Based on the liquidity position at the date of authorization of the condensed consolidated interim financial statements, Management maintains a reasonable expectation that the application of the going concern assumption remains appropriate.

These condensed consolidated interim financial statements have been prepared on a going concern basis and do not include any adjustments to the carrying amounts or classification of assets and liabilities that would be necessary if the going concern assumption were not applicable.

In Management’s opinion, these condensed consolidated interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of September 30, 2026, and the date of their authorization and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative nine months ended on September 30, 2026, and 2025, are not necessarily indicative of the results for the full year. Cibest Corporate Group considers that the disclosures are sufficient to ensure that the information presented is not misleading or biased. For this reason, the condensed consolidated interim financial statements include selected explanatory notes to explain events and transactions that are important to the users of the financial statements or represent significant materiality in understanding the changes in the Cibest Corporate Group’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for certain financial assets and liabilities, as well as investment properties, are measured at fair value. These financial assets and liabilities correspond to those designated as measured at fair value through profit or loss and to equity instruments designated at fair value through other comprehensive income (OCI) in equity. Likewise, recognized assets and liabilities designated as hedged items in a fair value hedge are adjusted in the carrying amount for changes in fair value attributable to the hedged risk. Additionally, investments in associates and joint ventures are measured using the equity method.

The condensed consolidated interim financial statements are presented in Colombian pesos (COP) and figures are stated in millions or billions, (when indicated), except for basic and diluted earnings per share, dividends per share and the market exchange rate, which are presented in Colombian pesos, while foreign currencies (dollars, euros, pounds sterling, etc.) are stated in thousands.

The Parent Company’s financial statements, which have been prepared in accordance with the Accounting and Financial Reporting Standards (NCIF, for their acronym in Spanish) applicable to separate financial statements, constitute the basis for regulatory compliance, the determination and distribution of dividends, as well as other appropriations approved by the shareholders.

B.   Use of estimates and judgments

The preparation of the condensed consolidated interim financial statements requires Cibest Corporate Group's Management to make judgments, estimates and assumptions that affect the application of accounting policies and the determination of the reported amounts of assets, liabilities, income and expenses.

These estimates and assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the the estimate is revised, if the change affect only that period, or in the period of the revision and subsequent periods, if the changes affect both current and future periods.

For the period ended September 30, 2026, there were not significant changes in the basis used to determine the significant estimates and judgments made by Management in applying the Cibest Corporate Group's accounting policies, compared with those applied in the consolidated financial statements for the year ended on December 31, 2025.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in Cibest Corporate Group’s consolidated financial statements for the year ended 2025, continue to be applied in these condensed consolidated interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2026, as shown below:

Recently issued accounting pronouncements

Accounting standards under assessment by Management

Amendments to IAS 28: Fair value option for investments in associates and joint ventures

On June 26, 2026, the IASB issued targeted amendments related to the use of the fair value option as an exemption from applying the equity method for certain eligible entities. These amendments are intended to clarify the scope of the entities that may elect to measure their investments in associates and joint ventures at fair value through profit or loss, instead of applying the equity method. These amendments include:

•The clarification that an entity similar to a venture capital organization, mutual fund or investment trust includes an entity whose main business activity is investing in particular types of assets, as established in IFRS 18.
•The confirmation that eligibility to apply the fair value option must be assessed based on the entity that directly holds the investment in the associate or joint venture.
•The reduction of diversity in practice regarding the interpretation of the concept of “similar entity”, promoting a more consistent application of the requirements of IAS 28.
•The alignment of the IAS 28 criteria with the new classification and presentation requirements introduced by IFRS 18, improving the comparability of financial information.

These amendments will be effective when an entity first applies IFRS 18 Presentation and Disclosure in Financial Statements, for annual reporting periods beginning on or after January 1, 2027, with earlier application permitted.

These amendments were assessed by Management, with no impact identified on Cibest Corporate Group’s condensed consolidated interim financial statements or disclosures.

IFRS 20 Regulatory Assets and Regulatory Liabilities

On May 27 2026, the Board issued IFRS 20 Regulatory Assets and Regulatory Liabilities, which establishes the criteria for the recognition, measurement, presentation and disclosure of the effects arising from rate regulation schemes. Its application will affect the financial statements of entities subject to rate regulation, such as companies that provide electricity, water and gas services, mainly in the following aspects:

•The recognition of regulatory assets and regulatory liabilities arising from differences in timing between costs and income recognized for accounting purposes and those recoverable or refundable through future rates.
•The measurement of those assets and liabilities considering the conditions established in the applicable regulatory frameworks.
•The incorporation of new presentation requirements in the financial statements, with the objective of improving transparency regarding the effects of rate regulation.

•The expansion of disclosures related to the nature, risks and financial effects of the regulatory mechanisms to which the entity is subject.
•Better comparability among regulated entities, by establishing a uniform accounting model for differences arising from rate regulation.

IFRS 20 will be effective for annual reporting periods beginning on or after January 1, 2029, with earlier application permitted.

This new standard was analyzed by Management, which concluded that it is not applicable to Cibest Corporate Group, given that the entity does not carry out activities subject to rate regulation schemes that give rise to the recognition of regulatory assets or regulatory liabilities within the scope of the standard.

IFRS 18 Presentation and Disclosure in Financial Statements

On April 9 2024, the Board issued IFRS 18 Presentation and Disclosure in Financial Statements to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that this standard will have on Cibest Corporate Group's consolidated financial statements and disclosures.

Accounting standards assessed in prior periods

The following pronouncements were assessed by Management, and no impacts were identified on Cibest Corporate Group’s condensed consolidated interim financial statements and disclosures:

•IAS 12 - International tax reform - Pillar two model rules.
•IFRS 16 - Lease liability in a sale and leaseback.
•Amendments to the classification and measurement of financial instruments - Amendments to IFRS 9 and IFRS 7.
•Annual improvements to IFRS accounting standards - Volume 11.

NOTE 3. OPERATING SEGMENTS

Operating segments are defined as components of an entity about which separate financial information is available and that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance; the CODM comprises the Cibest Corporate Group’s President (CEO) and Financial Vice President (CFO). Segment information has been prepared following the Cibest Corporate Group’s accounting policies and is presented consistently with the internal reports provided to the CODM.

The chief operating decision maker (CODM) uses a variety of information and key financial data on a consolidated basis to assess the performance and make decisions regarding the investment and allocation of resources, such as:

•Net interest margin (Net margin on financial instruments divided by average interest-earning assets).
•Return on average total assets (Net income divided by average total assets).
•Return on average stockholders’ equity.
•Efficiency ratio (Operating expenses as a percentage of interest, fees, services, and other operating income).
•Asset quality and loan coverage ratios.

The Parent Company’s consolidated structure includes the following operating segments: Banking Colombia, Banking Panama (discontinued operation), Banking El Salvador, Banking Guatemala, International Banking, Leases, and All Other segments. Segments are identified primarily by the nature of products and services and geographical footprint, consistent with the internal reporting to the CODM.

In December 2025, Cibest Corporate Group conducted a comprehensive review of the information structure used by the Chief Operating Decision Maker (CODM) for strategic decision-making and performance assessment. As a result of this analysis, adjustments were made to the presentation of the disclosed operating segments, with the purpose of ensuring that the reported information more accurately reflects the manner in which the CODM manages and oversees operational activities.

To maintain the comparability of information, prior periods have been restated in accordance with the new operating segment structure, with no impact on the consolidated results of Cibest Corporate Group.

The Cibest Corporate Group’s operating segments are are described below:

•Banking Colombia

This segment operates primarily through Bancolombia S.A., the entity responsible for providing a comprehensive range of financial products and services to the Colombian market. It serves individuals, small and medium-sized enterprises (SMEs), large corporations, and public sector entities through lending, deposit, investment, transactional banking, digital channels, and treasury solutions.

The commercial strategy is based on a segmented service model by customer type Personal, Plus and Empresarial for individuals and SMEs, and Corporate and Government for larger customers. In particular, the corporate sales force specializes in companies with more than COP 100,000 in revenues, covering 12 economic sectors: agriculture, commerce, supplies and materials manufacturing, consumer goods, financial services, health, education, construction, government, infrastructure, real estate and natural resources.

This segment is responsible for managing the operations of Grupo Cibest Consolidated with its own loan portfolio, liquidity, and the distribution of treasury products and services to its customers in Colombia.

•Banking Panama (discontinued operation)

This segment comprised the financial services provided in Panama through Banistmo S.A., its subsidiaries Banistmo Investment Corporation S.A. and Leasing Banistmo S.A., Desarrollo de Oriente S.A., as well as Banistmo Capital Markets Group Inc., an entity in a non-operating stage. In turn, Anavi Investment Corporation S.A., Steens Enterprises S.A. and Ordway Holdings S.A., also in a non-operating stage, continue to be part of the Group.
This segment also managed the own‑book loan portfolio, liquidity, and the distribution of treasury products for customers in Panama.

In 2025, the corporate reorganization of Banistmo S.A. was completed, under which 100% of its ownership interest in Valores Banistmo S.A. was spun off in favor of Cibest Panamá Assets S.A., a company 100% owned by Cibest Corporate Group.

On December 18, 2025, the Cibest Corporate Group entered into a promise to execute a share purchase agreement for the sale of 100% of the shares of Banistmo S.A. As a result, this operation is classified as a discontinued operation under IFRS 5.

On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed, and consequently the Cibest Corporate Group lost control of that entity. As a result, Banistmo S.A. was excluded from the Cibest Corporate Group operating segment structure, and its results up to the date of disposal are presented as a discontinued operation in the Condensed Consolidated Interim Financial Statements. For further information, see Note 1. Reporting Entity.

•Banking El Salvador

This segment provides comprehensive financial services in El Salvador through Banco Agrícola S.A., Banagrícola S.A., Inversiones Financieras Banco Agrícola S.A. (IFBA), Arrendadora Financiera S.A. Arfinsa, ACCELERA S.A. de C.V., Valores Banagrícola S.A. de C.V., Bagrícola Costa Rica S.A. and Gestora de Fondos de Inversión Banagrícola S.A. These entities offer banking, fiduciary, financial leasing, fund management, brokerage and credit products.

The segment also manages own‑book lending, liquidity and the distribution of treasury products and services to customers in El Salvador.

•Banking Guatemala

This segment serves the Guatemalan market through Banco Agromercantil de Guatemala S.A., Grupo Agromercantil Holding S.A., Seguros Agromercantil de Guatemala S.A., Arrendadora Agromercantil S.A., Financiera Agromercantil S.A., Agrovalores S.A., Asistencia y Ajustes S.A., Serproba S.A., Servicios de Formalización S.A., Conserjería, Mantenimiento y Mensajería S.A. (in voluntary liquidation), New Alma Enterprises Ltd., and Mercom Bank Ltd. The assets and liabilities of the operations in Barbados through Mercom Bank Ltd., an entity that completed its voluntary liquidation process in July 2026, in accordance with the authorization issued on May 7, 2026. As part of this process, the assets and liabilities related to the operations in Barbados were transferred to other entities, resulting in zero balances for the loan portfolio and deposit portfolio. The liquidation was approved by the Public Registry, and the Central Bank of Barbados confirmed compliance with all applicable requirements, as well as the cessation of its operations and its removal from the list of institutions licensed by such authority. For further information, see Note 1. Reporting entity.

This segment is also responsible for managing own‑book lending, liquidity, and the distribution of treasury products and services to customers in Guatemala.

•International Banking

This segment comprises the Cibest Corporate Group’s international operations through Bancolombia Panamá S.A., Bancolombia Puerto Rico Internacional Inc., and SINESA Cayman, Inc. (formerly Bancolombia Cayman S.A., currently being wound down). These platforms provide international banking services, foreign‑currency products, cash‑management structures, offshore funding, and financing for regional and non‑resident customers.

Operations in the Cayman Islands through SINESA Cayman, Inc. (formerly Bancolombia Cayman S.A.) have been discontinued or transferred. As of September 30, 2026, the company is in dissolution and liquidation, now that the deactivation process has been completed with the Cayman Islands Companies Registry (DICT portal). For further information, see Note 1. Reporting entity.

•Leases

The Leases segment consolidates the operating leasing, finance leasing and real‑estate asset management activities of the Cibest Corporate Group, primarily through Renting Colombia S.A.S., Valores Simesa S.A., FCP Fondo Inmobiliario Colombia, and a broad structure of autonomous estates and real estate trusts (patrimonios autónomos y fideicomisos), including: P.A. FAI Calle 77, P.A. Nomad Salitre, P.A. Nomad Central‑2, P.A. Calle 84 (2), P.A. Calle 84 (3), P.A. Nomad Distrito Vera, P.A. Nexo, P.A. Mercurio, P.A. CEDIS Sodimac, P.A. Inmuebles CEM, P.A. Calle 92 FIC‑11, P.A. FIC Edificio Corfinsura, P.A. FIC A5, P.A. FIC Inmuebles, P.A. FIC Clínica del Prado, P.A. FIC A6, P.A. Central Point, P.A. Fideicomiso Twins Bay, Fideicomiso Lote Av. San Martín, P.A. Fideicomiso Lote 30, Fideicomiso Fondo Inmobiliario Bancolombia, P.A. Florencia Ferrara, P.A. Flor Morado Plaza, P.A. Linz Graz del Río, Fideicomiso Selecto

Terrazu (Towers 1 and 2), Fideicomiso Lote C6 Cartón de Colombia, Fideicomiso Mokana Recursos, Fideicomiso River Park, Fideicomiso Ventto Zentto del Rio and Fideicomiso P.A. FTP Inversiones JMH S.A.S.
The segment manages the leasing portfolio, income‑producing real‑estate assets, project structuring and the associated treasury management.
•All other segments

This segment includes holding, investment, fiduciary operations, technology, innovation, capital markets and special‑purpose vehicles that do not meet the quantitative thresholds of IFRS 8 to be reported separately. It comprises: Grupo Cibest S.A., Inversiones Cibest S.A.S., Cibest Investment Management S.A.S., Valores Cibest S.A.S., Cibest Inversiones Estratégicas S.A.S., Sistemas de Inversiones y Negocios S.A. – SINESA, Banca de Inversión Bancolombia S.A. Corporación Financiera, Fiduciaria Bancolombia S.A. Sociedad Fiduciaria, Negocios Digitales Colombia S.A.S., Inversiones CFNS S.A.S., WOMPI S.A.S., Nequi S.A. Compañía de Financiamiento, Wenia S.A.S., Wenia Ltd., Cibest Panamá Assets S.A., P.A. Wenia, P.A. Títulos de Pagos por Ejecución, Cibest Capital Panamá S.A., Valores Bancolombia S.A. Comisionista de Bolsa, Cibest Capital Holdings USA LLC., Cibest Capital Advisory Services LLC, Estrategias Cibest S.A.S., Cibest Capital Securities LLC., Desarrollo de negocios Cibest S.A.S., Grid Terra S.A.S., Avista Colombia S.A.S. BIC, Anavi Investment Corporation S.A. (Inactive entity), Steens Enterprises S.A. (Inactive entity), Ordway Holdings S.A. (Inactive entity), Cibest Capital Panamá Fondo de Inversión., and PAY HUB S.A.

Entities in this segment carry out capital‑markets activities, brokerage services, investment advisory, technology solutions, fiduciary administration, digital innovation, investment vehicles and holding functions. They also provide strategic, operational and financial support to the Cibest Corporate Group through corporate functions, technology platforms, and the distribution of specialized products and services.

In accordance with IFRS 8, the figures reported under “All other segments” aggregate information for operating segments that individually did not meet the quantitative thresholds defined by that standard; that is, the absolute amount of their reported results represents, in absolute terms, less than 10% of the combined results of all segments, and their assets represent less than 10% of the combined assets of all operating segments of Cibest Corporate Group.

Financial performance by operating segment:

The CODM reviews the performance of the Cibest Corporate Group using the following financial information by operating segment:

Nine months ended September 30, 2026
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	23,135,596	1,400,791	1,247,184	698,311	192,998	263,360	26,938,240
Interest income on loans and financial leases	21,440,189	1,268,042	1,172,229	604,069	188,335	129,633	24,802,497
Debt investments	2,352,021	132,445	74,835	56,714	8,966	127,482	2,752,463
Derivatives, net	(345,579)	-	-	(2)	(4,303)	(1,245)	(351,129)
Liquidity operations, net	(311,035)	304	120	37,530	-	7,490	(265,591)
Interest expenses	(8,370,200)	(277,119)	(553,758)	(453,942)	(269,149)	(51,516)	(9,975,684)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	14,765,396	1,123,672	693,426	244,369	(76,151)	211,844	16,962,556
Credit impairment charges, net	(2,720,687)	(301,217)	(247,631)	(81,610)	(7,363)	(88,995)	(3,447,503)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	12,044,709	822,455	445,795	162,759	(83,514)	122,849	13,515,053
Expenses (Revenues) from transactions by the operating segments of the Group	(166,664)	(10,544)	(32,895)	213,084	(114,615)	111,634	-
Fees and commissions income(2)	4,810,190	436,340	215,942	39,334	3,023	744,803	6,249,632
Fees and commissions expenses	(1,912,382)	(213,694)	(59,673)	(9,276)	(2,320)	(31,020)	(2,228,365)
Total fees and commissions, net	2,897,808	222,646	156,269	30,058	703	713,783	4,021,267
Other operating income	1,157,940	24,626	79,352	8,940	1,180,117	(58,740)	2,392,235
Dividends and net income on equity investments(3)	69,138	1,619	1,377	15	250,669	95,688	418,506
Total operating income, net	16,002,931	1,060,802	649,898	414,856	1,233,360	985,214	20,347,061
Operating expenses(4)	(8,041,704)	(601,220)	(381,204)	(69,293)	(761,189)	(762,259)	(10,616,869)
Impairment, depreciation and amortization	(530,569)	(53,112)	(33,994)	(4,088)	(99,838)	(15,670)	(737,271)
Total operating expenses	(8,572,273)	(654,332)	(415,198)	(73,381)	(861,027)	(777,929)	(11,354,140)
Profit before income tax	7,430,658	406,470	234,700	341,475	372,333	207,285	8,992,921
(1)In September 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 17.3. Commissions.
(3)For further information see Note 17.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax and wealth tax.

Three months ended September 30, 2026
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	8,006,569	438,589	361,012	224,568	63,594	136,779	9,231,111
Interest income on loans and financial leases	7,421,246	397,497	352,188	197,839	62,130	113,789	8,544,689
Debt investments	566,475	41,106	6,410	15,437	3,278	23,540	656,246
Derivatives, net	242,705	-	-	-	(1,814)	(434)	240,457
Liquidity operations, net	(223,857)	(14)	2,414	11,292	-	(116)	(210,281)
Interest expenses	(2,982,144)	(82,281)	(163,399)	(145,312)	(91,617)	(23,473)	(3,488,226)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	5,024,425	356,308	197,613	79,256	(28,023)	113,306	5,742,885
Credit impairment charges, net	(854,523)	(100,873)	(97,129)	(55,221)	(5,048)	(82,128)	(1,194,922)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,169,902	255,435	100,484	24,035	(33,071)	31,178	4,547,963
Expenses (Revenues) from transactions by the operating segments of the Group	(75,447)	(8,346)	(11,978)	65,395	(44,258)	74,634	-
Fees and commissions income(2)	1,615,797	137,156	63,488	13,787	1,590	298,816	2,130,634
Fees and commissions expenses	(628,996)	(69,001)	(17,989)	(1,970)	(919)	(15,853)	(734,728)
Total fees and commissions, net	986,801	68,155	45,499	11,817	671	282,963	1,395,906
Other operating income	358,411	6,320	13,800	2,988	354,936	(143,989)	592,466
Dividends and net income on equity investments(3)	14,233	945	(61)	(1)	75,797	25,879	116,792
Total operating income, net	5,453,900	322,509	147,744	104,234	354,075	270,665	6,653,127
Operating expenses(4)	(2,551,645)	(193,704)	(122,325)	(20,357)	(257,777)	(272,886)	(3,418,694)
Impairment, depreciation and amortization	(171,232)	(15,581)	(10,198)	(2,021)	(32,841)	(9,773)	(241,646)
Total operating expenses	(2,722,877)	(209,285)	(132,523)	(22,378)	(290,618)	(282,659)	(3,660,340)
Profit before income tax	2,731,023	113,224	15,221	81,856	63,457	(11,994)	2,992,787
(1)In September 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 17.3. Commissions.
(3)For further information see Note 17.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax and wealth tax.

Nine months ended September 30, 2025
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	19,604,600	1,553,967	1,534,901	771,209	166,680	66,997	23,698,354
Interest income on loans and financial leases	18,271,475	1,356,613	1,409,143	650,513	170,516	17,026	21,875,286
Debt investments	1,520,056	196,796	130,885	72,511	1,183	36,773	1,958,204
Derivatives, net	(185,638)	-	-	(57)	(5,019)	(248)	(190,962)
Liquidity operations, net	(1,293)	558	(5,127)	48,242	-	13,446	55,826
Interest expenses	(7,445,389)	(330,029)	(689,813)	(510,728)	(96,930)	(42,638)	(9,115,527)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	12,159,211	1,223,938	845,088	260,481	69,750	24,359	14,582,827
Credit impairment charges, net	(2,248,822)	(253,972)	(336,014)	(100,320)	(33,927)	(1,410)	(2,974,465)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	9,910,389	969,966	509,074	160,161	35,823	22,949	11,608,362
Expenses (Revenues) from transactions by the operating segments of the Group	(218,637)	2,329	(63,484)	257,009	(83,301)	106,084	-
Fees and commissions income(2)	4,452,972	451,408	168,250	42,403	840	592,173	5,708,046
Fees and commissions expenses	(1,926,040)	(217,122)	(72,783)	(8,538)	(1,859)	(16,781)	(2,243,123)
Total fees and commissions, net	2,526,932	234,286	95,467	33,865	(1,019)	575,392	3,464,923
Other operating income	788,465	49,463	94,729	12,690	1,404,909	122,950	2,473,206
Dividends and net income on equity investments(3)	74,231	2,822	2,153	25	194,609	104,476	378,316
Total operating income, net	13,081,380	1,258,866	637,939	463,750	1,551,021	931,851	17,924,807
Operating expenses(4)	(7,290,564)	(615,719)	(492,411)	(81,092)	(721,127)	(515,922)	(9,716,835)
Impairment, depreciation and amortization	(581,547)	(62,933)	(41,357)	(1,929)	(26,126)	(10,283)	(724,175)
Total operating expenses	(7,872,111)	(678,652)	(533,768)	(83,021)	(747,253)	(526,205)	(10,441,010)
Profit before income tax	5,209,269	580,214	104,171	380,729	803,768	405,646	7,483,797
(1)In 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 17.3. Commissions.
(3)For further information see Note 17.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

Three months ended September 30, 2025
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	6,599,314	534,639	506,496	248,805	53,810	24,517	7,967,581
Interest income on loans and financial leases	6,083,086	468,670	459,323	214,724	56,522	6,373	7,288,698
Debt investments	670,093	65,780	48,731	22,776	466	13,552	821,398
Derivatives, net	(132,712)	-	-	-	(3,178)	61	(135,829)
Liquidity operations, net	(21,153)	189	(1,558)	11,305	-	4,531	(6,686)
Interest expenses	(2,475,203)	(101,549)	(230,195)	(155,761)	(31,054)	(13,844)	(3,007,606)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,124,111	433,090	276,301	93,044	22,756	10,673	4,959,975
Credit impairment charges, net	(572,434)	(110,200)	(97,909)	(42,903)	(9,669)	(11)	(833,126)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,551,677	322,890	178,392	50,141	13,087	10,662	4,126,849
Expenses (Revenues) from transactions by the operating segments of the Group	(75,514)	(534)	(18,446)	79,534	(29,939)	44,899	-
Fees and commissions income(2)	1,548,704	154,134	61,766	13,258	36	222,999	2,000,897
Fees and commissions expenses	(678,182)	(76,372)	(28,587)	(2,900)	(587)	(5,238)	(791,866)
Total fees and commissions, net	870,522	77,762	33,179	10,358	(551)	217,761	1,209,031
Other operating income	246,821	14,332	16,333	5,652	432,601	112,287	828,026
Dividends and net income on equity investments(3)	21,773	218	(17)	160	46,167	52,923	121,224
Total operating income, net	4,615,279	414,668	209,441	145,845	461,365	438,532	6,285,130
Operating expenses(4)	(2,455,994)	(205,939)	(164,210)	(27,311)	(216,755)	(170,389)	(3,240,598)
Impairment, depreciation and amortization	(195,165)	(20,290)	(12,336)	(556)	(9,165)	(3,523)	(241,035)
Total operating expenses	(2,651,159)	(226,229)	(176,546)	(27,867)	(225,920)	(173,912)	(3,481,633)
Profit before income tax	1,964,120	188,439	32,895	117,978	235,445	264,620	2,803,497
(1)In 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.

(2)For further information about income from contracts with customers, see Note 17.3. Commissions.
(3)For further information see Note 17.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

NOTE 4. CASH AND CASH EQUIVALENTS
For purposes of the Condensed Consolidated Interim Statement of Cash Flow and the Condensed Consolidated Interim Statement of Financial Position, the following assets are considered as cash and cash equivalents:

	September 30, 2026	December 31, 2025
In millions of COP
Cash and balances at central bank
Cash	8,651,269	7,981,486
Due from central banks(1)	9,117,755	8,762,476
Due from other private financial entities	5,429,966	5,985,138
Checks on hold	45,860	55,091
Remittances of domestic negotiated checks in transit	9,718	21,444
Total cash and due from banks	23,254,568	22,805,635
Money market transactions
Interbank borrowings(2)	1,867,855	2,437,175
Reverse repurchase agreements and other similar secured loans(3)	313,085	4,673,590
Total money market transactions	2,180,940	7,110,765
Total cash and cash equivalents	25,435,508	29,916,400
(1)According to External Resolution No. 3 of 2024 of Banco de la República de Colombia, which amends External Resolution No. 5 of 2008, Bancolombia S.A. must maintain reserves equivalent to 7.00% of the deposits mentioned in Article 1(a), and 2.5% of its customers' deposits with maturities of less than 18 months in Article 1(b). According to Resolution Number 177 of 2002 issued by the Guatemala Monetary Board, Grupo Agromercantil Holding through its subsidiary Banco Agromercantil de Guatemala must maintain the equivalent of 14.60% of its daily customer deposit balances as a legal banking reserve, represented in unrestricted deposits at the Bank of Guatemala. Additionally, Circular SBP-DR-CIRCULAR-2026-0012 dated January 21, 2026, communicates the decision of the Superintendency of Banks of Panama to maintain the percentage established in the General Resolution of the Board of Directors SBP-GJD-0003-2014 dated January 28, 2014, which sets at 30.00% the minimum legal liquidity ratio that Panamanian banks must maintain. Finally, in accordance with Temporary Rule NPBT-18, effective from September 9, 2026, to February 23, 2027, Banco Agricola must maintain an amount equivalent to between 1.00% and 16.00% of the average daily balances of its deposits and debt instruments in issue as a liquidity reserve, represented by unrestricted deposits or debt instruments issued by the Central Bank of El Salvador. Once the established term has ended, the bank continues to comply with the Technical Norm (NRP-28), issued by the Central Bank, under which it must maintain an equivalent amount between 1.00% and 18.00%, which has been in effect since June 23, 2021.
(2)The decrease is mainly attributable to Bancolombia S.A. and Bancolombia Panamá S.A., due to a reduction in outstanding short-term interbank placements as of September.
(3) The variation is mainly generated by the decrease in simultaneous operations with the Cámara de Riesgo Central de Contraparte in Colombia.

As of September 30, 2026 and December 31, 2025, Cibest Corporate Group had restricted cash amounting to COP 1,017,324 and COP 520,105, respectively, included within other assets in the Condensed Consolidated Interim Statement of Financial Position. These assets mainly represent margin deposits pledged as collateral in derivative contracts traded through clearing houses.

NOTE 5. FINANCIAL ASSETS INVESTMENTS AND DERIVATIVES
5.1   Financial assets investments
Cibest Corporate Group's securities portfolios measured at fair value through profit or loss, fair value through other comprehensive income and at amortized cost are presented below, as of September 30, 2026 and December 31, 2025:
As of September 30, 2026

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government(1)	23,328,319	3,070,612	2,338,193	28,737,124
Securities issued by foreign governments(2)	6,154,057	-	231,546	6,385,603
Securities issued by government entities	160,692	-	5,002,645	5,163,337
Corporate bonds	83,642	878,961	853,349	1,815,952
Securities issued by other financial institutions(3)(4)	1,303,942	32,223	276,849	1,613,014
Securities issued by securitization processes	-	-	1,740	1,740
Total debt instruments	31,030,652	3,981,796	8,704,322	43,716,770
Total equity securities	1,374,380	322,677	-	1,697,057
Total other financial instruments(5)	27,086	-	-	27,086
Total financial assets investments	32,432,118	4,304,473	8,704,322	45,440,913
(1)The increase in investments in financial assets measured at fair value through profit or loss is mainly due to the acquisition of Colombian treasury instruments (TES) by Bancolombia S.A.
(2)The change compared to December 2025 is primarily due to the maturities of bonds issued by the United States of America (U.S.) held by Bancolombia S.A.
(3)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 103,264. For further information on TIPS’ fair value measurement see Note 22. Fair value of assets and liabilities.
(4)At September 30, 2026, the Group has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP 33,474 related to debt instruments at fair value through OCI.
(5)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.

As of December 31, 2025

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government	12,615,680	2,625,566	137,017	15,378,263
Securities issued by foreign governments	9,776,321	-	344,985	10,121,306
Securities issued by government entities	152,574	-	4,125,782	4,278,356
Corporate bonds	89,471	862,158	934,475	1,886,104
Securities issued by other financial institutions(1)(2)	825,334	63,624	270,365	1,159,323
Total debt instruments	23,459,380	3,551,348	5,812,624	32,823,352
Total equity securities	1,136,645	326,977	-	1,463,622
Total other financial instruments(3)	30,285	-	-	30,285
Total financial assets investments	24,626,310	3,878,325	5,812,624	34,317,259
(1)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 93,092. For further information on TIPS’ fair value measurement see Note 22. Fair value of assets and liabilities.
(2)At December 31, 2025, the Group has recognized in the Consolidated Statement of Comprehensive Income COP 34,900 related to debt instruments at fair value through OCI.
(3)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.
The following table shows the breakdown of the changes in the gross carrying amount of the debt securities at fair value through other comprehensive income and amortized cost, in order to explain their significance to the changes in the loss allowance for the same portfolio as discussed above:
As of September 30, 2026

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Total
In millions of COP
Gross carrying amount as at 1 January 2026	6,313,062	3,050,910	9,363,972
Sales and maturities(1)	(2,997,685)	(2,625,566)	(5,623,251)
Purchases and renewals(2)	8,893,407	-	8,893,407
Business combinations(3)	1,740	-	1,740
Valuation and payments	193,713	(4,428)	189,285
Foreign Exchange	(88,976)	(50,059)	(139,035)
Gross carrying amount as at 30 September 2026	12,315,261	370,857	12,686,118
(1)Corresponds mainly to maturities of securities issued by government entities at Bancolombia S.A.
(2)Corresponds to renewals of securities issued by government entities for COP 3.6 trillion in Bancolombia S.A., mainly represented by Agricultural Development Bonds (TDA), and COP 2.4 trillion in the Colombian Government, mainly in Solidarity Bonds (TDS), considered mandatory investments that are not subject to reserve requirements.
(3)On July 31, 2026, Grupo Cibest, through Estrategias Cibest S.A.S., acquired control of Avista Colombia S.A.S. BIC, a company incorporated in Colombia that operates a technology-enabled ecosystem of financial products and services. For further information, see Note 8.1, Business Combination.

As of December 31, 2025

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2025	12,998,652	454,065	36,577	13,489,294
Reclassification to assets held for sale(1)	(4,188,943)	(100,495)	(36,577)	(4,326,015)
Transfer from stage 1 to stage 2(2)	(137,017)	137,017	-	-
Transfer from stage 2 to stage 1(3)	13,435	(13,435)	-	-
Sales and maturities	(6,740,567)	-	-	(6,740,567)
Purchases and renewals	4,570,660	2,490,647	-	7,061,307
Valuation and payments	(50,949)	135,439	-	84,490
Foreign Exchange	(152,209)	(52,328)	-	(204,537)
Gross carrying amount as at 31 December 2025	6,313,062	3,050,910	-	9,363,972
(1)The accumulated value as of December 31, 2025, includes the effects of Banistmo S.A.'s classification as asset held for sale since December 18, 2025. For more information see Note 1. Reporting Entity.
(2)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(3)Stage transfer in foreign issuers by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.

The following table shows the impairment detail for the debt instruments portfolio using the expected credit losses model:
As of September 30, 2026

Concept	Stage 1	Stage 2	Total
In millions of COP
Securities at amortized cost, net	8,333,465	370,857	8,704,322
Carrying amount	8,353,345	375,711	8,729,056
Loss allowance	(19,880)	(4,854)	(24,734)
Securities at fair value through other comprehensive income(1)	3,981,796	-	3,981,796
Total debt instruments portfolio measure at fair value through OCI and amortized cost	12,315,261	370,857	12,686,118
(1)The loss allowance on investments measured at fair value through OCI amounted to COP 11,503, classified in stage 1. Compared with 2025, the loss allowance increased by COP 7,329, mainly due to acquisitions of financial instruments amounting to COP 9,601 and COP 221 in net provisions recognized during the period, offset by a decrease of COP (2,493) related to sales and maturities.
As of December 31, 2025

Concept	Stage 1	Stage 2	Total(1)
In millions of COP
Securities at amortized cost, net	5,387,280	425,344	5,812,624
Carrying amount	5,399,656	429,664	5,829,320
Loss allowance	(12,376)	(4,320)	(16,696)
Securities at fair value through other comprehensive income(2)	925,782	2,625,566	3,551,348
Total debt instruments portfolio measure at fair value through OCI and amortized cost	6,313,062	3,050,910	9,363,972

(1) The accumulated value as of December 31, 2025, includes the effects of Banistmo S.A.'s classification as asset held for sale since December 18, 2025. For more information see Note 1. Reporting Entity.
(2) Loss allowance of investments at fair value through OCI corresponds to COP 4,174 classified in stage 1 to COP 1,757 and in stage 2 to COP 2,417.
The following table sets forth the changes in the allowance for debt instruments measured at amortized cost:
As of September 30, 2026

Concept	Stage 1	Stage 2	Total
In millions of COP
Loss allowance as of January 1, 2026	12,376	4,320	16,696
Sales and maturities	(4,794)	-	(4,794)
Purchases and renewals(1)	17,221	-	17,221
Net provisions recognized during the period(2)	(4,738)	1,103	(3,635)
Foreign Exchange(3)	(185)	(569)	(754)
Loss allowance as of September 30, 2026	19,880	4,854	24,734
(1)Corresponds to renewals of securities issued by government entities at Bancolombia S.A., as well as securities issued by the Colombian Government and purchased through P.A. Títulos de pago por ejecución.
(2)Impairment is mainly in securities issued by government entities at Bancolombia S.A.
(3)The decrease is due to the variation in the market representative rate during the year 2026.
As of September 30, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance as of January 1, 2025	33,409	8,120	17,408	58,937
Transfer from stage 1 to stage 2(1)	(1,605)	1,605	-	-
Sales and maturities(2)	(5,462)	-	-	(5,462)
New debt instruments purchased(3)	6,975	-	-	6,975
Net provisions recognised during the period	(18,988)	(3,989)	18,215	(4,762)
Foreign Exchange(4)	(1,771)	(695)	(2,825)	(5,291)
Loss allowance as of September 30, 2025	12,558	5,041	32,798	50,397
(1)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(2)The decrease compared to 2024 corresponds mainly to provisions for securities issued by foreign governments by Banagrícola S.A.
(3)Impairment is mainly in securities issued by government entities by Bancolombia S.A.
(4)The decrease is due to the variation in the market representative rate during the year 2025.
The net effect on the Consolidated Condensed Interim Statement of Comprehensive Income as of September 30, 2026, and 2025, related to investments in equity instruments at fair value through OCI, amounted to COP (36,485) and COP 9,578, respectively. See the Consolidated Condensed Interim Statement of Comprehensive Income.

Equity securities that are measured at fair value through OCI are considered strategic for the Group and, thus, there is no intention to sell them in the foreseeable future and that is the main reason for using this presentation alternative.

The following table details the equity instruments designated at fair value through OCI analyzed by listing status:

Equity securities	Carrying amount
	September 30, 2026	December 31, 2025
In millions of COP
Equity instruments at fair value through OCI:
Equity securities listed in Colombia	2	2
Equity securities listed in foreign countries	100,540	73,149
Equity securities unlisted:
Asociación Gremial de Instituciones Financieras Credibanco S.A.	106,895	125,732
Compañía de Procesamiento de Medios de Pago Guatemala (Bahamas), S. A.	27,315	34,035
Transacciones y Transferencias, S. A.	24,679	35,116
Cámara de Riesgo Central de Contraparte de Colombia S.A.	23,807	20,406
Pexton Holdings Limited	7,863	8,917
Suncolombia SAS	4,969	5,636
Derecho Fiduciario Inmobiliaria Cadenalco	4,372	4,260
Others	22,235	19,724
Total equity securities at fair value through OCI	322,677	326,977
As of September 30, 2026 and 2025, dividends received from equity investments measured at fair value through OCI amounted to COP 9,065 and COP 8,296, respectively, while investments amounting to COP 538 were derecognized in 2025. See Note 17.5. Dividends and net income on equity investments.
The following table details equity instruments designated at fair value through profit or loss:

Equity securities	Carrying amount
	September 30, 2026	December 31, 2025
In millions of COP
Equity instruments at fair value through profit or loss:
Cartera Colectiva Abierta Fiducuenta, Encargos y Derechos Fiduciarios	821,725	706,507
FCP Pactia Inmobiliario	334,447	310,211
Fondo Renta Liquidez Valores Bancolombia S.A.	90,810	39,785
Fondo de Inversión Abierto Renta Liquidez Banagrícola	38,442	3,901
Credicorp Capital Alta Liquidez	31,287	-
Enka de Colombia S.A.	14,988	15,765
Others	42,681	60,476
Total equity instruments at fair value through profit or loss	1,374,380	1,136,645
5.2  Derivative financial instruments
Cibest Corporate Group's derivative activities do not give rise to significant open positions in portfolios of derivatives. The Group and its subsidiaries enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options or swaps where the underlying are exchange rates, interest rates and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies and processes for managing the Group’s risk, please see Risk Management.
The following table sets forth the carrying values of the Group’s and its subsidiaries derivatives by type of risk as of September 30, 2026 and December 31, 2025:

Derivatives	September 30, 2026	December 31, 2025
In millions of COP
Forwards
Assets
Foreign exchange contracts	5,645,127	2,895,452
Equity contracts	81,898	59,140
Subtotal assets	5,727,025	2,954,592
Liabilities
Foreign exchange contracts	6,474,720	2,719,599
Equity contracts	5,857	8,163
Subtotal liabilities	6,480,577	2,727,762
Total forwards(1)	(753,552)	226,830
Swaps
Assets
Foreign exchange contracts	1,836,020	1,068,740
Interest rate contracts	205,257	278,454
Subtotal assets	2,041,277	1,347,194
Liabilities
Foreign exchange contracts	2,214,723	1,268,754
Interest rate contracts	346,243	371,179
Subtotal liabilities	2,560,966	1,639,933
Total swaps(2)	(519,689)	(292,739)
Options
Assets
Foreign exchange contracts	158,845	116,077
Subtotal assets	158,845	116,077
Liabilities
Foreign exchange contracts	229,153	146,935
Subtotal liabilities	229,153	146,935
Total options	(70,308)	(30,858)
Derivative assets	7,927,147	4,417,863
Derivative liabilities	9,270,696	4,514,630
(1)As of September 30, 2026, the variation was primarily attributable to Bancolombia and was associated with changes in the asset and liability positions of foreign currency forwards. This movement was mainly driven by a decrease in the number of outstanding transactions, as 12,376 of the 17,505 transactions recorded as of December 31, 2025 had matured by the reporting date.
(2)As of September 30, 2026, the variation was primarily attributable to Bancolombia, where foreign currency swaps decreased as a result of the maturity of transactions. Of the 11,415 outstanding transactions recorded as of December 31, 2025, 2,626 had matured by September 2026.

NOTE 6. LOANS AND ADVANCES TO CUSTOMERS, NET
Loans and financial leasing operating portfolio
The following is the composition of the loans and financial leasing operations portfolio, net as of September 30, 2026 and December 31, 2025:

Composition	September 30, 2026	December 31, 2025(1)
In millions of COP
Commercial	151,507,131	139,627,922
Consumer	54,572,884	52,753,546
Mortgage	36,644,627	34,416,372
Financial Leases	29,726,606	28,493,129
Small Business Loans	1,136,255	1,063,012
Total gross loans and advances to customers(2)	273,587,503	256,353,981
Total allowance	(13,610,849)	(13,253,946)
Total Net loans and advances to customers	259,976,654	243,100,035
(1) As of December 31, 2025 Banistmo S.A. was considered an asset held for sale and which had a loan portfolio of COP 28,853,418 and a provision for loan portfolio impairment of COP 1,420,269, respectively that were reclassified to Assets related to investments in subsidiaries held for sale. On June 30, 2026, the sale of Banistmo S.A. was finalized, for more information see Note 1. Reporting Entity.
(2) The increase is mainly driven by disbursements made during 2026 to date, primarily at Bancolombia S.A within the commercial portfolio, with greater activity in the corporate and other segments.

Allowance for loans losses
The following table sets forth the changes in the allowance for loans and advances and lease losses as of September 30, 2026 and 2025:
As of September 30, 2026

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2026	5,957,464	5,130,763	977,691	1,066,792	121,236	13,253,946
Loan sales(1)	(50,568)	-	-	-	-	(50,568)
Recovery of charged - off loans	88,929	337,834	19,302	56,896	3,599	506,560
Credit impairment charges on loans, advances and financial leases, net	491,083	2,585,075	172,468	70,255	60,271	3,379,152
Adjusted stage 3(2)	218,385	291,638	41,252	56,089	6,554	613,918
Charges-off(3)	(942,929)	(2,727,294)	(58,914)	(109,503)	(43,073)	(3,881,713)
Business Combination(4)	-	22,937	-	-	-	22,937
Translation adjustment(5)	(88,631)	(135,250)	(5,744)	(3,583)	(175)	(233,383)
Balance at September 30, 2026	5,673,733	5,505,703	1,146,055	1,136,946	148,412	13,610,849
(1)Corresponds to the release of loan allowances related to portfolio sales of Bancolombia S.A.
(2)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, due to the deterioration in the credit quality of financial assets, reflecting their measurement at amortized cost and the updated effective interest rate.
(3)This corresponds to charge-offs approved by the Board of Directors in accordance with the Group’s policy, which had been fully provisioned 100%. These write-offs remain under collection efforts.

(4)On July 31, 2026, Grupo Cibest, through Estrategias Cibest S.A.S., acquired control of Avista Colombia S.A.S. BIC, a company incorporated in Colombia that operates a technology-enabled ecosystem of financial products and services. For further information, see Note 8.1, Business Combination.
(5)The variation is due to the decrease in the market representative rate from COP 3,757.08 in December 2025 to COP 3,312.84 in September 2026.
.
As of September 30, 2025

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2025	7,259,230	6,497,777	1,235,177	1,088,272	99,282	16,179,738
Loan sales(1)	(298,786)	-	-	-	-	(298,786)
Recovery of charged - off loans	126,550	427,386	23,063	68,868	1,516	647,383
Credit impairment charges on loans, advances and financial leases, net(2)	496,010	2,432,838	(7,024)	43,921	83,995	3,049,740
Adjusted stage 3(3)	208,108	339,693	37,527	49,031	4,570	638,929
Charges-off(4)	(1,106,870)	(3,929,703)	(125,419)	(188,422)	(48,013)	(5,398,427)
Translation adjustment(5)	(190,632)	(211,088)	(38,749)	(4,646)	(3,273)	(448,388)
Balance at September 30, 2025	6,493,610	5,556,903	1,124,575	1,057,024	138,077	14,370,189
(1)Corresponds to the release of loan allowances related to portfolio sales of Bancolombia S.A.
(2)The net provision for impairment of the loan portfolio and finance lease operations differs from the COP 2,974,746 reported in the consolidated income statement due to Banistmo S.A.'s net loan portfolio provision expense of COP 74,994, as of September 30, 2025, classified as a discontinued operation in 2025.
(3) Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, due to the deterioration in the credit quality of financial assets, reflecting their measurement at amortized cost and the updated effective interest rate.
(4) This corresponds to charge-offs approved by the Board of Directors in accordance with the Group’s policy, which had been fully provisioned 100%. These write-offs remain under collection efforts.
(5) The variation is due to the decrease in the market representative rate from COP 4,409.15 in December 2024 to COP 3,923.55 in September 2025.

The following table presents information about the nature and effects of changes in the contractual cash flows of the loan portfolio that did not result in derecognition and the effect of these changes on the measurement of expected credit losses.

Changes in the contractual cash flows of the loan portfolio that did not result in derecognition
In millions of COP
	September 30, 2026	December 31, 2025
Loan portfolio modified during the period
Amortized cost before modification	3,984,400	6,383,018
Net gain or loss on changes	(74,399)	(194,997)
Loan portfolio modified since initial recognition
Gross carrying value of the previously modified loan portfolio for which the allowance for losses has been changed from the asset's life to the expected credit losses for 12 months.	273,769	355,652

Impact of movements in the value of the portfolio and loss allowance by Stage
September 2026 compared to December 2025
Stage 1 (12-month expected credit losses)
Exposure in Stage 1 increased by COP 16,786,529, while the loss allowance increased by COP 272,534. The growth in exposure was mainly driven by disbursement dynamics and the expansion of credit portfolios. The increase in the loss allowance is aligned with the portfolio growth and remains consistent with the risk profile observed in this Stage.

Stage 2 (Lifetime expected credit losses)
Exposure in Stage 2 increased by COP 529,461, while the loss allowance increased by COP 199,871. The growth in both exposure and loss allowance in this Stage mainly reflects specific deteriorations in clients from the agro-export sector, affected by pressures related to the exchange rate and the effects of the El Niño phenomenon in Colombia, as well as the increase in past-due loans observed in certain retail portfolios. The latter continues to be associated with households’ lower payment capacity, in a context marked by inflationary pressures and high interest rates, which continue to pose challenges to portfolio quality indicators..

Stage 3 (Lifetime expected credit losses)
Exposure in Stage 3 decreased by COP 82,468, while the loss allowance decreased by COP 115,502. This behavior continues to reflect the favorable evolution of the Group’s credit portfolio quality, supported by recoveries of previously deteriorated clients and lower inflows into default.

Variation December 2025 vs December 2024
Stage 1 (12-month expected credit losses)
The exposure in Stage 1 decreased by COP (14,743,096) and the loss allowance decreased by COP (165,889). The decrease in exposure and provision is mainly Banistmo S.A.'s classification as asset held for sale since December 18, 2025, as during 2025 the portfolio showed strong disbursement dynamics.

Stage 2 (Lifetime expected credit losses)
The exposure in Stage 2 decreased by COP (3,379,222) and the loss allowance registered a negative variation of COP (396,249). The decrease in exposure and provisions in this stage is primarily due to the Banistmo S.A.'s classification as asset held for sale since December 18, 2025, partially offset by an increase in impairment of specific clients in the commercial portfolio in Colombia and the consumer portfolio in Guatemala.

Stage 3 (Lifetime expected credit losses)
The exposure in Stage 3 decreased by COP (4,977,609) and the loss allowance decreased by COP (2,363,654). The reduction in exposure and provisions in this stage is mainly Banistmo S.A.'s classification as asset held for sale since December 18, 2025 and the strong performance observed in the portfolio during 2025.

The following explains the significant changes in the loans and the allowance for loan losses by category during the periods ended on September 30, 2026 and December 31, 2025 as a result of applying the expected credit loss model according to IFRS 9:
As of September 30, 2026

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	140,416,950	4,534,642	6,555,539	151,507,131
Consumer	47,403,970	4,259,527	2,909,387	54,572,884
Mortgage	33,298,108	1,700,631	1,645,888	36,644,627
Financial Leases	25,261,226	3,197,482	1,267,898	29,726,606
Small Business Loans	935,476	128,248	72,531	1,136,255
Total gross loans and advances to customers	247,315,730	13,820,530	12,451,243	273,587,503
Total allowance	(2,281,624)	(2,477,383)	(8,851,842)	(13,610,849)
Total Net loans and advances to customers	245,034,106	11,343,147	3,599,401	259,976,654
As of December 31, 2025

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	128,900,017	3,789,022	6,938,883	139,627,922
Consumer	45,368,880	4,597,424	2,787,242	52,753,546
Mortgage	31,451,240	1,551,976	1,413,156	34,416,372
Financial Leases	23,923,390	3,232,317	1,337,422	28,493,129
Small Business Loans	885,674	120,330	57,008	1,063,012
Total gross loans and advances to customers	230,529,201	13,291,069	12,533,711	256,353,981
Total allowance	(2,009,090)	(2,277,512)	(8,967,344)	(13,253,946)
Total Net loans and advances to customers	228,520,111	11,013,557	3,566,367	243,100,035

NOTE 7. INVESTMENT PROPERTIES
The following table presents the reconciliation between the opening and closing balances of the fair value of investment properties in the Condensed Consolidated Interim Statement of Financial Position at the end of the period:

	September 30, 2026	December 31, 2025
In millions of COP
Balance at the beginning of the year	6,595,407	5,580,109
Acquisitions(1)	-	871,551
Subsequent expenditure recognized as an asset	232,072	181,782
Sales/Write-offs(2)	(303,881)	(112,375)
Amount reclassified from property and equipment(3)	31,061	(35,441)
Amount reclassified to assets held for sale(4)	(29,584)	-
Gains on valuation	153,721	109,781
Balance at the end of the period(5)	6,678,796	6,595,407
(1)In 2025 corresponds mainly to CEDI Future Falabella for COP 443,415.
(2)In 2026 corresponds mainly to the sale of San Martín property for COP 244,905, which had been classified as property held for sale since 2025.
(3)In 2026 this corresponds to properties that Bancolombia reclassified from property and equipment to investment properties as a result of change in the use of the assets.
(4)Corresponds to properties subject to an active sales plan that are classified as assets held for sale.
(5) As of September 30, 2026, and December 31, 2025, there were no transfers into or out of Level 3 of the fair value hierarchy. See Note 22. Fair Value of Assets and Liabilities.

Amounts recognized in the statement of income for the period.
The table sets forth the main income and expenses recorded by the Cibest Corporate Group related to its investment properties:

	September 30, 2026	September 30, 2025
	In millions of COP
Income from rentals	328,756	259,109
Operating expenses due to:	(101,918)	(45,439)
Investment properties that generated income through rentals	(62,135)	(16,752)
Investment properties that did not generate income through rentals	(39,783)	(28,687)

Currently, there are no restrictions on the use or income derived from the buildings or lands that the Cibest Corporate Group has as investment property.

The fair value of the Cibest Corporate Group investment properties for the period ending at September 30, 2026 and December 31, 2025, has been recorded according to the assessment made by independent external consulting companies that have the appropriate capacity and experience in performing those assessments. The appraisers are either approved by the Property Market Auctions of Colombia or foreign appraisers, who are required to provide a second signature by a Colombia appraiser accredited by the Property Market Auctions.
Fair value appraisals are carried out in accordance with IFRS 13. The reports made by the external consulting company contain the description of the valuation methodologies used, and key assumptions such as: discount rates, calculation of applied expenses and income approach, among others. The fair value of the investment properties is based on the comparative market approach, which reflects the prices of recent transactions with similar characteristics. Upon determining the fair value of these investment properties, the highest and best use of these investment properties is their current use. For further information about measurement techniques and inputs used by consulting companies, see Note 22 Fair Value of assets and liabilities.
As of September 30, 2026 and December 31, 2025, the Cibest Corporate Group does not have investment properties held under financial leases.

NOTE 8. GOODWILL AND INTANGIBLE ASSETS, NET
As of September 30, 2026 and December 31, 2025, the balance of goodwill and intangibles assets, net is:

	September 30, 2026	December 31, 2025
In millions of COP
Goodwill(1)	1,779,818	1,947,325
Intangible assets, net(2)	769,631	589,855
Total goodwill and intangible assets, net	2,549,449	2,537,180
(1) The variation compared to December 2025 is due to the decrease in the exchange rate, which went from COP 3,757.08 in December 2025 to COP 3,312.84 in September 2026. Additionally, on August 3, 2026, Estrategias Cibest S.A.S. completed the acquisition of Avista Colombia S.A.S, generating a goodwill of COP 61,485. For more information, see Note 8.1 Business Combination.
(2) The increase is mainly due to the acquisition of intangible assets for COP 131,988 through a business combination. For more information, see Note 8.1 Business Combination.
Details of intangible assets as of December 31, 2025 are included in the annual report of the 2025 Consolidated Financial Statements; in the nine-months period ended September 30, 2026 there were no relevant changes in the composition of the Grupo Cibest´s intangible assets.

NOTE 8.1 BUSINESS COMBINATION
The business combinations carried out by consolidated Cibest group during 2026 are detailed below:

On June 19, 2026, Estrategias Cibest S.A.S. entered into a share purchase agreement to acquire 100% of the shares of Avista (1,407,137 ordinary shares), thereby obtaining full control of the company. Avista Colombia S.A.S. BIC is a Colombian financial services company with a technology-driven approach, specializing in the origination, administration, and collection of payroll-deducted loans for pensioners and employees, complemented by personal loans, debt consolidation products, insurance, and assistance services. Its digital operating model facilitates access to financing solutions through agile processes and proprietary technological platforms.

The transaction was completed on August 3, 2026, through the official closing of the acquisition, after all customary conditions for this type of transaction had been satisfied, and consequently Estrategias Cibest obtained control. The consideration transferred amounted to COP 175,000, consisting of COP 140,000 million paid at closing and a holdback of COP 35,000 million for 24 months to secure potential indemnification obligations in favor of the buyer.

The consideration paid by consolidated Cibest group amounted to COP 175,000 and consisted of:

Consideration transferred
Consideration transferred at closing	140,000
Accounts payable	35,000
Total consideration	175,000

Net cash flow on acquisition
Cash consideration	140,000
Less: Acquired cash and cash equivalents	(66,999)
Net cash flow on acquisition	73,001

Considering the above, the acquisition by Estrategias Cibest qualifies as a business combination and, therefore, must be accounted for in accordance with IFRS 3 - Business Combinations, using the acquisition method. The purchase price was allocated to the acquired assets and assumed liabilities based on their estimated fair values at the acquisition date.

The fair value estimate of the acquired assets and assumed liabilities was based on the information available as of July 31, 2026. The recognized amounts are detailed in the following allocation.

Book value of net assets acquired
Assets
Cash and cash equivalents	66,999
Investment financial instruments	1,740
Trade and other receivables	405,193
Insurance receivable	60,706
Property and equipment, net	110
Intangible assets, net	3,062
Deferred tax assets	21,795
Total assets	559,605

Liabilities
Trade and other payables	51,622
Current income tax liability	13,061
Deferred income – advance payments received	3,522
Estimated liabilities and provisions	3,486
Other liabilities	58,333
Financial liabilities at amortized cost	389,049
Total liabilities	519,073

Net assets at book value	40,532

Recognized intangible assets and valuation in the business combination
Software	40,031
Marca	56,971
Backlog	34,986
Insurance receivable	(18,987)
Pre-existing intangible assets	(719)
Deferred tax	(39,299)
Net assets at fair value	113,515

Goodwill arising on acquisition	61,485

Finally, goodwill of COP 61,485 million was recognized, representing 8.4% of the total fair value of the assets. The goodwill mainly reflects the expected synergies arising from the business combination, future growth opportunities, operating capabilities, and other economic benefits that do not meet the criteria for separate recognition as identifiable assets under IFRS 3.

The goodwill is fully allocated to the segment “All Other Segments” and is not expected to be deductible for income tax purposes.

Since the acquisition date, Avista S.A.S. contributed COP 15,084 to interest income from the loan portfolio and financial leasing operations and COP 9,312 to profit before tax from the continuing operations of consolidated Cibest group. Had the combination occurred at the beginning of the year, the contribution to interest income from the loan portfolio and financial leasing operations would have been COP 40,451 and profit before tax from the Group’s continuing operations would have been COP 13,568.

Acquisition-related costs

Consolidated Cibest group incurred costs that were recognized under “Other administrative and general expenses” in the condensed consolidated interim statement of comprehensive income. Transaction costs were immaterial.

NOTE 9. INCOME TAX FROM CONTINUED OPERATION
The income tax is recognized in each of the countries where the Cibest Corporate Group has operations, in accordance with the tax regulations in force in each of the jurisdictions.

9.1 Components recognized in the Consolidated Statement of Income

The next table details the total income tax for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Current tax(1)
Fiscal term	(2,913,591)	(2,114,247)	(981,987)	(848,178)
Prior fiscal terms	267,885	67,280	(3,194)	310
Adjustments for consolidation purposes	2,731	-	-	-
Total current tax	(2,642,975)	(2,046,967)	(985,181)	(847,868)
Deferred tax
Fiscal term	293,415	32,754	103,064	36,725
Prior fiscal terms	(201,751)	(55,554)	-	(289)
Adjustments for consolidation purposes	(37,291)	(53,848)	(9,208)	(24,462)
Total deferred tax(2)	54,373	(76,648)	93,856	11,974
Total income tax from continued operation	(2,588,602)	(2,123,615)	(891,325)	(835,894)
(1) The nominal income tax rate used in Colombia for the years 2026 and 2025 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) See tax details in note 9.6.

9.2 Legal regulatory changes

Under the Political Constitution of Colombia, when events seriously disrupt the country's economic, social, or ecological order, the President of the Republic, with the signature of all cabinet ministers, may declare a State of Emergency. During such emergency, decrees with the force of law may be issued exclusively to address the crisis. These powers also permit the temporary creation of new taxes or the amendment of existing taxes; however, such measures expire at the end of the following fiscal year.

On December 22, 2025, the Colombian government issued Decree No. 1390, declaring a State of Economic and Social Emergency throughout the national territory due to the fiscal deficit of the Colombian State. Subsequently, on December 29, 2025, Legislative Decree No. 1474 was issued, establishing temporary tax measures for fiscal year 2026, including the following measures for financial institutions and stock brokerage firms.

1.Although the general corporate income tax rate remained at 35%, an increase in the additional surtax rate applicable to income tax was enacted, from 5% to 15% (an increase of 10 percentage points). As a result, the total income tax rate increased to 50%, requiring the remeasurement of deferred tax as of December 31, 2025, using this new rate for temporary differences expected to reverse in 2026 (see Note 8.5).
2.The fifteen (15) additional percentage points were subject to a mandatory 100% advance payment, calculated based on the 2025 income tax return and payable in two equal installments in April and June 2026.

On April 9, 2026, the Colombian Constitutional Court announced its decision to declare Decree No. 1390 of 2025 unconstitutional through Ruling C‑075. Subsequently, on April 15, 2026, the Court announced the decision of Ruling C‑079, declaring Legislative Decree No. 1474 of 2025 unconstitutional. Accordingly, the measures that increased the additional income tax surcharge for financial institutions and stock brokerage firms and established a 100% advance payment no longer have legal effect (see Note 8.5).

On February 11, 2026, the Colombian government issued Decree No. 150, declaring a State of Economic, Social, and Ecological Emergency in certain departments of Colombia due to severe weather-related emergencies. Subsequently, on

February 24, 2026, Legislative Decree No. 173 was issued, establishing, as a temporary tax measure for fiscal year 2026, a net wealth tax applicable to Colombian legal entities subject to income tax. This tax is triggered by the ownership of net equity equal to or greater than 200,000 UVT as of March 1, 2026 (COP $10,475 million for 2026), at a general rate of 0.5% and a special rate of 1.6% applicable to financial institutions, stock brokerage firms, and other entities operating in certain specific sectors. Through Judgment C-191 dated June 24, 2026, the Colombian Constitutional Court declared Decree No. 150 partially constitutional and is currently continuing its review of the constitutionality of Legislative Decree No. 173.

Furthermore, in El Salvador, in January 2026, the "Special Law Quincena 25" was enacted. This law provides that employers must pay, between January 15 and January 25 of each year, a bonus equivalent to 50% of the monthly salary to employees earning up to US$1,500. Its implementation will be voluntary in 2026 and will grant a 100% tax credit against income tax. Starting in 2027, its implementation will be mandatory and the payment will be treated as a deductible expense for income tax purposes.

9.3 Disclosures Related to the Pillar Two Model Rules

9.3.1 Application of the Temporary Exception under IAS 12

The Group is within the scope of the Pillar Two Model Rules issued by the Organisation for Economic Co-operation and Development (OECD), which are intended to establish a 15% global minimum effective taxation for multinational enterprise groups with consolidated revenue exceeding EUR 750 million in at least two of the four preceding years.

In accordance with the amendments to IAS 12, specifically paragraphs 4A and 88A, the Group has applied the mandatory temporary exception from the recognition and disclosure of deferred tax assets and liabilities that may arise from legislation enacted or substantively enacted to implement the Pillar Two rules.

9.3.2 Status of Implementation of the Rules

The jurisdictions in which the Group operates are at different stages of adopting and implementing the Pillar Two rules, including mechanisms such as the Qualified Domestic Minimum Top-up Tax (QDMTT), the Income Inclusion Rule (IIR), and the Undertaxed Profits Rule (UTPR).
The Management continuously monitors regulatory developments in each jurisdiction and assesses the potential effects that the application of these provisions could have on the Group’s consolidated tax burden. As of the date the financial statements were issued, the Bahamas, Barbados, Bermuda, and the Cayman Islands have implemented a QDMTT, while none of the other Pillar Two rules have been implemented in these or the other jurisdictions in which the Group operates.

9.3.3 Assessment of the Group’s Exposure

The Management identified that most of the Group’s profits are generated in jurisdictions with effective tax rates that are expected to remain around the 15% rate contemplated under Pillar Two. Nevertheless, certain entities located in some jurisdictions could potentially be subject to top-up taxes depending on changes in their financial results, future regulatory developments, and the final application of the local provisions implementing Pillar Two.

9.3.4 Quantitative Information on Pillar Two Exposure

Based on the best information reasonably available as of the end of the reporting period, the Management estimates that no entities are expected to experience material economic effects as a result of their exposure to Pillar Two. Alternatively, as additional information becomes available, the Group will disclose the estimated potential impact on its consolidated effective income tax rate or the estimated amount of top-up taxes that could arise under the Pillar Two rules.

9.3.5 Significant Uncertainties and Estimates

The final determination of the Group’s exposure to taxes arising from Pillar Two remains subject to various factors, including the effective date of new legislation in the jurisdictions in which the Group operates, particularly Colombia as the jurisdiction in which the ultimate parent entity operates; the issuance of guidance and interpretations by local tax authorities and international organizations; developments in the tax positions, profitability, and operating structures of the entities comprising the Group; the future applicability of safe harbour mechanisms; and other relevant provisions. Accordingly, the estimates currently available may differ from the effects ultimately resulting from the application of the Pillar Two rules in future periods.

9.4   Reconciliation of the effective tax rate
The reconciliation between total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the condensed consolidated interim statement of income for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Reconciliation of the tax rate	2026	2025	2026	2025
In millions of COP
Profit continued operation before tax	8,992,921	7,483,797	2,992,787	2,803,497
Applicable tax with nominal rate(1)	(3,597,169)	(2,993,519)	(1,197,115)	(1,121,399)
Non-deductible expenses to determine taxable profit(2)	(368,179)	(164,050)	(63,359)	(56,408)
Accounting and non-tax income to determine taxable profit	544,962	470,035	158,185	156,006
Differences in accounting bases(3)	84,564	7,082	113,227	(10,780)
Fiscal and non-accounting income to determine taxable profit(4)	(1,505,042)	(252,892)	(555,205)	39,235
Ordinary activities income exempt from taxation(4)	855,676	805,067	254,178	174,354
Ordinary activities income not constituting income or occasional tax gain(4)	1,291,198	87,368	310,022	10,599
Tax deductions	171,427	165,427	75,160	56,930
Goodwill Depreciation	346	346	115	115
Tax depreciation surplus	160,864	157,502	54,194	54,590
Untaxed recoveries	(38,432)	(104,947)	25,386	(33,912)
Tax rate effect in other countries	(228,150)	(140,035)	(146,740)	15,512
Prior fiscal terms	66,134	11,726	(3,194)	21
Tax discounts	3,852	8,500	(171)	8,500
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(183,860)	(185,325)	83,992	(129,257)
Excess of presumptive income over net taxable income	-	4,100	-	-
Effect of the economic emergency(5)	153,207	-	-	-
Total income tax from continued operation	(2,588,602)	(2,123,615)	(891,325)	(835,894)
(1) The nominal income tax rate used in Colombia for the years 2026 and 2025 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) Mainly attributable to the wealth tax.
(3) Difference between the technical accounting frameworks in force and the full International Financial Reporting Standards (IFRS).
(4) Mainly attributable to dividends distributed by subsidiary companies.
(4) In April 2026, the effects of Legislative Decree 1474 were reversed in accordance with rulings C-075 and C-079 (see Note 9.2 – Changes in legal regulations).

9.5 Components recognized in Other Comprehensive Income (OCI)
See Condensed Consolidated Interim Statement of Comprehensive Income

Accumulated Results

September 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	1,710	2,992	4,702
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	(39,255)	2,770	(36,485)
Gain due to asset revaluation	-	356	356
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	52,384	(18,910)	33,474
Loss on net investment hedge in foreign operations(1)	(34,865)	(76,054)	(110,919)
Exchange differences arising on translating the foreign operations(2)	(1,367,828)	-	(1,367,828)
Unrealized loss Cash flow hedge	(9,282)	5,965	(3,317)
Unrealized loss on investments in associates and joint ventures using equity method	(852)	-	(852)
Net	(1,397,988)	(82,881)	(1,480,869)
(1) Includes the effects of the reclassification of OCI upon the disposal of the investment in Banistmo, amounting to COP 29,114, through deferred tax.
(2) Effect of exchange rate fluctuations.

September 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,346	(5,314)	10,032
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	7,773	1,805	9,578
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	48,340	1,927	50,267
Gain on net investment hedge in foreign operations	293,165	(112,321)	180,844
Exchange differences arising on translating the foreign operations.	(2,388,458)	-	(2,388,458)
Unrealized loss Cash flow hedge	(216)	87	(129)
Unrealized loss on investments in associates and joint ventures using equity method	(668)	(479)	(1,147)
Net	(2,024,718)	(114,295)	(2,139,013)

Quarterly Results

September 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement loss related to defined benefit liability	(15,276)	6,166	(9,110)
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	19,576	(651)	18,925
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	417	3,202	3,619
Gain on net investment hedge in foreign operations	54,780	(21,912)	32,868
Exchange differences arising on translating the foreign operations.	(289,689)	-	(289,689)
Unrealized gain Cash flow hedge	9,684	(3,856)	5,828
Unrealized gain on investments in associates and joint ventures using equity method	94	-	94
Net	(220,414)	(17,051)	(237,465)

Septiembre 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	361	151	512
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	(6,056)	532	(5,524)
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	48,004	(3,996)	44,008
Gain on net investment hedge in foreign operations	62,539	13,327	75,866
Exchange differences arising on translating the foreign operations.	(777,876)	-	(777,876)
Unrealized loss Cash flow hedge	-	-	-
Unrealized loss on investments in associates and joint ventures using equity method	(222)	120	(102)
Net	(673,250)	10,134	(663,116)

9.6       Deferred tax
In accordance with its financial projections, the companies from the Bank’s expects in the future to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.
The amounts presented in the Condensed Consolidated Interim Statement of Financial Position correspond to the sum of the net deferred tax positions of each entity within the Group. The deferred tax asset and liability for each of the concepts that generated taxable or deductible temporary differences for the period ending September 30, 2026 are detailed below:

	December 31, 2025(1)	Effect on Income Statement	Effect on OCI	Effect on Equity(1)	Foreign Exchange	Adjustments for consolidation purposes	September 30, 2026
In millions of COP
Asset Deferred Tax:
Property and equipment	1,103	941	—	—	(129)	—	1,915
Employee Benefits	293,179	392	2,992	—	(5,873)	—	290,690
Deterioration assessment	191,009	13,979	—	9,367	(21,380)	495	193,470
Investments evaluation	4,962	776	—	—	(1)	—	5,737
Debt Securities	—	72,648	—	104	—	—	72,752
Derivatives Valuation	40,770	463,655	5,965	—	—	—	510,390
Tax credits settlement	—	12,633	—	—	—	—	12,633
Financial Obligations	—	652	—	1,795	—	—	2,447
Insurance operations	6,836	(6,027)	—	—	(809)	—	—
Bonuses(2)	58,233	17,821	(76,054)	—	—	—	—
implementation adjustment	352,154	(60,707)	—	10,161	(6,816)	—	294,792
Other deductions	552,638	(229,298)	—	6	(2,126)	—	321,220
Total Asset Deferred Tax	1,500,884	287,465	(67,097)	21,433	(37,134)	495	1,706,046
Liability Deferred Tax:
Property and equipment	(198,519)	(570)	356	—	2,915	—	(195,818)
Employee Benefits	—	—	—	—	—	—	—
Deterioration assessment	(776,233)	(29,671)	—	—	(1,754)	(6)	(807,664)
Valuation of Financial Instruments	(487,839)	7,788	(16,140)	—	7,074	—	(489,117)
Derivatives evaluation	—	—	—	—	—	—	—
Lease restatement	(483,188)	(92,326)	—	(430)	1	—	(575,943)
Investments in associates. Adjustment for equity method	(6,408)	(4,140)	—	—	(5,252)	—	(15,800)
Financial Obligations	(140,682)	28,179	(29,114)	(2,502)	(331)	(38,576)	(183,026)
Bonuses	—	(150,873)	—	—	—	—	(150,873)
Goodwill	(4,505)	180	—	(39,298)	533	796	(42,294)
Insurance operations	(9,316)	3,947	—	—	1,102	—	(4,267)
Properties received in payment	(124,025)	(14,061)	—	—	1,085	—	(137,001)
implementation adjustment	(49,915)	43,997	—	—	5,900	—	(18)
Other deductions	(373,532)	11,749	—	(2)	5,608	—	(356,177)
Total Liability Deferred Tax	(2,654,162)	(195,801)	(44,898)	(42,232)	16,881	(37,786)	(2,957,998)
Net Deferred Tax	(1,153,278)	91,664	(111,995)	(20,799)	(20,253)	(37,291)	(1,251,952)
(1) Includes the effects of Legislative Decree No. 1474. In accordance with IAS 12, Income Taxes, Bancolombia and its subsidiaries classified as financial institutions in Colombia recognized a deferred tax liability of COP (153,207), recorded in profit or loss for the year, and COP 1,802, recorded in Other Comprehensive Income (OCI). These effects were reversed in April 2026 following Constitutional Court Judgments C-075 and C-079 (see Note 9.2 – Regulatory and Legal Changes).
(2) The movement recognized in OCI arises from the hedging of investments.

9.7    Amount of temporary differences in subsidiaries, branches, associates over which deferred tax was not recognized is
In accordance with IAS 12, no deferred tax credit was recorded, because management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	September 30, 2026	December 31, 2025
In millions of COP
Temporary differences
Local Subsidiaries	(7,827,973)	(5,993,349)
Foreign Subsidiaries	(8,378,453)	(9,308,322)

9.8 Tax credits

For the third quarter of 2026, a deferred tax asset was recognized since the Group companies will have future taxable profits in which they can charge this temporary difference.
The following is the detail of the fiscal losses and presumptive income excesses over net income in the Group's entities, which have not been used, as of September 30, 2026.

Company	Base	Deferred tax recognized asset
In millions of COP
Grupo Cibest S.A	36,094	12,633
Total	36,094	12,633

9.9       Dividends
9.9.1   Dividend Payment
If the parent company or any of its subsidiaries were to distribute dividends, they would be subject to the tax regulations of each of the countries in which they are decreed and distributed. In the case of Colombian companies, dividends will be subject to the application of Articles 48 and 49 of the Tax Statute and consequently will be subject to withholding at source at the established rates, in accordance with the tax characteristics of each shareholder.
9.9.2   Dividends received from Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.
9.10      Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Group.
In Colombia due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax authority may at any time have different criteria than that of the Cibest Group's. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect the Cibest Group's accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However, based on the criteria established in the interpretation of IFRIC 23, the Cibest Group's did not recognize uncertain tax positions in its financial statements.

NOTE 10. OTHER ASSETS, NET
As of September 30, 2026 and December 31, 2025 Cibest Corporate Group other assets, net consist of:

Other Assets, net	September 30, 2026	December 31, 2025
In millions of COP
Tax advance(1)	2,571,349	600,059
Other receivables(2)	2,774,525	1,538,474
Assets pledged as collateral (cash)(3)	1,017,324	520,105
Prepaid expenses	936,602	845,182
Marketable and non-marketable for sale assets	539,594	591,827
Receivables related to abandoned accounts	526,149	459,978
Accounts receivable from contracts with customers(4)	332,849	261,425
Receivable Sales of goods and service	168,041	245,329
Operating leases	153,071	165,068
Balance in credit card clearing house	152,207	181,448
Debtors	70,449	136,594
Others	751,277	564,337
Total other assets	9,993,437	6,109,826
Allowance others	(31,888)	(15,403)
Total other assets, net	9,961,549	6,094,423
(1) The variation is mainly explained by withholding tax and self-withholding tax payments, which at the end of the reporting period are applied against the current income tax payable liability, in accordance with the determination of the period’s tax obligation.
(2) Other accounts receivable are mainly associated with increases in outstanding items with payment system networks, derivatives, spot transactions, and other rights pending application.
(3) Increase in cash collateral posted in local currency to the Bolsa de Valores de Colombia and the Cámara de Riesgo Central de Contraparte to support capital markets transactions.
(4) See Note 17.3. Commissions.

NOTE 11. DEPOSITS BY CUSTOMERS
The detail of the deposits of Grupo Cibest as of September 30, 2026 and December 31, 2025, is as follows:

Deposits	September 30, 2026	December 31, 2025
In millions of COP
Saving accounts(1)	139,851,439	133,128,722
Time deposits(2)	99,395,307	91,673,167
Checking accounts	29,746,306	32,125,941
Other deposits	6,042,668	7,486,126
Total deposits by customers(3)	275,035,720	264,413,956
(1) The increase was primarily driven by the elimination of the account opening fee on savings accounts and the offering of more attractive interest rates, factors that have increased transaction volumes.
(2)The increase is mainly attributable to Bancolombia S.A., particularly in certificates of deposit (CDs) with maturities ranging from 12 to 18 months.
(3)As of September 30, 2026 and December 31, 2025, deposits from Nequi in Bancolombia S.A. amounted to COP 6,882,173 and COP 7,017,948 respectively. Additionally, deposits from foreign subsidiaries decreased as a result of their translation into Colombian pesos, given that the market exchange rate (TRM) declined from COP 3,757.08 in December 2025 to COP 3,312.84 in September 2026.

NOTE 12. INTERBANK DEPOSITS AND REPURCHASE AGREEMENTS AND OTHER SIMILAR SECURED BORROWING
The following table sets forth information regarding the money market operations recognized as liabilities in Condensed Consolidated Interim Statement of Financial Position:

Interbank and repurchase agreements and other similar secured borrowing	September 30, 2026	December 31, 2025
In millions of COP
Interbank Deposits
Interbank liabilities(1)	311,372	30,102
Total interbank	311,372	30,102
Repurchase agreements and other similar secured borrowing
Repurchase agreements(2)	4,646,292	392,255
Temporary transfer of securities(3)	2,469,453	91,950
Short selling operations	71,646	191,842
Total Repurchase agreements and other similar secured borrowing(4)	7,187,391	676,047
Total money market transactions	7,498,763	706,149
(1)The variation is explained by an increase in the volume of interbank transactions, rising from one transaction outstanding at December 31, 2025, to six transactions as of September 30, 2026, driven by increased short-term liquidity needs.
(2)The increase is attributable to two transactions executed with the Banco de la República, which were structured as a short-term liquidity management instrument.
(3)The increase corresponds to a higher volume of simultaneous transactions at Bancolombia, rising from 6 transactions as of December 2025 to 59 transactions as of September 2026.
(4)Total repo liabilities have maturities of less than 60 days, for continuous trading.

NOTE 13. DEBT INSTRUMENTS IN ISSUE
Duly authorized by the authority in each country bonds have been issued as follows:
As of September 30, 2026

Issuer	Currency		Face value(1)	Balance COP	Rate Range
Bancolombia S.A.(2)(3)	Local	COP	1,730,050	1,785,577	10.16% - 15.54%
Bancolombia S.A.(4)(5)	Foreign	USD	1,261,507	4,260,748	7.03% - 8.82%
Banco Agrícola S.A.(6)	Foreign	USD	60,000	199,201	6.26% - 7.56%
Bancolombia Panamá S.A.(7)	Foreign	USD	46,678	156,217	3.80% - 5.10%
Bancolombia Puerto Rico Internacional Inc.	Foreign	USD	4,327	14,800	4.10% - 5.10%
Grupo Agromercantil Holding S.A.	Foreign	USD	473	1,566	0.25% - 5.50%
Total debt instruments in issue				6,418,109
(1)Face value is in US thousands dollar for foreign currency bonds.
(2)The decrease is due to the maturity of bonds in local currency.
(3)The increase in bond interest rates is primarily explained by their indexation to the IPC (Consumer Price Index) and the maturing of bond issues with lower rates.
(4) As of September 30, 2026 USD, 528,000 were designated as net investment coverage abroad.
(5) The change in the book balance is primarily due to the effect of exchange rate differences, with the rate moving from COP 3,757.08 as of December 31, 2025, to COP 3,312.84 as of September 30, 2026.
(6) Banco Agrícola issued ordinary bonds in 2026 for USD 25,000, with a 7.22% interest rate and a term of 5 years or longer. Furthermore, a repayment of USD 7,000 was made during the period.
(7) Bancolombia Panamá S.A. issued negotiable certificates maturing in 2026, totaling USD 45,002, with interest rates ranging from 3.80% to 5.10% and terms spanning from less than one year up to 3 years. Furthermore, repayments of USD 28,408 were made during the period.

As of December 31, 2025

Issuer	Currency		Face value(1)	Balance COP	Rate Range
Bancolombia S.A.	Local	COP	2,161,877	2,172,288	7.90% - 12.25%
Bancolombia S.A.(2)	Foreign	USD	1,279,507	4,790,394	4.40% - 8.82%
Bancolombia Puerto Rico Internacional Inc.	Foreign	USD	44,100	170,272	5.00% - 5.20%
Banco Agrícola S.A.	Foreign	USD	42,000	158,051	6.26% - 7.56%
Bancolombia Panamá S.A.	Foreign	USD	30,084	116,925	4.20% - 5.40%
Grupo Agromercantil Holding S.A.	Foreign	USD	469	1,763	0.25% - 5.50%
Total debt instruments in issue				7,409,693
(1) Face value is in thousands of U.S. dollars for foreign currency bonds.
(2) As of December 31, 2025 USD, 528,000 were designated as net investment coverage abroad.

The following table shows the detail of the bonds classified by currency, term and type of issue:
As of September 30, 2026

Issuer	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Greater than 5 years	Total amortized cost
In millions of COP
Local currency
Subordinated bonds(1)	-	-	-	1	1
Ordinary bonds	-	-	-	1	1
Foreign currency
Subordinated bonds(1)	-	-	-	4	4
Ordinary bonds	-	-	-	-	-
Total	-	-	-	6	6
(1)In the event of default of the Bank, the subordinated bonds, will be subordinated to the claims of depositors and all other creditors of the issuer, other than creditors whose claims rank equally with, or are junior to, the claims of the holders of the subordinated liabilities.
As of December 31, 2025

Issuer	Less than 1 year	Between 1 to 3 years	Between 3 to 5 years	Greater than 5 years	Total amortized cost
In millions of COP
Local currency
Subordinated bonds(1)	-	-	-	615,726	615,726
Ordinary bonds	-	-	-	1,556,564	1,556,564
Foreign currency
Subordinated bonds(1)	-	-	-	4,721,908	4,721,908
Ordinary bonds	283,170	93,768	6,859	131,698	515,495
Total	283,170	93,768	6,859	7,025,896	7,409,693
(1)In the event of default of the Bank, the subordinated bonds, will be subordinated to the claims of depositors and all other creditors of the issuer, other than creditors whose claims rank equally with, or are junior to, the claims of the holders of the subordinated liabilities.
For information related to the disclosures of fair value of the debt securities in issue, see Note 22. Fair value of assets and liabilities.

The following is a schedule of the debt instruments in issue by maturity:

Issuer	September 30, 2026	December 31, 2025
In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period	346,745	1,048,169
More than twelve months after the reporting period	6,071,364	6,361,524
Total	6,418,109	7,409,693

As of September 30, 2026, and December 2025, there were no financial covenants related to the securities described above.

NOTE 14. OTHER LIABILITIES
Other liabilities consist of the following:

Other liabilities	September 30, 2026	December 31, 2025
In millions of COP
Payables(1)	4,501,065	4,000,570
Dividends(2)	2,194,352	24,775
Suppliers	2,012,653	1,943,318
Advances to obligations(3)	1,532,388	1,686,868
Deposits delivered as security(4)	889,723	764,034
Withholding taxes and other deductions	739,013	611,103
Bonuses and short-term benefits	699,616	817,366
Salaries and other labor obligations(5)	660,133	445,258
Collection services	485,554	475,233
Provisions	421,706	382,655
Advances in leasing operations and loans	193,452	194,886
Other financial liabilities	69,361	59,913
Liabilities from contracts with customers	43,264	48,658
Deferred interests	22,622	23,616
Total	14,464,902	11,478,253
(1) The variation is primarily attributable to an increase in taxes payable, driven by higher industry and commerce tax and withholding tax obligations.
(2) This primarily relates to dividends payable to shareholders, scheduled for payment in October and December 2026 in accordance with the profit distribution approved by the General Shareholders’ Meeting. Refer to the Condensed Consolidated Interim Statement of Changes in Shareholders’ Equity, dividend distribution section.
(3) The decrease is mainly attributable to Bancolombia due to the settlement of pending payment-processing items, partially offset by Fondo Inmobiliario Colombia as a result of the recognition of warranty retentions and funds received on behalf of third parties.
(4) The increase is related to the higher amount of deposits received to meet margin calls on derivative transactions.
(5) The increase is mainly explained by higher provisions for employee benefits, particularly annual bonuses and vacation accruals.

NOTE 15. CONTINGENT LIABILITIES
As of September 30, 2026, Grupo Cibest S.A. does not have any material contingent liabilities resulting from administrative or judicial proceedings.
Some judicial proceedings involving claims for lower amounts, which were disclosed in the consolidated financial statements in prior periods, are included herein to provide updated information to the reader.

BANCOLOMBIA
Neos Group S.A.S. in reorganization proceeding and Inversiones Davanic S.A.S.

On November 3, 2022, Bancolombia S.A. was served of a lawsuit in which Neos Group S.A.S. and Inversiones Davanic S.A.S. alleges that a loan agreement was entered between them, rather than a lease agreement. Neos Group S.A.S. and Inversiones Davanic S.A.S. also requested the rescission of the purchase and sale agreement on the ground that the price of the property was lower than its fair price.

The Neos Group S.A.S. and Inversiones Davanic S.A.S.'s claims amount are COP 65,000. The contingency is qualified as remote because the parties always intended to celebrate a lease agreement and not a different type of contract. On December 7, 2022, Bancolombia S.A. filed a brief with its defenses. As of September 30, 2026, the Court has not summoned the initial hearing. There is no provision for this proceeding.

Public Interest Class Action - Carlos Julio Aguilar and other

In this proceeding, a public interest class action was filed, in which the plaintiffs allege that due to the restructuring of Departamento del Valle's financial obligations and its performance plan, the Departamento del Valle's collective rights of public morality and its patrimony were breached. Bancolombia S.A. filed its defenses arguing that the agreement was carried out in full compliance with the applicable legal limits.

On November 15, 2024, the First Instance judgement was issued in favor of Bancolombia S.A. The plaintiffs filed an appeal against the decision. As of September 30, 2026, the second-instance judgment is pending. The contingency is qualified as eventual and there is no provision for this proceeding.

Remediation Plan for Santa Elena´s property

In 1987, Banco de Colombia (today Bancolombia S.A.) received a property located in Municipio de Cartagena, Colombia as a payment in kind from the Federación Nacional de Algodoneros. After the transfer of the property to Bancolombia S.A., soil contamination from pesticides and herbicides was found on the property. Bancolombia S.A. commenced a civil responsibility judicial proceeding against the Federación Nacional de Algodoneros alleging environmental contamination. On November 13, 2015, the Court issued the final judgment. In the judgment, the Court stated that the Federación Nacional de Algodoneros was liable for environmental damages and consequently, Bancolombia S.A. was not.

Despite not being liable for environmental damages, Bancolombia S.A. has assumed binding commitments to contract and pay for the property’s decontamination. As a result of these commitments, Bancolombia S.A. has conducted different decontamination processes over the years. Currently, Bancolombia S.A. has the approval of the Autoridad Nacional de Licencias Ambientales de Colombia (ANLA) for the execution of a remediation plan (plan de remediación) divided into 3 stages: Stage I, Stage II, and Stage III.

As of June 30, 2026, As of September 30, 2026, new requests from ANLA were received and are currently under review. Stage II concluded with the submission to ANLA of the report on the findings from the soil study. Likewise, pre-feasibility activities for Stage III are underway, and the implementation continues for the social management plan with the communities in the area of influence of the remediation plan, the emergency and contingency plan, the hazardous waste management plan, and the biotic environment protection plan.

The estimated time for the execution of the remediation plan is 36 months from July 2023. In light of the new requirements from the authority, the execution of the plan will be extended, and no new estimated completion date has been determined As of September 30, 2026, there is a provision of COP 50,488 to attend the execution of the pending activities of the plan.

Tuvacol S.A.

On July 18, 2024, Bancolombia S.A. was served of the lawsuit filed by Tuvacol S.A. Tuvacol S.A. is requesting the payment of the damages caused by the alleged irregular payment of checks charged to its checking account. Bancolombia S.A. argues that the payments of the checks were correct. The plaintiff’s claims are COP 56,769.

On August 15, 2025, a favorable ruling was issued for Bancolombia. Tuvacol filed an appeal against the decision. As of September 30, 2026, the case is pending a decision by the second-instance judge. The contingency is qualified as eventual and the proceeding has a provision for COP 5,676.

FIDUCIARIA BANCOLOMBIA

Quinta Sur S.A.S.

In March 2022, Fiduciaria Bancolombia was notified of a lawsuit filed by Quinta Sur S.A.S. in liquidation proceeding. According to the lawsuit, Quinta Sur seeks the indemnification for damages due to the non-transfer of the resources to beginning of a housing construction project, under the terms agreed in the trust agreement.

Fiduciaria Bancolombia alleges that it has complied with the law and the contract, arguing that the property on which the housing project was to be constructed did not fulfill the contractual requirements. The plaintiff’s claims amount are COP 128,599.

In judicial decisions issued on August 24, 2023 and March 20, 2026, a ruling was issued in favor of Fiduciaria Bancolombia. As of September 30, 2026, the proceeding is currently pending a decision on the admissibility of the extraordinary cassation appeal filed by Quinta Sur S.A.S., in liquidation. The contingency is qualified as eventual and there is no provision for this proceeding.

BANCO AGRÍCOLA

Dirección General de Impuestos Internos El Salvador

The authority on taxes of El Salvador (DGII), in accordance with the resolution of October 2018, determined that Banco Agrícola failed to declare and pay income taxes related to 2014’s fiscal year for a total of USD 11,116 and related penalties.

In 2021, the appeal presented by Banco Agrícola was decided. The Tribunal de Apelaciones de los Impuestos Internos y Aduanas (TAII) modified the Resolution issued by DGII, adjusted the rental tax to USD 6,341 and revoked the sanction.

Banco Agrícola filed a lawsuit before the Contentious Administrative Tribunal seeking to overrule DGII´s and TAII´s previous decisions in relation to the tax’s payment. As of September 30, 2026, the decision of the Contentious Administrative Tribunal is still pending.

The contingency is qualified as remote and there is no provision for this proceeding.

ARRENDADORA FINANCIERA S.A.

Cordal

Cordal filed a lawsuit against Arrendadora Financiera, seeking compensation for USD 6,454. According to the lawsuit, Cordal was the owner of a current account in Arrendadora Financiera (formerly Banco Capital S.A.), and it alleged that it´s funds were irregularly transferred to third parties. Arrendadora Financiera alleges Cordal´s account was liquidated before the acquisition of Banco Capital S.A. and, therefore, no funds were transferred.

As of September 30, 2026, the proceeding is at the evidentiary stage. The contingency is qualified as remote and there is no provision for this proceeding. A former employee of the plaintiff was convicted of aggravated theft in connection with the facts of this lawsuit.

BANCO AGROMERCANTIL

Bapa Holdings Corp.

On September 20, 2022, a lawsuit against Banco Agromercantil was filed by Bapa Holdings Corp. The plaintiff alleges that it invested USD 7,000, through a participation agreement with North Shore Development Company (NDSC) for the development of a housing project that was going to be built in a property, which was security for a loan given by Banco Agromercantil to NDSC, located in Roatan Island, Honduras. Bapa alleges that BAM caused damages due to its failure to provide information about NDSC´s financial situation and going through with the sale of the credit.

On October 24, 2022, BAM responded to the claim and filed exceptions alleging that it has no commercial relationship with Bapa, and the statute of limitations deadline expired. As of September 30, 2026, the Court has not ruled the exceptions to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

Superintendencia de Administración Tributaria (SAT)

The Superintendencia de Administración Tributaria (SAT) de Guatemala ordered a tax adjustment in the fiscal year 2014 of Banco Agromercantil´s rental tax declaration, duly paid by BAM, for a value of USD 13,583 (including tax and sanction). BAM initiated legal proceedings against the decision adopted by the SAT, arguing the inadmissibility of the adjustment by applying the legal rule in an analogous way, the admissibility of the expense’s deductions of the revenue tax for being necessary to generate lien revenue and the non-withhold of the revenue tax in the interests paid to exempt people, arguing that they were appropriate according to the law. As of September 30, 2026, the proceeding is pending the final decision from the Court.

The contingency is qualified as remote and there is no provision for this proceeding.

Delicarnes S.A.

On March 6, 2026, BAM was sued by Delicarnes S.A., in an ordinary civil action for damages, in which the claimant seeks compensation in the amount of USD 38,301. The claim arises from damages allegedly suffered by Delicarnes S.A. in connection with the collection proceeding of a credit initiated by BAM in 2018 in the amount of USD 1,737. BAM has challenged the claim by filing a preliminary statute of limitations defense, which is currently pending.

As of September 30, 2026, the Court has not ruled the preliminary objections to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

NOTE 16. APPROPRIATED RESERVES
As of September 30, 2026 and December 31, 2025 the appropriated retained earnings consist of the following:

Concept	September 30, 2026	December 31, 2025
In millions of COP
Appropriation of net income(1)(2)	7,408,761	11,491,577
Others(3)	10,487,677	11,025,979
For share repurchase(4)	813,682	918,582
Total appropriated reserves	18,710,120	23,436,138
(1)The legal reserve fulfills two objectives: to increase and maintain the company's capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.
(2)The variation includes the release of the legal reserve amounting to COP 3,134,348, approved by the General Shareholders’ Meeting as part of the profit distribution proposal; and the transfer of COP 431,418 from the legal reserve to the reserve for the repurchase program on the shares and American Depositary Receipts – ADRs.
(3)Corresponds to the occasional reserve for equity strengthening and future growth, which was approved at the General Shareholders Meeting.
(4)The movement of the reserve for share repurchase is as follows:

Concept	September 30, 2026	December 31, 2025
In millions of COP
Opening Balance	918,582	0
Establishment of reserve for share repurchase(1)	431,418	1,350,000
Repurchase of common shares(2)	(45,541)	(34,706)
Repurchase of preferred shares(3)	(490,630)	(395,836)
Transaction costs	(147)	(876)
Balance of reserves for share repurchase	813,682	918,582
(1) The General Shareholders’ Assembly was approved share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs). For further information, see Note 1. Reporting Entity and Condensed Consolidated Interim Statement of Changes in Equity.
(2) As of September 30, 2026, 1,229,831 common shares have been repurchased for COP 80,247.
(3) As of September 30, 2026, 15,935,203 preferred shares have been repurchased for COP 886,466.

NOTE 17. OPERATING INCOME
17.1. Interest and valuation on financial instruments
The following table sets forth the detail of interest and valuation on financial asset instruments for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Interest on debt instruments using the effective interest method	743,644	533,080	269,048	176,941
Interest and valuation on financial instruments
Debt investments(1)	2,008,819	1,425,124	387,198	644,457
Derivatives(2)	(351,129)	(190,962)	240,457	(135,829)
Repos(3)	(351,350)	(47,080)	(244,910)	(19,972)
others	22,444	29,504	15,766	(6,418)
Total valuation on financial instruments	1,328,784	1,216,586	398,511	482,238
Total Interest and valuation on financial instruments	2,072,428	1,749,666	667,559	659,179
(1) Growth was driven primarily by the valuation of fixed-rate and UVR-TES securities (TES) at Bancolombia S.A., supported by higher interest rates and portfolio growth.
(2) Decrease attributable to lower gains from the valuation of TES related NDF (Non-Deliverable Forward) contracts at Bancolombia S.A., impacted by rising interest rates and inflationary pressures.
(3) Variation primarily associated with lower results from repo and simultaneous transactions at Bancolombia S.A., reflecting a net liability position that increased funding dependence.

17.2.       Interest expenses
The following table sets forth the detail of interest on financial liability instruments for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Deposits(1)	8,652,055	7,796,820	3,006,377	2,590,647
Borrowing costs	621,534	635,059	223,249	193,113
Debt instruments in issue	502,280	518,927	180,628	167,086
Lease liabilities	85,508	83,432	29,912	27,973
Preferred shares	41,803	42,425	14,215	13,777
Overnight funds	26,326	12,576	11,667	5,999
Other interest (expense)	46,178	26,288	22,178	9,011
Total interest expenses	9,975,684	9,115,527	3,488,226	3,007,606
(1) The increase occurred mainly at Bancolombia S.A. due to higher interest expense on savings accounts and CDTs, as a result of the increase in the rate on the rise in the average volume of these deposits.

Net interest income is defined as interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounts to COP 15,570,457 y COP 13,292,839 for the accumulated period of nine months ended on September 30, 2026 and 2025, respectively and to COP 5,325,511 y COP 4,458,033 for the three-months period between July 1 and on September 30, 2026 and 2025, respectively.

17.3.       Fees and commissions
Cibest Corporate Group has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the condensed consolidated interim statement of income, separate from the other income sources.

The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which Cibest Corporate Group generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Banking services
Banking Services are related to commissions from the use of digital or physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. Grupo Cibest S.A. and its subsidiaries acts as principal.

Credit and debit card fees
In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed. Given that no financing component exists, it is established on the basis of the national and international interbank rate. Additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale. The commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Deposits
Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.

Electronic services and ATMs
Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.

Brokerage
Brokerage is a group of services for the negotiation and administration of operations for purchasing fixed revenue securities, equities and operations with derivatives in its own name, but on the account of others. The performance obligations are fulfilled at a point in time when the commission agent in making its best effort can execute the business entrusted by the customer in the best conditions. The performance obligations are considered satisfied once the service stipulated in the contract is fulfilled, as consideration fixed, or variable payments are agreed, depending on the service. The Bank acts generally as principle and in some special cases as agent.

Remittance
Revenue for remittance is received as consideration for the commitment established by the Bank to pay remittances sent by the remitting companies to the beneficiaries of the same. The commitment is satisfied at a point in time to the extent that the remittance is paid to the beneficiary.
The price is fixed, but may vary in accordance to the transferred amount, due to the operation being dependent on the volume of operations generated and the transaction type. There is no component of financing, nor the right to receive consideration dependent on the occurrence or not of a future event.

Acceptances, Guarantees and Standby Letters of Credit
Banking Service from acceptances, guarantees and standby letters of credit which are not part of the portfolio of the Bank. There exist different performance obligations; the satisfaction of performance obligations occurs when the service is given to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. The revenue is recognized at a point in time.

Trust
Revenue related to Trust are received from the administration of the customer resources in the business of investment trusts, property trusts, management trusts, guarantee trusts, for the resources of the general social security system, Collective portfolios and Private Equity Funds (PEF). The commitments are established in contracts independently and in an explicit manner, and the services provided by the Bank are not inter-related between the contracts. The performance obligation corresponds to performing the best management in terms of the services to be provided in relation to trust characteristics, thus fixed and variable prices are established depending on the complexity of the business, similarly, revenues are recognized throughout or at a determined time. In all the established businesses it acts as principal.

Placement of Securities
Valores Bancolombia makes available its commercial strength for the deposit, reinvestment of resources through financial instruments to the issuing company. It receives a payment for deposits made. The commitment of the contract is satisfied to the extent that the resources requested by the issuer are obtained through the distribution desks of Valores Bancolombia. The collection is made monthly. It is established that Valores Bancolombia may undertake collection of these commissions at the end of the month through a collection account charged to the issuer, acting as principal.

Bancassurance
The bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since, the revenue will depend on the quantity of policies or calculations made by the insurance companies. Prices also vary because no income is received from profit sharing, depending on the performance of the policies.

Collections
The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.

Services
These are the maintenance services performed on the fleet owned by the customers, these services are performed on demand, and the value of the service cost is invoiced plus an intermediation margin. The collection is made by the amount of expense invoiced by the provider plus an intermediation percentage, which ranges between 5% and 10% depending on the customer.
The contract is written, is based on a framework contract which is held between the customers which contains the general terms of negotiation and the payment terms are generally 30 days after generating the invoice. The revenue is recognized when the service is provided. There is no financing nor sanctions for early cancellations. To view the details of the balance, refer to line ‘Logistics services’ in Note 17.4 Other operational Income.

Gains on sale of assets
These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold.
To view the details of the balance, refer to line ‘Gain on sale of assets’ in Note 17.4 Other operational Income.

Investment Banking
Investment Banking offers to customer’s financial advisory services in the structuring of businesses in accordance with the needs of each one of them. The advisory services consist in realizing a financial structuring of a credit or bond in which the Investment Bank offers the elements so that the company decides the best option for structuring the instrument. In the financial advisory contract, a best efforts clause is included.
The promises given to the customers are established in the contracts independently and explicitly. The services provided by the Investment Bank are not interrelated between the contracts, correspond to the independent advice agreed and do not include additional services in the commission agreed with the customer. The advisory services offered in each one of the contracts are identifiable separately from the other performance commitments that the Investment Bank may have with the customers. The Investment Bank does not have a standard contract for the provision of advisory services, given than each contract is tailored to the customer’s needs.
The transaction price is defined at the start of the contract and is assigned to each service provided independently. The price contains a fixed and a variable portion which is provided in the contracts. The variation depends on the placement amount for the case of a financial structuring contract and coordination of the issuance and conditions of the same. In these operations Banca de Inversion Bancolombia provides advice to the customers and the price shall depend at times on the success and amount of the operation. In the contracts subject to evaluation there are no incremental costs associated with the satisfaction of the commitments of the Bank with the customers provided for. The price specified un the contracts evaluated does not include discounts, refunds, price reducyions, incentives, bonuses, or similar items.
In the contracts signed with the customers, a penalty clause is established in case of a customer withdrawing from continuing with the provision of the services established in the commercial offer. The penalty shall be recognized in the financial statements once the Investment Bank is notified on the withdrawal under the concept of charges for early termination of the contract.

Cibest Corporate Group presents the information on revenue from contracts with customers in accordance with its operating segments defined earlier in Note 3. Operating Segments for each of the principal services offered.
The following table shows the balances categorized by nature and by segment of revenue from ordinary activities from contracts with customers, for further information about composition of Cibest Corporate Group segments see Note 3. Operating segment.
As of September 30, 2026

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All Other Segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	2,216,520	233,909	43,872	-	1,438	7,776	2,503,515
Bancassurance	888,500	-	-	-	-	-	888,500
Payment and collections	822,928	-	-	-	-	7,376	830,304
Banking services	626,049	127,736	126,111	-	29,474	93,111	1,002,481
Acceptances, Guarantees and Standby Letters of Credit	45,484	2,598	2,286	-	333	-	50,701
Brokerage	-	-	-	-	-	35,149	35,149
Fiduciary Activities and Securities	-	9,017	587	-	34	509,441	519,079
Placement of securities	-	2,618	-	-	-	70,737	73,355
Others	210,709	60,462	43,086	3,023	8,055	21,213	346,548
Total revenue of contracts with customers	4,810,190	436,340	215,942	3,023	39,334	744,803	6,249,632

For the three-months period from July 1, 2026 to September 30, 2026

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All Other Segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	740,628	74,200	11,651	-	282	7,776	834,537
Bancassurance	328,176	-	-	-	-	-	328,176
Payment and collections	274,625	-	-	-	-	7,376	282,001
Banking services	198,188	39,988	37,392	-	9,232	52,856	337,656
Acceptances, Guarantees and Standby Letters of Credit	14,277	619	1,240	-	159	-	16,295
Brokerage	-	-	-	-	-	8,784	8,784
Fiduciary Activities and Securities	-	3,108	190	-	11	177,061	180,370
Placement of securities	-	618	-	-	-	34,973	35,591
Others	59,903	18,623	13,015	1,590	4,103	9,990	107,224
Total revenue of contracts with customers	1,615,797	137,156	63,488	1,590	13,787	298,816	2,130,634

As of September 30, 2025

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All other segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	2,061,341	234,694	72,951	-	1,423	-	2,370,409
Payment and collections	828,840	-	-	-	-	-	828,840
Bancassurance	749,642	11	-	-	-	-	749,653
Banking services	549,692	136,078	46,720	-	36,403	43,659	812,552
Acceptances, Guarantees and Standby Letters of Credit	52,177	4,039	1,035	-	324	-	57,575
Brokerage	-	-	-	-	-	18,191	18,191
Fiduciary Activities and Securities	-	6,535	668	-	38	462,477	469,718
Placement of securities	-	2,968	-	-	-	56,507	59,475
Others	211,280	67,083	46,876	840	4,215	11,339	341,633
Total revenue of contracts with customers	4,452,972	451,408	168,250	840	42,403	592,173	5,708,046
For the three-months period from July 1, 2025 to September 30, 2025

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All other segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	699,457	79,578	29,520	-	433	-	808,988
Payment and collections	292,190	-	-	-	-	-	292,190
Bancassurance	281,171	3	-	-	-	-	281,174
Banking services	182,417	46,181	15,082	-	11,566	16,393	271,639
Acceptances, Guarantees and Standby Letters of Credit	16,662	1,190	338	-	105	-	18,295
Brokerage	-	-	-	-	-	6,229	6,229
Fiduciary Activities and Securities	-	2,535	217	-	12	158,865	161,629
Placement of securities	-	1,568	-	-	-	36,583	38,151
Others	76,807	23,079	16,609	36	1,142	4,929	122,602
Total revenue of contracts with customers	1,548,704	154,134	61,766	36	13,258	222,999	2,000,897
For the determination of the transaction price, Cibest Corporate Group assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that Cibest Corporate Group determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.
Contract assets with customers
Cibest Corporate Group receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When Cibest Corporate Group incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. Currently, the Group does not have assets related to contracts with customers.
As a practical expedient, Cibest Corporate Group recognizes the incremental costs of obtaining a contract as an expense when the amortization period of the asset is one year or less.
Contract liabilities with customers
The contract liabilities constitute the obligation of Cibest Corporate Group to transfer the services to a customer, for which the Group has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
Fees and Commissions Expenses
The following table sets forth the detail of commissions expenses for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Fees and Commissions Expenses	2026	2025	2026	2025
In millions of COP
Banking services	1,261,823	1,252,386	410,783	435,607
Correspondent banking	472,138	468,593	160,245	157,883
Sales and other services(1)	268,636	299,677	83,566	114,525
Payments and collections	53,599	45,569	17,012	19,997
Others	172,169	176,898	63,122	63,854
Total expenses for commissions	2,228,365	2,243,123	734,728	791,866
(1) The decrease in expense is primarily attributable to lower operator processing service costs at Bancolombia S.A., resulting from a reduction in the tariffs established by ACH.

17.4.       Other operating income
The following table sets forth the detail of other operating income net for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Other operating income	2026	2025	2026	2025
In millions of COP
Leases and related services	1,305,252	1,305,629	428,838	423,484
Net foreign exchange and derivatives foreign exchange contracts(1)	381,405	594,785	(43,108)	255,412
Gains on sale of assets	175,816	153,249	55,413	47,866
Investment property valuation(2)	153,721	91,041	6,142	7,909
Insurance(3)	70,755	63,758	14,586	6,075
Logistics services	59,482	46,124	22,056	16,833
Other reversals	35,040	24,080	12,384	5,942
Others	210,764	194,540	96,155	64,505
Total other operating income	2,392,235	2,473,206	592,466	828,026
(1) Corresponds to the management of assets and liabilities in foreign currencies and the volatility of the U.S. dollar.
(2) The variation is mainly attributable to Fondo Inmobiliario Colombia, driven by the inflation indexation (UVR) of its real estate assets and the update of appraisals for its investment properties.
(3) This relates to revenue from the operations of Seguros Agromercantil, which operates in Guatemala.

17.5. Dividends and net income on equity investments
The following table sets forth the detail of dividends received, and share of profits of equity method investees for the nine-months period ended on September 30, 2026 and 2025, and the three-months period from July 01 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Dividends and net income on equity investments	2026	2025	2026	2025
In millions of COP
Equity method(1)	289,001	255,284	57,174	55,616
Dividends(2)	68,590	66,605	37,779	35,961
Equity investments and other financial instruments	59,998	44,919	21,173	17,979
Impairment of investments in associates and joint ventures(3)	666	-	666	-
Gains on sale of investments in associates and joint ventures(4)	251	11,508	-	11,508
Others	-	-	-	160
Total dividends received, and share of profits of equity method investees	418,506	378,316	116,792	121,224
(1)As of September 30, 2026 and 2025, it corresponds to income from equity method of investments in associates for COP 262,819 and COP 233,582 (includes valuation of investments in associates at fair value), respectively, and joint ventures for COP 26,182 and 21,702, respectively.
(2) As of September 30, 2026 and 2025, includes dividends received from equity investments at fair value through profit or loss for COP 840 and COP 1,449 and investments written off for COP 17 and COP 1, respectively; dividends from equity investments at fair value through OCI for COP 9,065 and COP 8,296, respectively and investments written off for COP 538, in 2025, and dividends received of the associate at fair value P.A. Viva Malls for COP 58,668 and COP 56,321, respectively.
(3) As of September 30, 2026, impairment of investment in joint venture Fideicomiso Ruta del Sol of Inversions CFNS S.A.S. recognized in other segments.
(4) As of September 30, 2025, corresponds to gain on sale of the P.A. Laurel joint venture by Inversions CFNS S.A.S.

NOTE 18. OPERATING EXPENSES
18.1.       Salaries and employee benefit
The detail for salaries and employee benefits for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025

	Accumulated		Quarterly
Salaries and employee benefit	2026	2025	2026	2025
In millions of COP
Salaries(1)	1,865,270	1,807,560	618,068	598,391
Bonuses(2)	868,723	767,952	287,515	274,657
Private premium(3)	537,786	470,179	209,386	161,448
Social security contributions	524,154	492,127	157,705	153,264
Defined Benefit severance obligation and interest	167,580	141,872	56,485	47,580
Indemnization payment	129,753	143,262	29,426	45,442
Vacation expenses	120,531	108,701	40,803	36,285
Other benefits(4)	415,877	369,277	132,803	118,864
Total salaries and employee benefit	4,629,674	4,300,930	1,532,191	1,435,931
(1)The growth is mainly explained by salary increases indexed to inflation.
(2)Corresponds mainly to bonuses for employees in accordance with the variable compensation model of the Grupo Cibest.
(3)The increase is mainly explained by Bancolombia S.A. due to higher expenses related to extralegal bonuses and seniority bonuses.
(4)Includes employee benefits, mainly policy benefits, training and recreation.

18.2.       Other administrative and general expenses
The details for administrative and general expenses for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025

	Accumulated		Quarterly
Other administrative and general expenses	2026	2025	2026	2025
In millions of COP
Maintenance and repairs	773,861	786,863	249,392	264,888
Insurance	602,254	579,114	206,385	197,023
fees	596,112	617,189	210,926	214,811
Data processing	456,083	433,692	157,301	148,631
Collections and call center channel	334,892	371,914	113,598	106,763
Operational damages and risks(1)	303,496	254,892	89,541	90,223
Transport	195,467	189,863	67,054	63,206
Advertising	127,046	122,733	48,956	43,702
Cleaning and security services	96,530	88,750	32,128	30,050
Public services	81,024	86,140	30,099	29,413
Contributions and affiliations(2)	80,209	100,150	28,657	32,795
Communications	69,154	60,026	23,022	19,828
Useful and stationery	61,690	70,558	15,294	25,495
Properties improvements and installation	50,636	50,498	17,103	20,460
Property management(3)	46,334	41,909	15,546	20,701
Short-term and low-value leases	32,822	33,477	11,620	13,380
Disputes, fines and sanctions	29,134	21,351	10,387	6,747
Travel expenses	26,189	26,456	10,195	10,012
Publications and subscriptions	18,833	20,062	5,804	7,028
Vault services	12,347	13,741	3,622	4,672
Fiduciary activities(4)	11,823	758	1,824	373
Legal expenses	11,738	10,175	8,374	2,288
Others	375,410	337,922	123,528	82,673
Total other administrative and general expenses	4,393,084	4,318,233	1,480,356	1,435,162
Taxes other than income tax	1,219,288	1,097,672	406,147	369,505
Wealth tax(5)	374,823	-	-	-
(1)The increase is primarily attributable to Bancolombia and is mainly driven by claims related to computer equipment, vehicles, and check-clearing fraud losses.
(2) The decrease was attributable to Bancolombia S.A. and was mainly driven by lower expenses related to contributions to the Superintendencia Financiera de Colombia, resulting from the offset applied by this regulatory authority.
(3) The change is due to increases in property management expenses and new contracts.
(4) The variance is mainly attributable to the incorporation of new trust arrangements since April 2026.
(5) In accordance with the economic, social, and ecological state of emergency declared on February 11, the National Government issued Decree 173 of 2026, which establishes the wealth tax applicable to legal entities for the 2026 tax year. For more information, see Note 9. Income Tax.

18.3.       Impairment, depreciation and amortization
The details for Impairment, depreciation and amortization for the nine-months period ended September 30, 2026 and 2025 and the three-months period from July 01 to September 30, 2026 and 2025.

	Accumulated		Quarterly
Impairment, depreciation and amortization	2026	2025	2026	2025
In millions of COP
Depreciation of premises and equipment	454,787	456,685	144,183	154,255
Depreciation of right-of-use assets(1)	147,678	127,921	48,507	41,516
Amortization of intangible assets	108,209	112,305	37,467	35,134
Impairment of other assets, net(2)	26,597	27,264	11,489	10,130
Total impairment, depreciation and amortization	737,271	724,175	241,646	241,035
(1)The variation is primarily attributable to Bancolombia S.A. due to modifications to lease agreements.
(2) Includes value for impairment of property and equipment for COP 952 in 2026 and COP 595 in 2025.

NOTE 19. EARNINGS PER SHARE (‘EPS’)
Basic earnings per share are calculated by reducing income from continuing operations by the amount of dividends declared in the current period for each class of shares, as well as by the contractual amount of dividends required to be paid. The remaining income is allocated based on each type of share’s participation, as if all the period’s income had been distributed. Basic earnings per share are determined by dividing the profit for the period attributable to shareholders by the weighted average number of ordinary shares outstanding during the period. The weighted average number of ordinary shares outstanding during the period corresponds to the number of ordinary shares outstanding at the beginning of the period, adjusted for the number of ordinary shares repurchased or issued during the period, weighted by a factor that reflects the time such shares were outstanding or retired.

Diluted earnings per share assume the issuance of ordinary shares for all potentially dilutive ordinary shares outstanding during the reporting period. Cibest Corporate Group has no potentially dilutive ordinary shares as of September 30, 2026, and 2025.

The following presents the calculation of basic earnings per share (EPS) for the nine-month periods ended September 30, 2026 and 2025, and for the three-month periods from July 1 to September 30, 2026 and 2025 (amounts in millions of Colombian pesos, except for the weighted average number of ordinary shares outstanding and earnings per share):

	Accumulated		Quarterly
	2026	2025	2026	2025
Income from continued operations before attribution of non-controlling interests	6,404,319	5,360,182	2,101,462	1,967,603
Less: Non-controlling interests from continued operations	100,811	76,977	21,109	12,223
Net income from continued operations	6,303,508	5,283,205	2,080,353	1,955,380
Income from discontinued operations before attribution of non-controlling interests	(35,700)	389,865	-	188,723
Less: Non-controlling interests from discontinued operations	-	-	-	-
Net income from discontinued operations	(35,700)	389,865	-	188,723
Net income from controlling interest	6,267,808	5,673,070	2,080,353	2,144,103
Less: Preferred dividends declared	1,444,604	1,487,080	477,804	493,028
Less: Allocation of undistributed earnings to preferred stockholders	1,436,869	1,153,256	475,124	503,111
Net income allocated to common shareholders for basic and diluted EPS	3,386,335	3,032,734	1,127,425	1,147,964
Weighted average number of common shares outstanding used in basic EPS calculation(1)	508,823,852	509,588,654	508,474,753	509,356,794
Basic and diluted earnings per share from continued operations	6,693	5,545	2,217	2,045
Basic and diluted earnings per share from discontinued operations(2)	(38)	406	-	209
Basic and diluted earnings per share to common shareholders	6,655	5,951	2,217	2,254
(1)As of July 2025, Cibest Corporate Group has repurchased 17,165,034 shares for a total amount of COP 966,713. For additional information regarding the share repurchase, see Note 16. Appropriated Reserves.
(2)This corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025, and sold in June 2026. For more information, see Note 1. Reporting Entity.

NOTE 20. RELATED PARTY TRANSACTIONS
The parent company is Cibest S.A. and transactions between companies included in the consolidation process and the Parent company meet the definition of related party transactions and were eliminated from the Condensed Consolidated Interim Financial Statements.

The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, Bancolombia operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.

The details of transactions with related parties as of December 31, 2025 are included in the annual report of the consolidated financial statements of 2025. During the nine-month period ended September 30, 2026, there were no transactions with related parties that materially affected the financial position or results of Cibest Corporate Group.

NOTE 21. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2026 and 2025:

	Balance as of January 1, 2026	Cash flows	Non-cash changes					Balance as of September 30, 2026(1)
			Foreign currency translation adjustment	Interests accrued	Disposal of subsidiaries(1)	Business Combination(2)	Other movements
In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,006,806	6,531,805	(52,323)	-	(332,827)	33,930	-	7,187,391
Borrowings from other financial institutions(3)	11,111,930	(822,072)	(721,641)	656,378	(1,327,254)	355,119	(4,886)	9,247,574
Debt instruments in issue(3)	10,839,423	(1,454,079)	(702,830)	562,418	(2,826,823)	-	-	6,418,109
Preferred shares(4)	583,477	(56,974)	-	41,803	-	-	-	568,306
Total liabilities from financing activities	23,541,636	4,198,680	(1,476,794)	1,260,599	(4,486,904)	389,049	(4,886)	23,421,380
(1)On June 30, 2026, the disposal of Banistmo S.A. was completed. For further information, see Note 1, Reporting Entity.
(2)On July 31, 2026, Grupo Cibest, through Estrategias Cibest S.A.S., acquired control of Avista Colombia S.A.S. BIC, a company incorporated in Colombia that operates a technology-enabled ecosystem of financial products and services. For further information, see Note 8.1, Business Combination.
(3)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 612,276 and COP 443,079, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(4)The cash flow amounting to COP 56,974 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

			Non-cash changes
	Balance as of January 1, 2025	Cash flows	Foreign currency translation adjustment	Interests accrued	Other movements	Balance as of September 30, 2025
In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,060,472	2,185,576	(71,457)	-	-	3,174,591
Borrowings from other financial institutions(1)	15,689,532	(3,764,882)	(1,016,376)	744,908	196	11,653,378
Debt instruments in issue(1)	11,275,216	591,942	(1,044,147)	618,848	-	11,441,859
Preferred shares(2)	584,204	(57,701)	-	42,425	-	568,928
Total liabilities from financing activities	28,609,424	(1,045,065)	(2,131,980)	1,406,181	196	26,838,756
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 716,843 and COP 512,426, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,701 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

NOTE 22. FAIR VALUE OF ASSETS AND LIABILITIES
The following table presents the carrying amount and the fair value of the assets and liabilities as of September 30, 2026 and December 31, 2025:

Assets and liabilities	Note	September 30, 2026		December 31, 2025(1)
		Carrying amount	Fair Value	Carrying amount	Fair Value
In millions of COP
Assets
Debt instruments at fair value through profit or loss	5.1	31,030,652	31,030,652	23,459,380	23,459,380
Debt instruments at fair value through OCI	5.1	3,981,796	3,981,796	3,551,348	3,551,348
Debt instruments at amortized cost	5.1	8,704,322	8,715,394	5,812,624	5,836,484
Derivative financial instruments	5.2	7,927,147	7,927,147	4,417,863	4,417,863
Equity securities at fair value	5.1	1,697,057	1,697,057	1,463,622	1,463,622
Other financial instruments	5.1	27,086	27,086	30,285	30,285
Loans and advances to customers at amortized cost, net(2)	6	259,976,654	256,165,374	243,100,035	248,747,474
Investment properties	7	6,678,796	6,678,796	6,595,407	6,595,407
Investments in associates(3)		2,193,076	2,193,076	2,041,402	2,041,402
Total		322,216,586	318,416,378	290,471,966	296,143,265
Liabilities
Deposits by customers	11	275,035,720	274,185,884	264,413,956	264,953,910
Interbank deposits	12	311,372	311,372	30,102	30,102
Repurchase agreements and other similar secured borrowing	12	7,187,391	7,187,391	676,047	676,047
Derivative financial instruments	5.2	9,270,696	9,270,696	4,514,630	4,514,630
Borrowings from other financial institutions		9,247,574	9,247,574	9,356,428	9,356,428
Preferred shares		568,306	445,049	583,477	324,260
Debt instruments in issue		6,418,109	6,436,203	7,409,693	7,627,543
Total		308,039,168	307,084,169	286,984,333	287,482,920
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.
(2)As of December 31, 2025, the fair value of the loan portfolio was overstated by COP 26,878,951 due to the inclusion of the fair value corresponding to Banistmo S.A.´s portfolio. Once the inaccuracy was identified, Management proceeded to adjust the disclosed amount, concluding that the difference with respect to the previously reported figure does not have a material impact on the financial information.
(3)It corresponds to investments in associates P.A. Viva Malls, P.A. Distrito Vera, P.A. Lote Palermo, and Fideicomiso Locales Distrito Vera.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS, the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Valuation process for fair value measurements

The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia - Proveedor de Precios para Valoración S.A.) to Cibest Corporate Group.

All methodologies and procedures developed by the pricing services provider are supervised by the SFC, which has not objected to them.

Daily, the back-office Service Valuation Officer (SVO) verifies the valuation of investments, and the Credit and Financial Risk Manager area reports the results of the portfolio’s valuation.

Fair value measurement

Assets and liabilities

a. Debt instruments

Cibest Corporate Group assigns prices to those debt investments, using the prices provided by the official pricing services provider (Precia) and assigns the appropriate level according to the procedure described above. For securities not traded or over the counter, such as certain bonds issued by other financial institutions, Cibest Corporate Group generally determines fair value using internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time bandings, which match the timings of the cash flows and maturities of the instruments.

b. Equity securities and other financial instruments

Cibest Corporate Group perform the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described above (Hierarchy of fair value section). Likewise, the fair value of unlisted equity securities and other financial instruments is based on an assessment of each individual investment using methodologies that include publicly-traded comparable derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparable, and if necessary considered, are subject to appropriate discounts for lack of liquidity or marketability. Interests in investment funds, trusts and collective portfolios are valued using the investment unit value determined by the fund management company. For investment funds where the underlying assets are investment properties, the investment unit value depends on the investment properties value, determined as described below in “i. Investment property”.

c. Derivative financial instruments

Cibest Corporate Group holds positions in standardized derivatives, such as futures over local stocks, and over the market representative rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.

Additionally, Cibest Corporate Group holds positions in Over-The-Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection to the SFC.

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves, and correlation of such inputs.

d. Credit valuation adjustment

Cibest Corporate Group measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option, and forward derivatives.

Counterparty credit-risk adjustments are applied to derivatives when the Cibest Corporate Group’s position is a derivative asset and the Cibest Corporate Group’s credit risk is incorporated when the position is a derivative liability. Cibest Corporate Group attempts to mitigate credit risk to third parties which are international banks by entering into master netting agreements. The agreements allow the offsetting or netting of amounts that are liabilities derived from transactions carried out under the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiated agreements between the same parties; some may operate on a monthly basis, while others apply only upon termination of the agreements.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.

Cibest Corporate Group generally calculates the asset’s credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with nonpublic counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in each geography. Cibest Corporate Group also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if Cibest Corporate Group believes market participants would take that into account when transacting the respective instrument. The approach to measuring the impact of the Cibest Corporate Group’s credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by Cibest Corporate Group in foreign currency. For derivatives transacted with local financial institutions, Cibest Corporate Group calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and available in the financial markets.

e. Impaired loans measured at fair value

Cibest Corporate Group measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third-party experts, depending on the type of underlying asset.

For vehicles under leasing arrangements, Cibest Corporate Group uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation, and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.

Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.

For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison, and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.

For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists. For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions, and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.

f. Assets held for sale measured at fair value less cost of sale

Cibest Corporate Group measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.

Additionally, Cibest Corporate Group measured the discontinued operation Banistmo SA classified as held for sale based on fair value less costs to sell. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

g. Mortgage-backed securities (“TIPS”) and Asset-Backed securities

Cibest Corporate Group invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. Cibest Corporate Group does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of Cibest Corporate Group portfolio and its fair value is measured using published price from the official pricing services provider. These securities are leveled by margin and are assigned to level 2 or 3 based on information provided by Precia.

Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned to level 3.

h. Investments in associates measured at fair value

Cibest Corporate Group recognizes its investments in P.A Viva Malls, P.A Distrito Vera and Fideicomiso Locales Distrito Vera as associates at fair value. The estimated amount is provided by the fund manager as the variation of the units according to the units owned by the FCP Fondo Inmobiliario Colombia. The associate’s assets are comprised of investment properties which are measured using the following techniques: comparable prices, discounted cash flows, replacement cost and direct capitalization. For further information about techniques methodologies and inputs used by the external party see “Quantitative Information about Level 3 Fair Value Measurements”.

i. Investment property

Cibest Corporate Group’s investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.

Assets and liabilities measured at fair value on a recurring basis

The following table presents for each level of the fair value hierarchy levels the Cibest Corporate Group’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2026, and December 31, 2025:

Financial Assets
Type of instrument	September 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Debt instruments at fair value through profit or loss
Securities issued by the Colombian Government	19,590,816	3,734,184	3,319	23,328,319	10,176,528	2,436,729	2,423	12,615,680
Securities issued or secured by government entities	-	160,692	-	160,692	-	152,574	-	152,574
Securities issued by other financial institutions	219,564	988,901	95,477	1,303,942	206,151	550,010	69,173	825,334
Securities issued by foreign governments	2,931,945	3,222,112	-	6,154,057	6,350,052	3,426,269	-	9,776,321
Corporate bonds	197	56,687	26,758	83,642	4,247	55,511	29,713	89,471
Total debt instruments at fair value through profit or loss	22,742,522	8,162,576	125,554	31,030,652	16,736,978	6,621,093	101,309	23,459,380
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	-	-	3,070,612	3,070,612	-	-	2,625,566	2,625,566
Securities issued by other financial institutions	-	32,223	-	32,223	-	63,624	-	63,624
Corporate bonds	-	362,624	516,337	878,961	-	349,647	512,511	862,158
Total debt instruments at fair value through OCI	-	394,847	3,586,949	3,981,796	-	413,271	3,138,077	3,551,348
Total debt instruments	22,742,522	8,557,423	3,712,503	35,012,448	16,736,978	7,034,364	3,239,386	27,010,728
Equity securities
Equity securities	117,382	861,136	718,539	1,697,057	50,909	624,781	787,932	1,463,622
Total equity securities	117,382	861,136	718,539	1,697,057	50,909	624,781	787,932	1,463,622
Other financial assets
Other financial assets	-	-	27,086	27,086	-	-	30,285	30,285
Total other financial assets	-	-	27,086	27,086	-	-	30,285	30,285
Derivative financial instruments
Forwards
Foreign exchange contracts	-	4,249,794	1,395,333	5,645,127	-	2,131,966	763,486	2,895,452
Equity contracts	-	37,567	44,331	81,898	-	34,367	24,773	59,140
Total forwards	-	4,287,361	1,439,664	5,727,025	-	2,166,333	788,259	2,954,592
Swaps
Foreign exchange contracts	-	1,454,595	381,425	1,836,020	-	905,862	162,878	1,068,740
Interest rate contracts	95,812	104,857	4,588	205,257	136,560	129,082	12,812	278,454
Total swaps	95,812	1,559,452	386,013	2,041,277	136,560	1,034,944	175,690	1,347,194
Options
Foreign exchange contracts	22	118,672	40,151	158,845	-	51,739	64,338	116,077
Total options	22	118,672	40,151	158,845	-	51,739	64,338	116,077
Total derivative financial instruments	95,834	5,965,485	1,865,828	7,927,147	136,560	3,253,016	1,028,287	4,417,863
Investment properties
Lands	-	-	846,478	846,478	-	-	563,185	563,185
Buildings	-	-	5,832,318	5,832,318	-	-	6,032,222	6,032,222
Total investment properties	-	-	6,678,796	6,678,796	-	-	6,595,407	6,595,407
Investment in associates at fair value
Investment in associates at fair value	-	-	2,193,076	2,193,076	-	-	2,041,402	2,041,402
Total investment in associates at fair value	-	-	2,193,076	2,193,076	-	-	2,041,402	2,041,402
Total	22,955,738	15,384,044	15,195,828	53,535,610	16,924,447	10,912,161	13,722,699	41,559,307

(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

Financial liabilities
Type of instrument	September 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Derivative financial instruments
Forwards
Foreign exchange contracts	-	3,892,924	2,581,796	6,474,720	-	1,514,575	1,205,024	2,719,599
Equity contracts	-	692	5,165	5,857	-	547	7,616	8,163
Total forwards	-	3,893,616	2,586,961	6,480,577	-	1,515,122	1,212,640	2,727,762
Swaps
Foreign exchange contracts	-	1,601,320	613,403	2,214,723	-	1,133,648	135,106	1,268,754
Interest rate contracts	94,720	140,525	110,998	346,243	135,242	161,742	74,195	371,179
Total swaps	94,720	1,741,845	724,401	2,560,966	135,242	1,295,390	209,301	1,639,933
Options
Foreign exchange contracts	-	22,721	206,432	229,153	224	36,466	110,245	146,935
Total options	-	22,721	206,432	229,153	224	36,466	110,245	146,935
Total derivative financial instruments	94,720	5,658,182	3,517,794	9,270,696	135,466	2,846,978	1,532,186	4,514,630
Total	94,720	5,658,182	3,517,794	9,270,696	135,466	2,846,978	1,532,186	4,514,630
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

Fair value of assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position

The following table presents for each of the fair-value hierarchy levels the Cibest Corporate Group’s assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position, but for which the fair value is disclosed at September 30, 2026, and December 31, 2025:

Assets
Type of instrument	September 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Debt instruments
Securities issued by the Colombian Government	638,741	644,707	1,059,982	2,343,430	141,524	-	-	141,524
Securities issued or secured by government entities	-	45,242	4,966,974	5,012,216	-	43,771	4,094,247	4,138,018
Securities issued by other financial institutions	106,069	92,296	78,359	276,724	129,128	93,521	52,231	274,880
Securities issued by foreign governments	96,870	131,502	-	228,372	189,057	150,587	-	339,644
Securities issued in connection with securitization transactions	-	-	1,740	1,740	-	-	-	-
Corporate bonds	553,590	7,890	291,432	852,912	642,074	9,623	290,721	942,418
Total – Debt instruments	1,395,270	921,637	6,398,487	8,715,394	1,101,783	297,502	4,437,199	5,836,484
Loans and advances to customers, net	-	-	256,165,374	256,165,374	-	-	248,747,474	248,747,474
Total	1,395,270	921,637	262,563,861	264,880,768	1,101,783	297,502	253,184,673	254,583,958
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

Liabilities
Type of instruments	September 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	72,647,559	201,538,325	274,185,884	-	64,471,127	200,482,783	264,953,910
Interbank deposits	-	-	311,372	311,372	-	-	30,102	30,102
Repurchase agreements and other similar secured borrowing	-	-	7,187,391	7,187,391	-	-	676,047	676,047
Borrowings from other financial institutions	-	-	9,247,574	9,247,574	-	-	9,356,428	9,356,428
Debt instruments in issue	4,384,170	657,433	1,394,600	6,436,203	5,030,129	1,372,155	1,225,259	7,627,543
Preferred shares	-	-	445,049	445,049	-	-	324,260	324,260
Total	4,384,170	73,304,992	220,124,311	297,813,473	5,030,129	65,843,282	212,094,879	282,968,290
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the Condensed Consolidated Interim Statement of Financial Position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting. The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the Condensed Consolidated Interim Statement of Financial Position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and Cibest Corporate Group acceptances outstanding.

Deposits from customers

The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. The fair value of deposits with no contractual maturities represents the amount payable on demand as of the date of the Statement of Financial Position.

Interbank deposits and repurchase agreements and other similar secured borrowings

Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined by using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Cibest Corporate Group’s deposit rates.

Debt instruments in issue

The fair value of debt instruments in issue, comprised of bonds issued by Cibest Corporate Group, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and Cibest Corporate Group’s creditworthiness.

Preferred Shares

In the valuation of the liability component of Preferred Shares related to the minimum dividend of 1% of the subscription price, Cibest Corporate Group uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest Corporate Group and growth at a constant rate considering Cibest Corporate Group’s own perspectives of the payout ratio.

Loans and advances to customers

Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage, and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.

Items measured at fair value on a non-recurring basis

Cibest Corporate Group measured certain foreclosed assets held for sale, including the discontinued operation of Banistmo S.A., based on fair value less costs to sell. Fair values were determined using internal and external valuation techniques and third-party judgments, depending on the type of underlying asset. The following breakdown sets out the fair value hierarchy of assets classified by type:

Type of instruments	September 30, 2026				December 31, 2025(1)
	Fair-value hierarchy			Total fair value	Fair-value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Machinery and equipment	-	-	10,567	10,567	-	-	5,622	5,622
Real estate for residential purposes	-	-	4,733	4,733	-	-	4,584	4,584
Real estate different from residential properties	-	-	-	-	-	-	136	136
Discontinued operation	-	-	-	-	-	-	5,892,573	5,892,573
Total	-	-	15,300	15,300	-	-	5,902,915	5,902,915
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.
Changes in level 3 fair-value category
The table below presents reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs at September,30, 2026, and December 31, 2025:

As of September 30, 2026

Type of instruments	Balance, January 1, 2026	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, September 30, 2026
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	2,423	167	-	3,152	(2,423)	-	-	-	-	3,319
Securities issued or secured by other financial entities	69,173	3,784	-	18,966	(101)	-	(12,934)	16,589	-	95,477
Corporate bonds	29,713	563	-	16,452	(3,784)	-	-	-	(16,186)	26,758
Total	101,309	4,514	-	38,570	(6,308)	-	(12,934)	16,589	(16,186)	125,554
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,625,566	-	131,038	2,939,574	(2,625,566)	-	-	-	-	3,070,612
Corporate bonds	512,511	-	3,826	-	-	-	-	-	-	516,337
Total	3,138,077	-	134,864	2,939,574	(2,625,566)	-	-	-	-	3,586,949
Derivative financial instruments
Foreign exchange contracts	990,702	313,834	-	1,261,451	(740,674)	(119,146)	-	111,361	(619)	1,816,909
Interest rate contracts	12,812	142	-	3,006	(2,221)	(9,945)	-	794	-	4,588
Equity contracts	24,773	-	-	44,331	(24,773)	-	-	-	-	44,331
Total	1,028,287	313,976	-	1,308,788	(767,668)	(129,091)	-	112,155	(619)	1,865,828
Equity securities
Equity securities	787,932	22,440	(32,665)	18,629	(5,387)		-	-	(72,410)	718,539
Total	787,932	22,440	(32,665)	18,629	(5,387)	-	-	-	(72,410)	718,539
Other financial instruments
Other financial instruments	30,285	(3,199)		-	-					27,086
Total	30,285	(3,199)	-	-	-	-	-	-	-	27,086
Investment in associates
P.A. Viva Malls	1,990,556	157,215	-	-	-	-	-	-	-	2,147,771
P.A. Lote Palermo	37,295	1,932	-	-	-	-	-	-	-	39,227
P.A. Distrito Vera	13,405	940	-	-	(8,413)	-	-	-	-	5,932
Fideicomiso Locales Distrito Vera	146	-	-	-	-	-	-	-	-	146
Total	2,041,402	160,087	-	-	(8,413)	-	-	-	-	2,193,076
Total Assets	7,127,292	497,818	102,199	4,305,561	(3,413,342)	(129,091)	(12,934)	128,744	(89,215)	8,517,032
Liabilities
Derivative financial instruments
Foreign exchange contracts	1,450,375	1,402,705	-	1,896,003	(1,246,398)	(119,146)	-	18,911	(819)	3,401,631
Interest rate contracts	74,195	45,145	-	6,179	(5,506)	(9,945)	-	930	-	110,998
Equity contracts	7,616	-	-	5,165	(7,616)	-	-	-	-	5,165
Total	1,532,186	1,447,850	-	1,907,347	(1,259,520)	(129,091)	-	19,841	(819)	3,517,794
Total liabilities	1,532,186	1,447,850	-	1,907,347	(1,259,520)	(129,091)	-	19,841	(819)	3,517,794
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of September 30, 2025

Type of instruments	Balance, January 1, 2025	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, September 30, 2025
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	-	45	-	2,331	-	-	-	-	-	2,376
Securities issued or secured by other financial entities	77,821	4,212	-	5,432	(4,250)	-	(2,934)	2,819	(17,490)	65,610
Corporate bonds	34,259	515	-	3,045	(15,626)	-	-	-	-	22,193
Total	112,080	4,772	-	10,808	(19,876)	-	(2,934)	2,819	(17,490)	90,179
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,648,355	-	85,330	2,490,647	(2,648,355)	-	-	-	-	2,575,977
Securities issued or secured by other financial entities	49,744	-	-	-	-	-	-	-	(49,744)	-
Corporate bonds	577,439	-	(31,503)	-	-	-	-	-	(32,039)	513,897
Total	3,275,538	-	53,827	2,490,647	(2,648,355)	-	-	-	(81,783)	3,089,874
Derivative financial instruments
Foreign exchange contracts	792,309	98,666	-	588,916	(570,669)	(64,282)	-	152,120	(175,163)	821,897
Interest rate contracts	15,493	(4,119)	-	12,300	(566)	-	-	1,453	(142)	24,419
Equity contracts	51,347	-	-	-	(51,347)	-	-	-	-	-
Total	859,149	94,547	-	601,216	(622,582)	(64,282)	-	153,573	(175,305)	846,316
Equity securities
Equity securities	555,325	24,938	1,847	78,275	(30,098)	-	-	71,715	-	702,002
Total	555,325	24,938	1,847	78,275	(30,098)	-	-	71,715	-	702,002
Other financial instruments
Other financial instruments	34,385	(5,135)		-						29,250
Total	34,385	(5,135)	-	-	-	-	-	-	-	29,250
Investment in associates
P.A. Viva Malls	1,817,503	125,417	-	-	-	-	-	-	-	1,942,920
P.A. Distrito Vera	13,325	77	-	-	(206)	-	-	-	-	13,196
Fideicomiso Locales Distrito Vera	56	(2)	-	92	-	-	-	-	-	146
Total	1,830,884	125,492	-	92	(206)	-	-	-	-	1,956,262
Investment properties
Investment properties	5,580,109	91,041	-	484,793	(93,006)	(35,441)	-	-	-	6,027,496
Total	5,580,109	91,041	-	484,793	(93,006)	(35,441)	-	-	-	6,027,496
Total Assets	12,247,470	335,655	55,674	3,665,831	(3,414,123)	(99,723)	(2,934)	228,107	(274,578)	12,741,379
Liabilities
Derivative financial instruments
Foreign exchange contracts	154,640	4,253	-	80,286	(84,148)	(64,282)	-	55,878	(3,722)	142,905
Interest rate contracts	27,646	(78)	-	1,672	(3,817)	-	-	3,064	(23,621)	4,866
Equity contracts	1,278	-	-	-	(1,278)	-	-	-	-	-
Total	183,564	4,175	-	81,958	(89,243)	(64,282)	-	58,942	(27,343)	147,771
Total liabilities	183,564	4,175	-	81,958	(89,243)	(64,282)	-	58,942	(27,343)	147,771
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of September 30, 2026, and 2025, there are corporate bonds of debt instruments at fair value through OCI for COP 516,337 and COP 513,897, respectively.

As of September 30, 2026, and 2025, unrealized gains and losses on debt instruments were COP 4,514 and COP 4,772; equity securities COP 22,440 and COP 24,938, respectively.

Level 3 fair value rollforward
The following were the significant level 3 transfers at September 30, 2026, and 2025:

As of September 30, 2026, and 2025, net transfers in Cibest Corporate Group for COP (200) and COP 147,962, respectively, from level 3 to level 2 of derivatives foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk of the counterparty to the own credit risk. As of September 30, 2026, and 2025, net transfers for COP 92,314 and COP 94,631, respectively, from level 2 to level 3 of the derivative foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk from Cibest Corporate Group to the credit risk of the counterparty.

Transfers between level 1 and level 2 of the fair value hierarchy
The table below presents the transfers for all assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 as of September 30, 2026, and December 31, 2025:

Type of instruments	September 30, 2026		December 31, 2025(1)
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
In millions of COP
Debt instruments at fair value though profit or loss
Securities issued or secured by foreign government	-	-	36,039	-
Total	-	-	36,039	-
Equity securities
Equity securities	14,988	-	2	10,018
Total	14,988	-	2	10,018
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

All transfers are assumed to occur at the end of the reporting period.

Quantitative information about level 3 fair value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized in profit or loss. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input as described in the table below.

The following table sets forth information about significant unobservable inputs related to Cibest Corporate Group’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of September 30, 2026

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	71,417	Discounted cash flow	Yield	0.14% to 9.51%	4.50%	69,889	72,972
			Prepayment Speed	n/a	n/a	73,987	n/a
			Prepayment Speed	n/a	n/a	71,076	n/a
Other bonds	24,060	Discounted cash flow	Yield	0.02% to 0.07%	0.05%	23,672	24,605
Total securities issued by other financial institutions	95,477
Securities issued by the Colombian Government
Bonds by government entities	3,073,931	Discounted cash flow	Yield / Interest rate	1.37% to 1.37%	1.37%	3,059,101	3,092,774
Corporate bonds
Corporate bonds	543,095	Discounted cash flow	Yield	-0.10% to 4.17%	1.41%	501,720	563,278
Total debt instruments	3,712,503
Equity securities
Equity securities	718,539	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	27,086	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	(1,147,297)	Discounted cash flow	Credit spread	0.00% to 4.98%	0.07%	(1,153,074)	(1,143,664)
Swaps	(338,388)	Discounted cash flow	Credit spread	0.01% to 4.66%	0.35%	(334,872)	(339,242)
Options	(166,281)	Discounted cash flow	Credit spread	0.01% to 1.86%	0.12%	(165,651)	(166,924)
Total derivative financial instruments	(1,651,966)
Investment in associates
P.A. Viva Malls	2,147,771	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Lote Palermo	39,227	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	5,932	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	146	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	2,193,076

As of December 31, 2025

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	64,125	Discounted cash flow	Yield	0.14% to 10.31%	3.06%	62,752	65,538
			Prepayment Speed	n/a	n/a	67,024	n/a
			Prepayment Speed	n/a	n/a	63,704	n/a
Other bonds	5,048	Discounted cash flow	Yield	0.32% to 1.10%	0.71%	5,002	5,094
Total securities issued by other financial institutions	69,173
Securities issued by the Colombian Government
Bonds by government entities	2,627,989	Discounted cash flow	Yield	0.50% to 0.50%	0.50%	2,619,101	2,640,019
Corporate bonds
Corporate bonds	542,224	Discounted cash flow	Yield	-0.16% to 5.02%	2.43%	497,386	559,495
Total debt instruments	3,239,386
Equity securities
Equity securities	787,932	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	30,285	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	(424,381)	Discounted cash flow	Credit spread	0.00% to 17.10%	(0.24%)	(417,068)	(424,265)
Swaps	(33,611)	Discounted cash flow	Credit spread	0.00% to 7.47%	0.61%	(50,216)	(28,748)
Options	(45,907)	Discounted cash flow	Credit spread	0.01% to 2.13%	0.34%	(45,481)	(46,050)
Total derivative financial instruments	(503,899)
Investment in associates
P.A. Viva Malls	1,990,556	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Lote Palermo	37,295	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,405	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	146	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	2,041,402

The following table sets forth information about valuation techniques used in the measurement of the fair value investment properties of Cibest Corporate Group, the significant unobservable inputs, and the respective sensitivity:

Methodology	Valuation technique	Significant unobservable input	Description of sensitivity
Sales Comparison Approach - SCA
The fair value assessment is based on the examination of prices at which similar properties in the same area recently sold. Since no two properties are identical the measurement valuation must take into account adjustments for the differences between the sold properties and those held by the Bank to earn rentals or for capital appreciation.
Comparable prices
The weighted average rates used in the capitalization methodology for revenues in the second quarter for 2026 are:
•Direct capitalization: initial rate 8.20%.
•Discounted cash flow: discount rate: 12.40%, terminal rate: 8.34%.
The same weighted rates for the third quarter of 2026 were:
•Direct capitalization: initial rate 8.23%
•Discounted cash flow: discount rate: 12.41%, terminal rate: 8.41%.
The ratio between monthly gross income and real estate value directly administered by the FIC (rental rate) considering the differences in placements and individual factors between properties and in a weighted way in the Second quarter of 2026 was 0.80% and for third quarter of, 2026 was 0.77%.

An increase (light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.
An increase (light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa.

Income Approach Used to estimate the fair value of the property by taking future net cash flows and discounting them at the capitalization rate.	Direct capitalization Discounted cash flows
Cost approach
Used to estimate the fair value of the property considering the cost to replace or build a property at the same or equal conditions of the asset to be measured, deducting the accumulated depreciation charge and adding-up the amount of the land.
Replacement cost

There has been no change to the valuation technique during the year 2026 for each asset.

NOTE 23. DISCONTINUED OPERATION

Banistmo S.A. is a private financial entity that began operations in 1973 and was one of Cibest Corporate Group financial entities located in the Republic of Panama, after being acquired in October 2013. Banistmo has positioned itself as one of the leading banks in Panama, offering a wide variety of financial services under the supervision of the Superintendency of Banks of Panama.

On December 18, 2025, Cibest disclosed to the market the execution of a promise-to-purchase agreement for shares with Inversiones Cuscatlán Centroamérica S.A. to sell 100% of the shares of Banistmo S.A. The agreed sale price was USD 1,418,000 (subject to customary adjustments at the closing date).

Banistmo S.A. has been part of the ' Banking Panama' operating segment, contributing significantly to the Panamanian market as a provider of financial solutions for both individuals and companies, including digital banking services, savings and checking accounts, personal and corporate loans, mortgages, credit cards, insurance and payment services.

This divestment is part of a long-term corporate strategy aimed at optimizing Cibest Corporate Group’s portfolio, focusing its growth on strategic markets, and maximizing value creation for its shareholders.

On June 30, 2026, the sale of Banistmo S.A. was completed. As a result of the closing, Grupo Cibest transferred to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), 100% of the shares of Banistmo in exchange for the agreed and previously disclosed purchase price. The purchase price was paid with funds from La Hipotecaria and an international syndicated financing. As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Inversiones Cuscatlán.

Banistmo’s statements of financial position as of September 30, 2026, and December 31, 2025, are as follows:

STATEMENT OF FINANCIAL POSITION
(Stated in millions of Colombian pesos)

	June 30, 2026(1)	December 31, 2025
ASSETS
Cash and cash equivalents	-	3,517,759
Financial assets investments and derivative financial instruments	-	6,364,505
Loans and advances to customers	-	28,853,418
Allowance for loans, advances and lease losses	-	(1,420,269)
Loans and advances to customers, net	-	27,433,149
Assets held for sale and inventories, net	-	124,660
Premises and equipment, net	-	90,536
Right-of-use assets, lease	-	192,114
Goodwill and intangible assets, net	-	230,516
Deferred tax, net	-	403,993
Other assets, net	-	1,952,025
TOTAL ASSETS	-	40,309,257
LIABILITIES
Deposits by customers	-	27,293,518
Interbank deposits and repurchase agreements and other similar secured borrowing	-	910,189
Derivative financial instruments	-	19,379
Borrowings from other financial institutions	-	1,755,502
Debt instruments in issue	-	3,429,730
Other liabilities	-	1,008,366
TOTAL LIABILITIES	-	34,416,684
TOTAL NET ASSETS	-	5,892,573
(1) On June 30, 2026, the sale of Banistmo S.A. was completed. As a result of the closing, Grupo Cibest transferred to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), 100% of the shares of Banistmo in exchange for the agreed and previously disclosed purchase price.

Profit for the year from discontinued operation

The results of the discontinued operation included in profit for the year are presented below. Comparative profits of the discontinued operation have been restated to include those operations classified as discontinued in the current year.

STATEMENT OF INCOME
(Stated in millions of Colombian pesos)

	June 30, 2026(1)	December 31, 2025
Total interest and valuation on financial instruments
Interest on loans	739,704	2,103,723
Interest income on overnight and market funds	44,566	89,068
Interest and valuation on financial instruments	128,617	353,881
Total interest and valuation on financial instruments	912,887	2,546,672
Interest expenses	(467,093)	(1,241,640)
Net interest margin and valuation on financial instruments before impairment on loans , off balance sheet credit instruments and other financial instruments	445,794	1,305,032
Credit impairment charges on loans and advances , net	(113,871)	(161,369)
Net interest margin and valuation on financial instruments after impairment on loans and off balance sheet credit instruments and other financial instruments	331,923	1,143,663
Total fees and commissions, net	98,452	257,453
Other operating income	18,765	24,905
Dividends and net income on equity investments(2)	(40,539)	8,561
Goodwill impairment(3)	(119,278)	(5,022,822)
Operating expenses	(315,979)	(909,939)
(Loss) / Profit before tax	(26,656)	(4,498,179)
Income tax(4)	(9,044)	1,491,539
Net (Loss) / income	(35,700)	(3,006,640)
(1) On June 30, 2026, the sale of Banistmo S.A. was completed. As a result of the closing, Grupo Cibest transferred to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), 100% of the shares of Banistmo in exchange for the agreed and previously disclosed purchase price.
(2) In 2026, included the reclassification of accumulated OCI of COP (77,482) and net dividends received of COP 36,597.
(3) The impairment recognized in goodwill corresponds to the loss in value determined in the period in connection with the sale of Banistmo S.A., the cash-generating unit (CGU) to which such goodwill had been allocated. In accordance with the applicable standard, goodwill was classified as an intangible asset with an indefinite useful life and was therefore not amortized and was subject to impairment testing semiannually or when there were additional indications of impairment. In prior annual analyses, the calculated value in use exceeded the carrying amount, and therefore there was no impairment to recognize. However, the agreed sale price in the transaction constitutes new observable evidence establishing a fair value lower than the CGU’s carrying amount, generating an impairment loss for the period in accordance with IFRS requirements.
(4) For December 31, 2025 included Deferred tax of discontinued operations for COP 1,567,226.
NOTE 24. SUBSEQUENT EVENTS
Approval of Consolidated Financial Statements
These Condensed Consolidated Interim Financial Statements were approved by Chief Executive Financial for publication at November 9, 2026. The Financial Statements have been not audited.
On October 1, 2026, Bancolombia S.A., a subsidiary of Grupo Cibest, entered into an agreement with Logistic Properties of the Americas (LPA) for the acquisition of a portfolio of five (5) logistics warehouses located in Parque Logístico Calle 80, in Tenjo, Cundinamarca. The agreed purchase price amounts to COP 500,000. The closing of the transaction remains subject to the satisfaction of the conditions established for completion.

On October 2, 2026, Bancolombia S.A., a subsidiary of Grupo Cibest S.A., entered into an agreement with Fondo de Inversión Colectiva Inmobiliario Cerrado Inmoval and HNN Arango & Cía. S.A.S. for the acquisition of 100% of the trust rights of Patrimonio Autónomo Rivana Business Park Etapa 2. These rights correspond to real estate units in the office tower and commercial premises located in Tower 2 of the Rivana Business Park project in the city of Medellín. The total transaction value amounted to COP 258,875. The agreed closing conditions were fulfilled and the transaction was completed on October 29, 2026, the date on which the effective transfer of the acquired trust rights took place.

RISK MANAGEMENT
Through September 2026, the global economy has been marked by rising inflationary risks, a more restrictive monetary policy stance among central banks in advanced economies, and heightened geopolitical uncertainty stemming from the conflict in the Middle East. Although energy markets have experienced temporary periods of relief, risks of disruptions to oil and gas supplies persist, intensifying volatility in international energy prices and contributing to sustained inflationary pressures across several economies. Against this backdrop, the strength of the U.S. dollar, increased global risk aversion, and tighter financial conditions continue to pose significant challenges to global economic growth and, particularly, to emerging economies.

Credit risk
Credit risk represents the likelihood that the Group may incur financial losses due to a counterparty, issuer, or debtor failing to meet their contractual obligations. It also encompasses losses resulting from credit rating downgrades, reduced earnings and returns, concessions granted during debt restructurings, and recovery-related costs.

The information below contains the maximum exposure to credit risk for the periods ending September 30, 2026 and December 31, 2025:

September 30, 2026

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	247,315,730	13,820,530	12,451,243	273,587,503
Commercial	140,416,950	4,534,642	6,555,539	151,507,131
Consumer	47,403,970	4,259,527	2,909,387	54,572,884
Mortgage	33,298,108	1,700,631	1,645,888	36,644,627
Small Business Loans	935,476	128,248	72,531	1,136,255
Financial Leases	25,261,226	3,197,482	1,267,898	29,726,606
Off-Balance Sheet Exposures	47,552,499	550,108	368,206	48,470,813
Financial Guarantees	6,849,305	55,473	76,984	6,981,762
Loan Commitments	40,703,194	494,635	291,222	41,489,051
Loss Allowance	(2,425,881)	(2,523,053)	(8,926,256)	(13,875,190)
Total	292,442,348	11,847,585	3,893,193	308,183,126
December 31, 2025

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	230,529,201	13,291,069	12,533,711	256,353,981
Commercial	128,900,017	3,789,022	6,938,883	139,627,922
Consumer	45,368,880	4,597,424	2,787,242	52,753,546
Mortgage	31,451,240	1,551,976	1,413,156	34,416,372
Small Business Loans	885,674	120,330	57,008	1,063,012
Financial Leases	23,923,390	3,232,317	1,337,422	28,493,129
Off-Balance Sheet Exposures	45,080,299	398,436	439,419	45,918,154
Financial Guarantees	6,385,687	16,589	152,549	6,554,825
Loan Commitments	38,694,612	381,847	286,870	39,363,329
Loss Allowance	(2,126,247)	(2,321,812)	(9,043,389)	(13,491,448)
Total	273,483,253	11,367,693	3,929,741	288,780,687
The maximum exposure to credit risk from the loan portfolio and finance lease operations corresponds to their carrying amount at the end of the period, without considering any collateral received or other credit enhancements.
The maximum exposure to credit risk from off-balance sheet positions includes financial guarantees, rate and credit line commitments, and available credit facilities granted at the end of the period, without considering any collateral received or other credit enhancements.

Credit Risk Management - Loans and Advances
As of the end of the third quarter of 2026, the economies of Colombia, Guatemala, and El Salvador continued to exhibit favorable economic conditions, although trends varied across countries. In Colombia, economic growth was primarily supported by domestic demand and labor market conditions, amid higher inflationary pressures, restrictive monetary conditions, and fiscal challenges. The appreciation of the Colombian peso, together with robust domestic demand, also supported import growth, while exports continued to perform favorably, primarily driven by sales of fuels and extractive industry products, with varying performance across agricultural, food, and manufacturing exports. In Guatemala, economic activity remained favorable, supported by domestic demand, trade, manufacturing, and construction, as well as remittance inflows, which continued to support household consumption, despite higher inflation. Finally, El Salvador experienced an acceleration in economic activity, mainly supported by investment and construction, amid higher inflationary pressures associated, among other factors, with developments in food and energy prices. At the same time, trends in fuel prices and the cost of imported energy continued to be relevant factors affecting the trade balance. Overall, El Niño continued to be a factor requiring monitoring due to its potential effects on agricultural activity, energy availability and costs, and food prices, with potential implications for inflation and economic growth.

In a highly competitive financial market and an uncertain environment, we prioritize credit-cycle decisions that support the stability of the portfolio’s risk profile. This is achieved through the continuous improvement of the processes, models, and methodologies used at each stage of the credit cycle. This approach is supported by an agile and forward-looking response to changes in economic conditions, enabling proactive adjustments to risk appetite and helping to protect the Group’s financial soundness.

Credit risk management for the different types of lending activities carried out by the entities of Group is performed in accordance with the Group Credit Risk Management Framework approved by the Board of Directors. This framework sets out corporate definitions and general criteria to assess, measure, monitor, control, and mitigate credit risk through the implementation of policies, guidelines, and methodologies across the credit cycle.

a.Credit Quality Analysis - Loans and Financial Leases
As of September 30, 2026, Cibest Corporate Group's loan portfolio totaled COP 273.6 trillion, representing a 6.7% increase in the Colombian peso-denominated portfolio balance from COP 256.4 trillion as of December 2025. The increase was primarily driven by growth in the commercial loan portfolio across the different regions, particularly in Colombia, and, to a lesser extent, by growth in the mortgage and consumer loan portfolios in Colombia. The overall increase occurred despite the appreciation of the Colombian peso against the U.S. dollar, which reduced the Colombian peso equivalent of the U.S. dollar-denominated loan portfolio.

The 30-day past due loan ratio (consolidated) at stood at 3.89% as of September 2026, compared with 3.95% as of December 2025. The improvement was driven by growth in the commercial loan portfolio, mainly in Bancolombia S.A.’s Corporate segment, whose balance grew at a faster rate than past-due balances. Meanwhile, the consumer and mortgage loan portfolios recorded higher past-due levels in Colombia and El Salvador and lower levels in Guatemala, amid inflationary pressures and challenging macroeconomic and geopolitical conditions. Cibest Corporate Group continues to actively manage its portfolios through prevention, mitigation and recovery strategies aimed at anticipating risk materialization and preserving overall credit quality.

Special Customer Administration

In order to monitor credit risk associated with customers, Cibest Corporate Group has established Special Customer Administration (AEC) Committees by business segment and geographic region to identify events that can lead to a reduction in borrowers’ ability to pay. Generally, customers with good credit behavior could be included in the watch list in case of detecting any event that can lead to future financial difficulties to repay their loans; for instance, internal factors such as the economic activity and sector, financial weakness, impacts of macroeconomic conditions, changes in corporate governance and other situations that could affect customers’ business. The amount and allowance of customer included in the described watch list, as of September, 2026 and December, 2025 is shown below:

September 30, 2026

Watch List
In millions of COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	8,408,109	1.00%	84,065
Level 2 – Medium Risk	3,638,389	9.55%	347,505
Level 3 – High Risk	1,964,706	51.97%	1,021,092
Level 4 – High Risk DOC (1)	4,334,061	72.89%	3,159,216
Total	18,345,265	25.14%	4,611,878
(1) DOC: Origination and Collections Department.
December 31, 2025

Watch List
December 31, 2025
In millions of COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	11,243,787	0.61%	68,609
Level 2 – Medium Risk	3,242,865	7.19%	233,252
Level 3 – High Risk	2,084,682	59.12%	1,232,457
Level 4 – High Risk DOC (1)	4,602,690	72.27%	3,326,436
Total	21,174,024	22.96%	4,860,754
(1) DOC: Origination and Collections Department.
b.Risk Concentration – Loans and Advances
•Concentration of loan by maturity
The following table shows the ranges of maturity for the credit loans and financial leases, according for the remaining term for the completion of the contract of loans and financial leases at the end of September, 2026 and December, 2025:

September 30, 2026
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	38,018,616	68,611,982	42,678,457	2,198,076	151,507,131
Corporate	21,330,887	39,557,530	21,772,031	1,712,370	84,372,818
SME	3,710,835	8,157,777	1,158,854	83,351	13,110,817
Others	12,976,894	20,896,675	19,747,572	402,355	54,023,496
Consumer	1,373,246	36,146,012	16,828,335	225,291	54,572,884
Credit card	7,060	11,153,934	1,981,105	-	13,142,099
Vehicle	207,067	2,698,899	2,280,465	397	5,186,828
Payroll-deducted loans	68,034	1,773,018	4,911,565	416	6,753,033
Others	1,091,085	20,520,161	7,655,200	224,478	29,490,924
Mortgage	66,841	1,043,969	11,079,669	24,454,148	36,644,627
VIS	20,987	333,573	3,391,639	10,857,061	14,603,260
Non-VIS	45,854	710,396	7,688,030	13,597,087	22,041,367
Financial Leases	2,616,892	9,781,004	13,017,606	4,311,104	29,726,606
Small business loans	53,453	1,046,332	35,596	874	1,136,255
Total gross loans and financial leases	42,129,048	116,629,299	83,639,663	31,189,493	273,587,503

December 31, 2025
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	37,701,890	59,704,817	39,337,022	2,884,193	139,627,922
Corporate	20,753,064	33,460,016	19,965,253	1,828,625	76,006,958
SME	4,070,363	8,539,793	1,060,389	186,436	13,856,981
Others	12,878,463	17,705,008	18,311,380	869,132	49,763,983
Consumer	5,393,052	34,827,883	12,296,414	236,197	52,753,546
Credit card	39,952	10,351,902	2,088,614	3,451	12,483,919
Vehicle	136,130	2,704,055	1,955,420	365	4,795,970
Payroll-deducted loans	2,209,043	1,812,470	2,800,720	12,514	6,834,747
Others	3,007,927	19,959,456	5,451,660	219,867	28,638,910
Mortgage	820,792	983,691	10,696,429	21,915,460	34,416,372
VIS	19,358	300,678	3,002,419	9,851,053	13,173,508
Non-VIS	801,434	683,013	7,694,010	12,064,407	21,242,864
Financial Leases	2,283,462	8,690,954	13,328,370	4,190,343	28,493,129
Small business loans	53,098	987,314	20,720	1,880	1,063,012
Total gross loans and financial leases	46,252,294	105,194,659	75,678,955	29,228,073	256,353,981

_______________________________________________________
2VIS: Social Interest Homes, corresponds to mortgage loans granted by the financial institutions of amounts less than 135 minimum wages.
•Concentration by past due days
The following table shows the loans and financial leases according to past due days for the periods ending on September, 2026 and December, 2025. Loans or financial leases are considered past due if it is more than one month overdue (i.e. 31 days):

September 30, 2026
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	147,600,825	426,039	187,289	744,277	2,548,701	151,507,131
Consumer	51,279,379	1,404,361	451,898	1,240,817	196,429	54,572,884
Mortgage	34,329,629	823,338	199,253	535,001	757,406	36,644,627
Financial Leases	28,713,757	324,259	55,157	219,153	414,280	29,726,606
Small Business Loan	1,025,965	45,572	16,663	42,615	5,440	1,136,255
Total	262,949,555	3,023,569	910,260	2,781,863	3,922,256	273,587,503

December 31, 2025
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	135,330,887	426,990	156,363	869,610	2,844,072	139,627,922
Consumer	49,805,549	1,224,406	407,456	1,100,716	215,419	52,753,546
Mortgage	32,463,354	646,147	166,300	477,855	662,716	34,416,372
Financial Leases	27,648,328	211,469	39,547	179,284	414,501	28,493,129
Small Business Loan	975,530	37,438	12,584	31,764	5,696	1,063,012
Total	246,223,648	2,546,450	782,250	2,659,229	4,142,404	256,353,981
•Concentration of loans by economic sector

The following table contains the detail of the portfolio of loans and financial leases by main economic activity of the borrower for the periods ending on September, 2026 and December, 2025:

September 30, 2026
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,960,197	1,247,436	7,207,633
Petroleum and Mining Products	2,531,680	266,851	2,798,531
Food, Beverages and Tobacco	8,941,823	1,853,063	10,794,886
Chemical Production	4,810,463	286,784	5,097,247
Government	12,865,806	9,032	12,874,838
Construction	12,058,254	6,230,723	18,288,977
Commerce and Tourism	30,918,219	3,760,431	34,678,650
Transport and Communications	12,190,813	462,168	12,652,981
Public Services	16,717,244	1,121,738	17,838,982
Consumer Services	77,563,289	15,447,545	93,010,834
Commercial Services	38,948,891	5,497,612	44,446,503
Other Industries and Manufactured Products	9,351,793	4,545,648	13,897,441
Total	232,858,472	40,729,031	273,587,503

December 31, 2025
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,065,174	1,454,157	6,519,331
Petroleum and Mining Products	2,130,531	357,951	2,488,482
Food, Beverages and Tobacco	8,825,753	1,892,783	10,718,536
Chemical Production	5,016,379	327,950	5,344,329
Government	12,277,316	8,399	12,285,715
Construction	12,668,236	6,276,866	18,945,102
Commerce and Tourism	27,512,932	4,127,906	31,640,838
Transport and Communications	12,508,329	306,414	12,814,743
Public Services	14,642,893	1,273,641	15,916,534
Consumer Services	69,086,088	16,617,819	85,703,907
Commercial Services	35,957,673	4,211,895	40,169,568
Other Industries and Manufactured Products	9,469,462	4,337,434	13,806,896
Total	215,160,766	41,193,215	256,353,981
c.Credit Risk Management – investment financial instruments:
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Group follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:

•Term Limits.
•Credit Limits.
•Trading limits
•Master Agreement.
•Margin Agreements.
•Counterparty Alerts.

d.Credit Quality Analysis - investment financial instruments:
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Group relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Group.

External credit rating system: is divided by the type of rating applied to each instrument or counterparty; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each Credit rating agency uses.

Internal credit rating system: The “ratings or risk profiles” scale is created with a range of levels that go from low exposure to high exposure (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: All investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: All speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: All positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

Credit Quality Analysis of the Group

Maximum Exposure to Credit Risk
In millions of COP
	Debt instruments		Equity		Other financial instruments(1)		Derivatives(2)
	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025
Low Risk	3,453,058	6,753,154	1,318	415	-	-	531,571	630,738
Medium Risk	38,792,219	24,402,902	1,328,111	1,143,337	14,567	19,014	1,190,648	659,717
High Risk	1,496,228	1,683,992	509	15,026	2,581	-	12,560	1,794
Without Rating	-	-	367,119	304,844	9,939	11,271	93,276	16,495
Total	43,741,505	32,840,048	1,697,057	1,463,622	27,086	30,285	1,828,055	1,308,744
(1)Corresponds to convertible notes or agreements granting the right to acquire shares in the future, commonly referred to as Simple Agreements for Future Equity (SAFEs)
(2)For derivatives transactions counterparty risk is disclosed as long as the valuation is positive.

Risk exposure by credit rating

Maximum Exposure to Credit Risk
In millions of COP
	Other financial instruments(1)
	September 30, 2026	December 31, 2025
Sovereign Risk	28,749,284	15,380,169
AAA	8,755	2,247,310
AA+	2,455,667	3,618,196
AA	18,779	27,534
AA-	457,591	187,873
A+	163,831	165,838
A	214,814	371,477
A-	120,746	254,259
BBB+	42,225	10,914
BBB	68,426	115,728
BBB-	435,112	385,178
BB+	2,111,331	10,531,642
BB	432,718	219,486
BB-	10,032,212	93,672
Other	1,511,878	1,700,813
Not rated	470,334	332,610
Total	47,293,703	35,642,699
(1) Internal homologation.

•Financial credit quality of other financial instruments that are not in default nor impaired in value
Debt instruments: 100% of the debt instruments are not in default.
Equity: The positions do not represent significant risks.
Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.

•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk
In millions of COP
	Maximum Exposure		Collateral		Net Exposure
	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025
Debt instruments	43,741,505	32,840,048	(10,996,326)	(2,529,186)	32,745,179	30,310,862
Derivatives	1,828,055	1,308,744	(850,158)	(726,801)	977,898	581,943
Equity	1,697,057	1,463,622	-	-	1,697,057	1,463,622
Other financial instruments	27,086	30,285	-	-	27,086	30,285
Total	47,293,703	35,642,699	(11,846,483)	(3,255,987)	35,447,220	32,386,712
Note: Derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December 2025 was COP 726,801 and in September 2026 was COP 850,158. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.

Collateral- investment financial instruments

Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Group, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by Citibank N.A.. This entity acts as the independent third party in international margin calls, enabling more efficient management of the collateral provided and received in the course of investment activities involving derivative instruments.
Collateral adjustments for margin agreements: The adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.

e.Credit risk concentration - investment financial instruments:
At the end of the period, the Group's positions did not exceed the concentration limit.

Country Risk

1 A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over-the-counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

This risk refers to the possibility of incurring losses from financial transactions abroad due to a deterioration in the economic and/or sociopolitical conditions of the host country, whether caused by restrictions on currency transfers or by factors not attributable to the host country’s commercial and financial conditions. This definition includes, among others, sovereign risk (SR) and transfer risk (TR).

To ensure adequate management of country risk associated with the long-term investments made by Cibest Corporate Group in jurisdictions other than Colombia, where the holding company is based, at the Corporate Vice Presidency of Risk develops the guidelines, processes, and methodologies that define the materiality of such investments and enable the periodic management of the country risk to which they are exposed.

As a result of the application of these guidelines, as of September 2026, no alerts were issued for any of the investments assessed relative to the values recorded as of December 2025. Additionally, the value of the investments comprising the assessed portfolio experienced natural variations associated with earnings accumulation, declared dividends, and the appreciation of the Colombian peso against the U.S. dollar.

Market risk
Market risk refers to the possibility of incurring losses due to changes in equity prices, interest rates, exchange rates, and other indicators whose values are determined in public markets. It also encompasses the probability of unexpected changes in net interest income and the economic value of equity resulting from fluctuations in market interest rates.

Cibest Corporate Group currently measure the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division, using a VaR methodology established in accordance with “Chapter I, Annex VI of the Basic Financial Circular”, issued by the Financial Superintendency of Colombia.

The VaR methodology established by “Chapter I of the Basic Financial Circular” is based on the model recommended by the Amendment to the Capital Accord to Incorporate Market Risks of Basel Committee of 2005, which focuses on the treasury book and excludes those investments classified as amortized cost which are not being given as collateral and any other investment that comprises the banking book. In addition, the methodology aggregates all risks by the use of correlations, through an allocation system based on defined zones and bands, affected by given sensitivity factors.
Cibest Corporate Group use different models with the purpose of measure risk exposure and the portfolio diversification effect, the main metrics are: i) the standard methodology required by the Financial Superintendence of Colombia, is established by “Chapter I of the Basic Financial Circular”, and ii) the internal methodology of historical weighted simulation, which use a confidence level of 99%, a holding period of 10 days, a time frame of 250 business days and hierarchical VaR limits.
The guidelines and principles of the Group´s Market Risk Management have been keeping in accordance with disclose of December 31, 2025.
Total market risk exposure increased by 6.4%, from COP 1,213,155 in December 2025 to COP 1,290,216 in September 2026. This change is primarily attributable to greater exposure to the exchange rate factor, due to an increase in U.S. dollar-denominated positions. In addition, the interest rate factor showed an increase, driven by greater exposure of the securities in the portfolio.

The following table presents the total change in market risk and other risk factors:

September 2026
In millions of COP
Factor	End of Period	Average	Maximum	Minimum
Interest rate	555,378	565,948	634,551	494,080
Exchange rate	281,285	282,603	375,314	291,248
Stock price	369,574	410,542	433,285	401,917
Collective investment funds	83,979	79,811	75,465	76,533
Total Value at Risk	1,290,216	1,338,904

December 2025
In millions of COP
Factor	End of Period	Average	Maximum	Minimum
Interest rate	534,919	552,803	499,712	524,034
Exchange rate	182,077	282,154	751,796	79,062
Stock price	407,177	380,326	367,615	375,015
Collective investment funds	88,982	51,683	35,781	36,608
Total Value at Risk	1,213,155	1,266,967
*As of September 30, 2026, the proprietary cryptocurrency portfolio of Wenia amounted to USD 1,000, with a Value at Risk (VaR) of USD 14. The VaR was calculated using an internal methodology based on a Dynamic Conditional Correlation (DCC) GARCH model, with a one-day time horizon and a 99% of confidence level.

In September, Nequi’s Internal Value at Risk (VaR) temporarily exceeded its defined risk appetite level, primarily driven by increased U.S. dollar exposure generated in the ordinary course of business. The breach was promptly addressed, with VaR returning within the established risk appetite the following day. No breaches of approved limits were reported for any of the Group’s other entities.

This exposure has been permanently monitored by the Board of Directors and is an input for the decision-making process to preserve the stability in the Group.

Non-trading instruments market risk measurement
The banking book’s relevant risk exposure is interest rate risk, which is the probability of unexpected changes in net interest income or in the economic value of equity as a result of a change in market interest rates. Changes in interest rates affect the Group’s earnings because of timing differences on the repricing of the assets and liabilities. The Group manages the interest rate risk arising from banking activities in non-trading instruments by analyzing the interest rate mismatches between its interest earning assets and its interest bearing liabilities, and estimates the impact on the net interest income and the economic value of equity. The foreign currency exchange rate exposures arising from the banking book are provided to the Treasury Division where these positions are aggregated and managed.
•Interest Risk Exposure (Banking Book)
The Group has performed a sensitivity analysis of market risk sensitive instruments estimating the impact on the net interest income of each position in the banking book, using a repricing model and assuming positive parallel shifts of 100 basis points (bps).
The table 1 provides information about Group’s interest rate sensitivity for the statement of financial position items comprising the banking book.

Table 1. Sensitivity to Interest Rate Risk of the Banking Book
The chart below provides information about Group’s interest rate risk sensitivity in local currency (COP) at September 30, 2026 and December 31, 2025:

Local currency	September 30, 2026	December 31, 2025
In millions of COP
Assets sensitivity 100 bps	1,332,437	1,314,604
Liabilities sensitivity 100 bps	819,780	870,619
Net interest income sensitivity 100 bps	512,657	443,985
The chart below provides information about Group’s interest rate risk sensitivity in foreign currency (US dollars) at September 30, 2026 and December 31, 2025:

Foreign currency	September 30, 2026	December 31, 2025
In thousands of USD
Assets sensitivity 100 bps	76,719	95,344
Liabilities sensitivity 100 bps	81,103	110,682
Net interest income sensitivity 100 bps	(4,384)	(15,337)
A positive net sensitivity denotes a higher sensitivity of assets than of liabilities and implies that a rise in interest rates will positively affect the Group´s net interest income. A negative sensitivity denotes a higher sensitivity of liabilities than of assets and implies that a rise in interest rates will negatively affect the Group´s net interest income. In the event of a decrease in interest rates, the impacts on net interest income would be opposite to those described above.
Total Exposure:
As of September 30, 2026, the net sensitivity of the banking book in local currency to parallel shifts of 100 basis points in interest rates was COP 512,657, representing an increase of COP 68,672 compared to December 2025. This increase was mainly driven by the growth of Bancolombia’s commercial loan portfolio and a higher offsetting effect from wholesale savings account balances and term deposits at the same entity.

On the other hand, the sensitivity of the Net Interest Margin (NIM) in foreign currency to a parallel shift of 100 basis points in interest rates decreased by USD 10.9 million between December 31, 2025 and September 30, 2026, reaching - USD 4.3 million. This decrease was mainly driven by the reduction in exposure following the sale of Banistmo in June 2026, as well as by growth in Bancoagrícola’s commercial loan portfolio.

•Assumptions and Limitations
Net interest income sensitivity analysis is based on the repricing model and considers the following key assumptions: (a) The effects of new transactions, defaults, and other events are not considered, (b); the fixed rate instruments sensitivity, includes the amounts with maturity lower than one year and assumes these will be disbursed at market interest rates and (c) changes in interest rate occur immediately and parallel in the yield curves from assets and liabilities for different maturities.

Liquidity risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.
During the analysis period, Cibest Corporate Group maintained sufficient liquidity levels, enabling it to comply with all internal and regulatory indicators. Likewise, liquidity monitoring did not report any alerts indicating potential risk, and liquid assets comfortably exceeded the limits established to cover the Group's requirements.
a.Liquidity risk exposure
To estimate liquidity risk, a liquidity coverage ratio is calculated to ensure that the liquid assets held are sufficient to cover potential net cash outflows over 30 days. This ratio enables the Group to meet its liquidity coverage requirements for the coming month. The liquidity coverage ratio is presented as follows:

Liquidity Coverage Ratio	September 30, 2026	December 31, 2025
Liquidity Requirement 30-days	26,211,450	25,449,163
Liquid Assets	51,748,747	62,298,491
Liquidity coverage ratio(1)	197.43%	244.80%

The coverage ratio decreased from 244.80% in December 2025 to 197.43% in September 2026. This decrease is primarily mainly driven by lower liquid assets at Bancolombia S.A., reflecting loan portfolio growth and the dynamics associated with Nequi’s separation. In addition, cash outflows from contractual maturities increased, particularly those related to term deposits (CDTs) at Bancolombia and Bancolombia Panama.
One of Cibest Corporate Group’s main guidelines is to maintain a strong liquidity position. Accordingly, the Risk Committee has approved a methodology for determining the minimum level of liquid assets, calculated based on liquidity requirements. This approach aims to ensure the proper functioning of banking and financial service activities—such as loan disbursements and deposit withdrawals—while protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by the Group:

Liquid Assets(1)	September 30, 2026	December 31, 2025
High quality liquid assets(2)
Cash	23,681,288	26,625,173
High quality liquid securities	23,954,600	25,531,243
Other Liquid Assets
Other securities(3)	4,112,859	10,142,076
Total Liquid Assets	51,748,747	62,298,492

(1) Liquid Assets:Liquid assets are those that are easily realizable and form part of the entity's portfolio, or those received as collateral in active money market operations, provided they have not been subsequently used in passive money market operations and are free from any mobility restrictions. This category includes: cash, holings in open-ended collective investment funds without a minimum holding period, and negotiable investments available for sale in fixed-income securities.
(2) High-Quality Securities:These include cash and liquid assets accepted by the Central Bank for its monetary expansion and contraction operations.
(3) Other Liquid Assets:This category includes liquid assets that do not meet the quality criteria mentioned above.

Contractual maturities of financial assets and liabilities

Below are the contractual maturities of principal and interest for Cibest Corporate Group’s financial assets:

Contractual maturities of financial assets – As of September 30, 2026

Financial Assets	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
September 30, 2026		In millions of COP
Cash and balances with central bank	23,254,568
Interbank borrowings - Repurchase agreements	2,087,726	292,512	14,727	20,572	20,132
Financial assets investments	2,718,292	18,702,711	11,200,841	6,336,554	4,036,738
Loans and advances to customers	12,566,402	92,223,778	109,764,193	65,272,198	109,436,411
Derivative financial instruments	86,974,654	10,998,683	2,854,994	1,249,830	1,429,304
Total financial assets	127,601,642	122,217,684	123,834,755	72,879,154	114,922,585

Contractual maturities of financial assets – As of December 31, 2025

Financial Assets	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
December 31, 2025		In millions of COP
Cash and balances with central bank	24,625,309
Interbank borrowings - Repurchase agreements	9,596,081	465,662	-	-	-
Financial assets investments	3,192,341	25,014,014	10,270,300	5,093,609	2,781,776
Loans and advances to customers	16,362,824	98,293,420	108,624,480	64,191,216	120,638,340
Derivative financial instruments	72,577,065	9,762,318	2,851,659	1,666,495	1,207,055
Total financial assets	126,353,620	133,535,414	121,746,439	70,951,319	124,627,171

Below are the contractual maturities of principal and interest for Cibest Corporate Group’s financial liabilities:

Contractual maturities of financial liabilities – As of September 30, 2026

Financial Liabilities	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
September 30, 2026	In millions of COP
Demand deposit from customers	169,232,441
Time deposits from customers	22,066,548	74,163,097	7,713,527	4,628,521	11,368,296
Interbank deposits-Repurchase agreements	7,516,202	319,275	-	-	-
Borrowings from other financial institutions	567,999	3,209,656	2,386,620	1,547,569	2,513,519
Debt securities in issue	75,924	747,871	2,861,256	1,054,984	3,895,121
Preferred Shares	-	-	-	-	-
Derivative financial instruments	87,315,904	11,983,505	3,379,853	1,364,615	1,729,836
Total financial liabilities	286,775,018	90,423,404	16,341,255	8,595,689	19,506,773

Contractual maturities of financial liabilities – As of December 31, 2025

Financial Liabilities	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
December 31, 2025	In millions of COP
Demand deposit from customers	174,901,209
Time deposits from customers	23,783,630	69,380,898	10,062,892	6,665,040	11,764,550
Interbank deposits-Repurchase agreements	940,817	390,690	-	-	-
Borrowings from other financial institutions	928,935	8,296,960	6,639,834	1,330,886	3,347,493
Debt securities in issue	683,998	2,584,102	5,011,604	3,965,631	699,430
Preferred Shares	-	-	-	-	583,477
Derivative financial instruments	71,016,919	10,059,979	2,938,120	1,843,291	2,310,372
Total financial liabilities	272,255,508	90,712,629	24,652,450	13,804,847	18,705,321

Financial guarantees

Below are the financial guarantees:

September 30, 2026	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
In millions of COP
Financial guarantees	1,128,735	4,141,008	1,034,555	622,754	54,711

December 31, 2025	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
In millions of COP
Financial guarantees	759,832	3,860,361	1,249,931	632,287	52,414